Filed Pursuant to Rule 424(b)(3)
Registration No. 333-295104

PROSPECTUS

2,810,861 Shares of Common Stock, 2,100,000 Warrant Shares issuable upon exercise of
Pre-Funded Warrant and 1,333,333 Warrant Shares issuable upon exercise of a Warrant

VisionWave Holdings, Inc.

This prospectus relates to the disposition from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of VisionWave Holdings, Inc. (“VisionWave,” “we,” “our” or “us”) of 6,244,194 shares of our common stock, par value $0.01 per share (our “Common Stock”) including (i) 2,810,861 issued pursuant to the Exchange Agreement and the Blade Ranger Agreement as described below, , (ii) 2,100,000 shares of Common Stock issuable upon exercise of Pre-Funded Warrants issued or to be issued pursuant to the Blade Ranger Agreement and (iii) 1,333,333 shares of Common Stock issuable pursuant to a Warrant held by YA II PN Ltd.

SaverOne Transaction

On January 26, 2026, VisionWave entered into a definitive Exchange Agreement (the "Exchange Agreement") with SaverOne 2014 Ltd., an Israeli company whose American Depositary Shares are listed on The Nasdaq Stock Market ("SaverOne"). The Exchange Agreement provided for a three-stage equity exchange and strategic collaboration under which VisionWave could acquire up to approximately 51% of SaverOne's issued and outstanding ordinary shares on a fully diluted basis, and under which SaverOne could acquire shares of VisionWave common stock having an aggregate economic value of up to $7.0 million, in each case subject to milestone achievement, staged issuance, price-based adjustments and compliance with Nasdaq listing rules. The number of shares of VisionWave common stock issued at each closing was determined based on the five-day VWAP immediately preceding that closing (the "VWAV Average Price").

All three closings under the Exchange Agreement have occurred. VisionWave completed the Stage 1 Closing on March 5, 2026, and completed the Stage 2 Closing (the Milestone 1 Exchange) and the Stage 3 Closing (the Milestone 2 Exchange) on June 22, 2026. The three stages were completed as follows:

● Stage 1. On March 5, 2026, in exchange for 365,610 shares of VisionWave Common Stock (the "Stage 1 VisionWave Shares") having an aggregate value of approximately $2.74 million (calculated based on the VWAV Average Price of $7.5031 per share), SaverOne issued to VisionWave 148,584 restricted ADSs (representing 6,418,828,800 restricted ordinary shares), representing 19.99% of SaverOne's issued and outstanding share capital (fully diluted) as of the effective date of the Exchange Agreement. VisionWave also issued the corresponding shares issuable to SaverOne management at the Stage 1 Closing pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 2. Upon achievement of the first operational integration milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $2.74 million, SaverOne issued to VisionWave ADSs representing an additional 19.99% of SaverOne's outstanding share capital (fully diluted) (the "Stage 2 Closing"). The consideration issued at the Stage 2 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 3. Upon achievement of the commercial or defense pilot milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $1.51 million, SaverOne issued to VisionWave ADSs representing an additional 11.02% of SaverOne's outstanding share capital (fully diluted) (the "Stage 3 Closing"). The consideration issued at the Stage 3 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (21.62%). The shares of VisionWave Common Stock issued in respect of the Stage 2 and Stage 3 Closings were issued to SaverOne on June 24, 2026 and totaled 1,310,861 shares.

Although the Stage 3 Closing would otherwise have resulted in VisionWave owning approximately 51% of SaverOne, in connection with the Stage 2 and Stage 3 Closings VisionWave assigned to Adrian Holdings S.R.L. its right to receive 14,843,945,442 of the SaverOne ordinary shares otherwise issuable to it, and those shares were issued directly to Adrian, reducing the outstanding principal amount of the promissory note previously issued to Adrian by approximately $1.43 million. As a result, VisionWave beneficially owns approximately 41% of SaverOne's issued and outstanding ordinary shares. VisionWave does not control SaverOne, does not consolidate SaverOne in its financial statements, and accounts for its investment in SaverOne under the equity method of accounting. The transaction establishes SaverOne as the core operating platform for VisionWave's radio-frequency (RF) defense and security technologies, supported by a non-exclusive, worldwide license to certain VisionWave RF intellectual property for defense and security applications.

Blade Ranger Transaction

On December 3, 2025, VisionWave entered into a Share Purchase Agreement (the “BladeRanger Agreement”) with BladeRanger Ltd., a company organized under the laws of Israel and listed on the Tel Aviv Stock Exchange under the ticker “BLRN” (“Blade Ranger”), and, solely for purposes of acknowledgment and certain covenants therein, Solar Drone Ltd., an Israeli corporation (the “Target Company”), which was amended on December 15, 2025. Pursuant to the BladeRanger Agreement, VisionWave acquired all of the issued and outstanding shares of the Target Company (the “Acquisition”) from Blade Ranger in consideration for the issuance by VisionWave to Blade Ranger (or its designee(s)) of 1,500,000 shares of VisionWave’s Common Stock (the “Buyer Shares”) and 300,000 Pre-Funded Common Stock Purchase Warrants (the “Initial PFWs”). Further, if the average daily volume-weighted average price (“VWAP”) of VisionWave’s Common Stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Buyer Shares and Warrant Shares is less than $12.00 per share then VisionWave shall issue Blade Ranger such number of Pre-Funded Common Stock Purchase Warrants (the “Additional PFWs” and together with the Initial PFWs, the “Pre-Funded Warrants”) equal the difference between (x) $21,600,000 divided by such average daily VWAP and (y) 1,800,000, to be issued within two Business Days following the effectiveness of such registration statement. The shares of Common Stock issuable pursuant to the Pre-Funded Warrants are herein after referred to as the “Warrant Shares”.

The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.01 per share (with the aggregate exercise price, except for such nominal amount, pre-funded to VisionWave) and will remain exercisable until exercised in full, subject to customary adjustments, beneficial ownership limitations (9.99%), and an exchange cap of 19.99% of VisionWave’s outstanding common stock prior to the initial exercise date unless shareholder approval is obtained pursuant to Nasdaq Listing Rule 5635. The Warrant Shares issuable upon exercise of the Pre-Funded Warrants are subject to the registration rights set forth in the Agreement.

Based on the closing price of the Company's Common Stock on The Nasdaq Stock Market on June 30, 2026 of $4.37 per share, and assuming such price were the average daily VWAP for the five Trading Day period immediately preceding the effectiveness of this registration statement, the Company would be required to issue to Blade Ranger approximately 3,142,792 Additional PFWs. Together with the 300,000 Initial PFWs, the Company would have issued an aggregate of approximately 3,442,792 Pre-Funded Warrants, each exercisable for one Warrant Share at a nominal exercise price of $0.01 per share. The actual number of Additional PFWs, and the resulting number of Warrant Shares, will depend on the average daily VWAP for the five Trading Day period immediately preceding effectiveness and could be materially greater if the trading price of the Common Stock declines. The Pre-Funded Warrants are subject to a 9.99% beneficial ownership limitation and a 19.99% exchange cap, unless stockholder approval is obtained under Nasdaq Listing Rule 5635.

YA II PN LTD. Financing

On February 26, 2026, the Company entered into a Letter Agreement (the “Letter Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to provide the Company with a $20,000,000 senior loan (the “Loan”) on the terms and conditions set forth therein.

The Loan is evidenced by a Promissory Note (the “Note”) in the original principal amount of $20,000,000, bearing 0% interest per annum (increasing to 18% upon an Event of Default as defined therein). The Note was issued at an original issue discount of 15%, resulting in gross proceeds to the Company of $17,000,000 (prior to deduction of a $25,000 structuring and due diligence fee), or $16,975,000 net cash received.

Concurrently with the issuance of the Note, the Company issued to the Investor a warrant (the “Warrant”) to purchase 1,333,333 shares of Common Stock at an exercise price of $9.00 per share, exercisable for a term of five years from issuance.

We are not selling any Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders except to the extent that the Pre-Funded Warrants are exercised, which proceeds would be nominal, or in the event the Warrant is exercised. For a description of the transactions pursuant to which this resale registration statement relates, please see “Prospectus Summary – The Offering.”

The Selling Stockholders will sell their Shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “VWAV.”

We are a smaller reporting company and a non-accelerated filer.

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 22, 2026.

i

ABOUT THIS PROSPECTUS

In this prospectus, the terms “VisionWave,” “we,” “our” or “us,” refer to VisionWave Holdings, Inc. and its subsidiaries on a consolidated basis, unless stated or the context implies otherwise. The use of the term “partner” or “partnering” in this prospectus does not mean or imply a formal legal partnership and is not meant in any way to alter the terms of our relationship with any third parties.

Neither we, nor any of our officers, directors, agents or representatives or underwriters, make any representation to you about the legality of an investment in our Common Stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Common Stock.

You should rely only on the information contained in this prospectus or in any amended prospectus that we may authorize to be delivered or made available to you. We and the underwriter have not authorized anyone to provide you with different information.

The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of shares of our Common Stock.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future results. Our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus.

Overview

VisionWave, through its own internal developments, various industry partnerships, and through its wholly owned subsidiaries VisionWave Technologies Inc., a Nevada corporation (“VisionWave Technologies”) and Solar Drone Ltd, an Israeli corporation (“Solar Drone”), is at the forefront of creating software and hardware solutions for UxV (Unmanned Vehicles including UAVs, UGVs and USVs – Aerial, Ground and Submersible) capabilities by integrating advanced artificial intelligence (AI) and autonomous solutions for both defense and aerospace applications, and commercial uses. Our technologies, both those available for sale and in development, — ranging from high-resolution radars and advanced vision systems; to radio frequency (RF) sensing technologies; to high-speed compute platforms; to payload management for various UxVs like drones and UGVs, seek to improve operational efficiency and precision dual markets; for military and homeland security applications, and for commercial use cases worldwide.

With headquarters, research and development (“R&D”) in the U.S., and offices in the U.S., Israel, the United Kingdom and France, VisionWave is seeking to position itself to serve global markets, offering defense and commercial solutions that address the evolving needs of security forces and commercial infrastructures across the world.

Since the formation of VisionWave Technologies on March 20, 2024, the Company has focused on the commercialization and customization of acquired and existing technologies, in defense, surveillance, and homeland security application; as well as commercial infrastructure uses of drones and other unmanned vehicles, for example, solar panel cleaning on large solar farms. VisionWave and the Company via VWAV BOCA JOM, LLC, currently holds a portfolio of patented solutions. As part of its commercialization efforts, VisionWave conducted simulated testing and validation for defense contractors to demonstrate the effectiveness of its technologies and has shipped and realized revenue through its wholly owned subsidiary Solar Drone. The ability to customize these solutions for specific client applications represents the final phase before large-scale deployment. subject to obtaining appropriate financing and large-scale purchase order of which there is no guarantee.

When VisionWave describes its products as “ready for deployment,” it refers to the technological capability to manufacture and deliver these products upon customer orders. Readiness does not imply existing inventory but instead reflects the ability to integrate technologies into customized solutions. Client-specific customizations (e.g., drone configurations, colors, or payload adaptations) are addressed through Non-Refundable Engineering (NRE) efforts post-order. As a result, no development costs were accrued before pilot orders and productions commenced.

VisionWave’ business model is built on innovation, strategic partnerships, manufacturing excellence, and collaboration, with the goal of enabling us to deliver solutions across the globe. VisionWave intends to license its proprietary technologies to defense contractors, government agencies, and industry leaders, enabling seamless integration into their systems and enhancing operational capabilities. Further, our products, including unmanned vehicles, advanced radar systems, and tactical platforms, will be sold directly to defense, homeland security, and industrial sectors, providing mission-critical solutions tailored to specific needs. We will also seek to develop strategic alliances and joint ventures, to co-develop customized solutions using our portfolio of advanced technologies. These partnerships drive innovation and expand our reach in global markets.

VisionWave has developed product lines that have reached the prototype phase are innovative products across three distinct categories, showcasing a portfolio designed to meet diverse market needs. Several of these products have reached technology readiness levels of proven through successful operations, indicating they are ready for deployment and at production readiness levels. These products are currently undergoing trials and demonstrations with targeted clients to validate performance, optimize functionality, and secure commercial orders, paving the way for potentially large-scale deployments.

Other products are in advanced stages of development, where they are being refined and validated in collaboration with partners to ensure operational reliability and compliance with client expectations. These efforts include conducting rigorous demonstrations for potential partners and customers to establish the solutions’ functionality, effectiveness, and scalability.

VisionWave is strategically focused on transitioning these products into manufacturing once customer requirements are fully addressed, final validations are completed, and operational readiness is confirmed.

This multi-faceted approach reflects VisionWave’ commitment to balancing immediate commercialization opportunities with ongoing innovation and development, ensuring the company remains responsive to evolving market demands while delivering solutions.

Recent Developments

For a full discussion of Recent Developments See “Business – Recent Developments”.

Since the date of the original filing of the registration statement of which this prospectus forms a part, the following additional material developments have occurred, each of which is described in greater detail under “Business — Recent Developments”:

• SaverOne Exchange Agreement — Stage 2 and Stage 3 Closings. On June 22, 2026, the Company and SaverOne consummated the Stage 2 and Stage 3 closings under the Exchange Agreement, and on June 24, 2026 the Company issued an aggregate of 1,310,861 shares of Common Stock to SaverOne as consideration. After giving effect to the closings and the assignment to Adrian described below, the Company beneficially owns approximately 41% of SaverOne, does not control SaverOne, will not consolidate SaverOne, and intends to account for its investment under the equity method.

• Meteor Aerospace Acquisition Agreement. On June 29, 2026, the Company entered into a binding agreement to acquire 51% of Meteor Aerospace Ltd. for aggregate consideration of approximately $20.4 million in Common Stock, based on a $40.0 million pre-money valuation and subject to closing conditions, including a live flight validation of Meteor’s Impact-700 unmanned aerial system.

• Foresight Autonomous Holdings Securities Exchange Agreement. On June 2, 2026, the Company entered into a Securities Exchange Agreement (the “Foresight Agreement”) with Foresight Autonomous Holdings Ltd. (“Foresight”), pursuant to which the Company will acquire, in two stages, newly issued ordinary shares of Foresight representing 52% of Foresight’s issued and outstanding share capital as of the Stage 1 Closing (the Stage 1 Closing Date”). With this proposed transaction, it is the goal of the Company to establish Foresight as the core operating platform for the Company’s RF-focused perception systems and related defense, homeland security and autonomous technology initiatives.

• VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd. On May 12, 2026, VisionWave Israel Ltd. (“VW Israel”), a wholly owned subsidiary of the Company, entered into a definitive Share Purchase and Shareholders Agreement (the “Agreement”) with Mr. Ian Paklida (the “Seller”), pursuant to which VW Israel agreed to acquire 60% of the issued and outstanding equity interests of VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd., both Israeli corporations.

• Proposed Data Center Joint Venture. On June 12, 2026, the Company entered into a term sheet with Lucky Whale Production Limited to form a joint venture to develop a Tier IV data center in Beth Shemesh, Israel, in which the Company would hold an effective indirect interest of approximately 51%, with consideration of approximately $40 million in Common Stock issuable to the land owner.

• T3 Defense Share Exchange. On May 17, 2026, the Company issued 475,492 shares of Common Stock (valued at approximately $2.658 million) to T3 Defense Inc. (Nasdaq: DFNS) in exchange for 6,000,000 shares of DFNS common stock.

• Adrian Holdings Assignment Agreement. On June 22, 2026, the Company assigned to Adrian Holdings S.R.L. its right to receive a portion of the SaverOne shares issuable at the Stage 2 and Stage 3 closings, reducing the outstanding principal of the Adrian Note by approximately $1.43 million.

• Management Changes. On June 1, 2026, Einav Eliraz was appointed Chief Financial Officer of VisionWave IL Ltd., and on June 11, 2026 the Company amended the employment agreement of Danny Rittman, its Chief Technology Officer / Chief Information Security Officer.

Failure to Redeem Public Shares

Pursuant to Bannix Acquisition Corp.’s amended and restated certificate of incorporation in effect from March 10, 2025, through the consummation of the Business Combination, Bannix Acquisition Corp. was required to redeem all remaining public offering shares no later than June 27, 2025 (ten business days after the June 14, 2025 deadline for consummating an initial business combination). Bannix Acquisition Corp. did not redeem the remaining public offering shares as required by its amended and restated certificate of incorporation and the Business Combination was subsequently consummated on July 14, 2025. The failure to redeem the remaining public shares was inconsistent with the disclosures in the prospectus for Bannix Acquisition Corp.’s initial public offering (filed September 14, 2021) and the combined prospectus and proxy statement for the Business Combination, which stated that if an initial business combination was not consummated by the applicable deadline, Bannix Acquisition Corp. would cease all operations except for the purpose of winding up, redeem all public shares, and liquidate and dissolve, subject to applicable law.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”). As an emerging growth company, we take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million, if we issue $1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed $1 billion. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Finally, at any time we may choose to opt-out of the emerging growth company reporting requirements. If we choose to opt out, we will be unable to opt back in to being an emerging growth company.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act, (ii) scaled executive compensation disclosures, and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Risk Factors Summary

An investment in our common shares involves a high degree of risk. You should carefully consider the risks summarized below. The risks are more fully discussed in the “Risk Factors” section of this prospectus.

●	Risks relating to our strategy, such as those associated with our ability to deploy capital effectively, execute our business strategy, compete in highly competitive markets, develop our new products and services, and protect our intellectual property.

●	Risks relating to our operations, such as those associated with our limited operating history, attracting and retaining experienced personnel, changes in technology and customer requirements, the adaption of our solutions by our customers, ability to manage growth and confront cybersecurity challenges.

●	Risks relating to our liquidity, including those associated with our ability to generate sufficient cash flow from operations, obtain additional funding on market terms to continue our current level of operations and growth, and forecast our cash needs.

●	Risks relating to compliance and regulation, including those associated with our ability to develop and maintain an effective system of internal controls, management’s ability to significantly influence matters submitted to our stockholders for approval, our ability to comply with current and future regulations.

●	Risks relating to this offering and investing in our Common Stock, including those associated with the limited public market for our common stock, the dilutive effect of our outstanding warrants on our common stockholders, our ability to maintain listing of our Common Stock on Nasdaq, government and FINRA rules to limit a stockholder’s ability to buy and sell our common stock, securities or industry analysts not following or negatively reporting on us, restrictions on third party seeking to acquire us, our dividend policy, restrictions on the exclusive forum for stockholders’ actions, the cost and our time devoted to being a public company, and our status as an “emerging growth company”.

Corporate Information

Our common stock is listed on Nasdaq under the symbol “VWAV” and our public warrants are listed on Nasdaq under the symbol “VWAVW”. Our principal executive office is located at 300 Delaware Avenue, Suite 210 #301, Wilmington, Delaware 19801, and our telephone number is 302.305.4790. Our operating office is located at 1063 Spaulding Ave., West Hollywood, CA 90046. Our website address is www.VWAV.inc. This website address is not intended to be an active link, and information on, or accessible through, our website is not incorporated by reference into this prospectus and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

THE OFFERING

This prospectus relates to the disposition by Selling Stockholders from time to time of 2,810,861 Shares of our Common Stock and up to 3,433,333 Warrant Shares.

Common stock offered by the Selling Stockholders	Up to 2,810,861 Shares of our Common Stock, up to 2,100,000 Warrant Shares issuable upon exercise of Pre-Funded Warrants and 1,333,333 Warrant Shares issuable upon exercise of Warrants held by certain of the Selling Stockholders.
Common Stock outstanding before Offering:	27,582,069
Use of Proceeds	All of the Shares sold pursuant to this prospectus will be offered and sold by the Selling Stockholders. We are not selling any Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders except to the extent that the Pre-Funded Warrants are exercised, which proceeds would be nominal, or in the event the Warrant to acquire 1,333,333 shares of common stock at $9.00 per share is exercised. See “Use of Proceeds.”
Offering Price	The Selling Stockholders may sell the Shares at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale. See “Plan of Distribution.”
Nasdaq Global Market Trading Symbol	“VWAV”

The number of shares of Common Stock outstanding is 27,582,069 as of July 7, 2026 and excludes the following:

●	6,762,736 shares of Common Stock issuable upon the exercise of outstanding warrants having an exercise price of $11.50 per share;

●	1,333,333 shares of Common Stock issuable upon the exercise of outstanding warrants having an exercise price of $9.00 per share; and

●	300,000 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants having an exercise price of $0.01 per share.

SaverOne Transaction

On January 26, 2026, VisionWave entered into a definitive Exchange Agreement (the "Exchange Agreement") with SaverOne 2014 Ltd., an Israeli company whose American Depositary Shares are listed on The Nasdaq Stock Market ("SaverOne"). The Exchange Agreement provided for a three-stage equity exchange and strategic collaboration under which VisionWave could acquire up to approximately 51% of SaverOne's issued and outstanding ordinary shares on a fully diluted basis, and under which SaverOne could acquire shares of VisionWave common stock having an aggregate economic value of up to $7.0 million, in each case subject to milestone achievement, staged issuance, price-based adjustments and compliance with Nasdaq listing rules. The number of shares of VisionWave common stock issued at each closing was determined based on the five-day VWAP immediately preceding that closing (the "VWAV Average Price").

All three closings under the Exchange Agreement have occurred. VisionWave completed the Stage 1 Closing on March 5, 2026, and completed the Stage 2 Closing (the Milestone 1 Exchange) and the Stage 3 Closing (the Milestone 2 Exchange) on June 22, 2026. The three stages were completed as follows:

● Stage 1. On March 5, 2026, in exchange for 365,610 shares of VisionWave Common Stock (the "Stage 1 VisionWave Shares") having an aggregate value of approximately $2.74 million (calculated based on the VWAV Average Price of $7.5031 per share), SaverOne issued to VisionWave 148,584 restricted ADSs (representing 6,418,828,800 restricted ordinary shares), representing 19.99% of SaverOne's issued and outstanding share capital (fully diluted) as of the effective date of the Exchange Agreement. VisionWave also issued the corresponding shares issuable to SaverOne management at the Stage 1 Closing pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 2. Upon achievement of the first operational integration milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $2.74 million, SaverOne issued to VisionWave ADSs representing an additional 19.99% of SaverOne's outstanding share capital (fully diluted) (the "Stage 2 Closing"). The consideration issued at the Stage 2 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 3. Upon achievement of the commercial or defense pilot milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $1.51 million, SaverOne issued to VisionWave ADSs representing an additional 11.02% of SaverOne's outstanding share capital (fully diluted) (the "Stage 3 Closing"). The consideration issued at the Stage 3 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (21.62%). The shares of VisionWave Common Stock issued in respect of the Stage 2 and Stage 3 Closings were issued to SaverOne on June 24, 2026 and totaled 1,310,861 shares.

Although the Stage 3 Closing would otherwise have resulted in VisionWave owning approximately 51% of SaverOne, in connection with the Stage 2 and Stage 3 Closings VisionWave assigned to Adrian Holdings S.R.L. its right to receive 14,843,945,442 of the SaverOne ordinary shares otherwise issuable to it, and those shares were issued directly to Adrian, reducing the outstanding principal amount of the promissory note previously issued to Adrian by approximately $1.43 million. As a result, VisionWave beneficially owns approximately 41% of SaverOne's issued and outstanding ordinary shares. VisionWave does not control SaverOne, does not consolidate SaverOne in its financial statements, and accounts for its investment in SaverOne under the equity method of accounting. The transaction establishes SaverOne as the core operating platform for VisionWave's radio-frequency (RF) defense and security technologies, supported by a non-exclusive, worldwide license to certain VisionWave RF intellectual property for defense and security applications.

Blade Ranger Transaction

On December 3, 2025, VisionWave entered into the BladeRanger Agreement, and, solely for purposes of acknowledgment and certain covenants therein, the Target Company, which was amended on December 15, 2025. Pursuant to the Blade Ranger Agreement, VisionWave acquired all of the issued and outstanding shares of the Target Company (the “Acquisition”) from Blade Ranger in consideration for the issuance by VisionWave to Blade Ranger (or its designee(s)) of the Buyer Shares and the Initial PFWs. Further, if the VWAP of VisionWave’s Common Stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Buyer Shares and Warrant Shares is less than $12.00 per share then VisionWave shall issue Blade Ranger such number of Additional PFWs equal the difference between (x) $21,600,000 divided by such average daily VWAP and (y) 1,800,000, to be issued within two Business Days following the effectiveness of such registration statement.

The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.01 per share (with the aggregate exercise price, except for such nominal amount, pre-funded to VisionWave) and will remain exercisable until exercised in full, subject to customary adjustments, beneficial ownership limitations (9.99%), and an exchange cap of 19.99% of VisionWave’s outstanding common stock prior to the initial exercise date unless shareholder approval is obtained pursuant to Nasdaq Listing Rule 5635. The Warrant Shares issuable upon exercise of the Pre-Funded Warrants are subject to the registration rights set forth in the Agreement.

YA II PN LTD. Financing

On February 26, 2026, the Company entered into a Letter Agreement (the “Letter Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to provide the Company with a $20,000,000 senior loan (the “Loan”) on the terms and conditions set forth therein.

The Loan is evidenced by a Promissory Note (the “Note”) in the original principal amount of $20,000,000, bearing 0% interest per annum (increasing to 18% upon an Event of Default as defined therein). The Note was issued at an original issue discount of 15%, resulting in gross proceeds to the Company of $17,000,000 (prior to deduction of a $25,000 structuring and due diligence fee), or $16,975,000 net cash received.

Concurrently with the issuance of the Note, the Company issued to the Investor a warrant (the “Warrant”) to purchase 1,333,333 shares of Common Stock at an exercise price of $9.00 per share, exercisable for a term of five years from issuance.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Relating to Our Operations

Our current business plans require a significant amount of capital. If we are unable to obtain sufficient funding or do not have access to capital on acceptable terms, we may not be able to execute our business plans, and our prospects, financial condition, and results of operations could be materially adversely affected.

The extent to which we rely on YA II PN, LTD. (“YA II”) as a source of funding depends on multiple factors, including the prevailing market price of our common stock, our ability to satisfy the conditions necessary to deliver Advance Notices under the Standby Equity Purchase Agreement dated July 25, 2025 (as amended, the “SEPA”), the impact of the Exchange Cap and Ownership Limitation under the SEPA, and our success in securing funding from other sources.

In addition to the SEPA facility (under which we may sell up to $50 million of common stock, subject to limitations), we have received substantial capital from YA II. We received a $5.0 million Pre-Paid Advance under the SEPA, evidenced by convertible notes issued at 94% of principal, bearing 6% interest (increasing to 18% upon default), with a 12-month maturity per tranche (the “Convertible Notes”). On February 26, 2026, we entered into a Letter Agreement with YA II pursuant to which YA II provided a $20 million senior loan (the “Loan”) evidenced by a Promissory Note (the “Note”) issued at a 15% original issue discount, resulting in net cash proceeds of approximately $16.975 million after fees. The Note bears 0% interest (increasing to 18% upon an Event of Default), matures in 12 months, and requires monthly amortization payments of $2.5 million of principal plus a 2% premium (commencing on the 60th day after issuance). Amortization may be satisfied in cash or, subject to a 30-day repayment waterfall in favor of YA II, by delivering an Advance under the SEPA. Concurrently, we issued YA II a five-year warrant to purchase 1,333,333 shares of common stock at an exercise price of $9.00 per share. The obligations under the Note are guaranteed by each of our subsidiaries.

We have experienced operating losses and expect to continue to incur operating losses as we implement our business plans in the defense technology, advanced sensing, AI, and related sectors. We expect our capital expenditures to remain significant as we expand operations, including through our network of subsidiaries and strategic initiatives. Our limited operating history in certain areas means our capital requirements are uncertain and may differ materially from current expectations. New growth opportunities may also require additional capital.

As of March 31, 2026, our principal source of liquidity is our cash balance in the amount of approximately $14 million. While the SEPA provides us with the right, but not the obligation, to sell shares to YA II, our ability to utilize the facility is subject to conditions that may not be satisfied, including registration effectiveness, market conditions, and the Exchange Cap (unless stockholder approval is obtained in accordance with Nasdaq rules). In addition, certain events under the Convertible Notes (including a Floor Price Event or Exchange Cap Event, subject to post-Rule 144 Date provisions) may trigger monthly amortization payments of $750,000 plus a 5.0% premium and accrued interest. An uncured Event of Default under the Note could result in acceleration of the full amount, 18% default interest, and conversion rights at a discount to market (subject to a 4.99% beneficial ownership blocker and floor price).

Any additional debt incurred from YA II or third parties could increase our vulnerability to downturns in operating results or economic conditions. If our cash flow from operations is insufficient to meet debt service obligations—including monthly amortizations under the Note or potential accelerated payments under the Convertible Notes—we may be required to refinance, dispose of assets, or seek additional financing on unfavorable terms.

As an early-stage growth company, our ability to access capital is critical. We expect to continue seeking additional capital through the SEPA (when conditions permit), other equity or equity-linked offerings, credit facilities, or debt securities to finance future expenditures. Sales of additional equity or equity-linked securities (including under the SEPA, upon conversion of the Note or Convertible Notes, or exercise of the Warrant) will dilute our existing stockholders. Incurrence of additional indebtedness would increase debt service obligations and could impose restrictive operating and financial covenants.

Our ability to raise sufficient funds on favorable terms is subject to general market conditions, investor acceptance of our business model, and our compliance with the terms of existing arrangements with YA II. If we are unable to obtain adequate financing, we may need to significantly reduce spending, delay or cancel planned activities, or substantially alter our corporate or operational structure. We might not obtain any such funding, or we might not have sufficient resources to conduct our business as projected. Either outcome could force us to curtail or discontinue operations, materially adversely affecting our prospects, financial condition, and consolidated results of operations, in which case investors could lose some or all of their investment.

Management will have broad discretion as to the use of the proceeds from the SEPA, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the SEPA to be used for any particular purpose, our management will have broad discretion as to the application of such proceeds. Our management may use the proceeds for working capital and general corporate purposes that may not improve our financial condition or advance our business objectives.

Failure to Redeem Public Shares as Required by Bannix Acquisition Corp.’s Amended and Restated Certificate of Incorporation May Subject Us to Legal, Regulatory, and Reputational Risks

Bannix Acquisition Corp.’s amended and restated certificate of incorporation, in effect from March 10, 2025, through the consummation of the Business Combination on July 14, 2025, required that if an initial business combination was not completed by June 14, 2025, Bannix Acquisition Corp. would redeem all public offering shares no later than June 27, 2025 (ten business days thereafter). However, Bannix Acquisition Corp. did not redeem the remaining public offering shares as required, and the Business Combination was subsequently consummated on July 14, 2025. This failure to redeem was inconsistent with disclosures in the prospectus for Bannix Acquisition Corp.’s initial public offering, filed on September 14, 2021, and the combined prospectus and proxy statement for the Business Combination, which stated that if an initial business combination was not completed by the applicable deadline, Bannix Acquisition Corp. would cease operations except for winding up, redeem all public shares, and liquidate and dissolve, subject to applicable law.

This non-compliance may expose the Company to significant risks, including:

●	Potential Stockholder Litigation: Stockholders may initiate lawsuits alleging breaches of fiduciary duties by our directors or officers or violations of the amended and restated certificate of incorporation. Such litigation could result in substantial costs, divert management’s attention, and lead to monetary damages or other remedies that could adversely affect our financial condition and operations.

●	Regulatory Scrutiny or Enforcement Actions: The failure to redeem public shares as required may attract scrutiny or enforcement actions from the Securities and Exchange Commission (SEC) or other regulatory authorities. Such actions could result in fines, penalties, or other sanctions, which could materially impact our financial position and ability to operate as a public company.

●	Reputational Harm: The failure to adhere to the terms of the amended and restated certificate of incorporation and prior disclosures may damage our reputation with investors, analysts, and other stakeholders. This could impair our ability to attract investment, form strategic partnerships, or maintain confidence in our management and governance practices.

●	Impact on Nasdaq Listing: Our common stock is listed on The Nasdaq Global Market under the symbol “VWAV.” Non-compliance with our governing documents or prior disclosures could jeopardize our ability to maintain our listing if Nasdaq determines that such actions reflect adversely on our governance or compliance with listing standards. Delisting could significantly reduce the liquidity and marketability of our securities, depress our stock price, and limit our access to capital markets.

●	Capital Market Access: The perceived or actual failure to comply with our obligations may reduce investor confidence, making it more difficult or costly to raise capital through equity or debt offerings in the future. This could limit our ability to fund operations, pursue growth opportunities, or meet our financial obligations, including those under the Standby Equity Purchase Agreement (SEPA) or Convertible Notes.

These risks could have a material adverse effect on our business, financial condition, results of operations, and stock price. While we believe the consummation of the Business Combination aligns with our strategic objectives, there can be no assurance that these risks will not materialize or that we will successfully mitigate their impact.

The potential issuance of additional pre-funded warrants (and the shares of common stock issuable upon their exercise) in connection with the Blade Ranger Acquisition could result in substantial dilution to our existing stockholders and could adversely affect the market price of our common stock.

On December 3, 2025 (as amended on December 15, 2025), we entered into a Share Purchase Agreement (the “BladeRanger Agreement”) with BladeRanger Ltd. (“Seller”) and, solely for purposes of acknowledgment and certain covenants, Solar Drone Ltd. (the “Target”), pursuant to which we acquired all of the issued and outstanding shares of the Target in consideration for the issuance by us to the Seller (or its designee(s)) of 1,500,000 shares of our common stock (the “Buyer Shares”) and 300,000 pre-funded common stock purchase warrants (the “Initial PFWs”).

The BladeRanger Agreement further provides that if the average daily volume-weighted average price (“VWAP”) of our common stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Buyer Shares and the shares issuable upon exercise of the Initial PFWs (the “Warrant Shares”) is less than $12.00 per share, we are obligated to issue to Blade Ranger the Additional PFWs. The number of Additional PFWs will equal the difference between (x) $21,600,000 divided by such VWAP and (y) 1,800,000, to be issued within two Business Days following the effectiveness of such registration statement. The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.01 per share (with the aggregate exercise price, except for such nominal amount, pre-funded to us) and remain exercisable until exercised in full, subject to customary adjustments, a 9.99% beneficial ownership limitation, and an exchange cap limiting issuance to 19.99% of our outstanding common stock immediately prior to the initial exercise date unless stockholder approval is obtained pursuant to Nasdaq Listing Rule 5635.

Any issuance of Additional PFWs, and the subsequent issuance of Warrant Shares upon their exercise, will increase the number of shares of our common stock outstanding. Such issuances will dilute the ownership interests, voting power, and earnings per share of our existing common stockholders. The exact extent of dilution will depend on the VWAP at the relevant time; a lower VWAP will result in a greater number of Additional PFWs and, upon exercise, a greater number of additional shares of common stock. Because the Pre-Funded Warrants are immediately exercisable for a nominal consideration, any such issuance effectively accelerates the delivery of a substantial number of additional shares into the market.

In addition, the registration of the Buyer Shares and Warrant Shares for resale by Blade Ranger, together with the potential for further issuances under the Additional PFWs, may create a significant market overhang. Sales of these shares (or the perception that such sales could occur) could increase the supply of our common stock available in the public market and exert downward pressure on the trading price of our common stock. This dilution and potential selling pressure could also make it more difficult for us to raise additional capital on favorable terms in the future.

Although the Pre-Funded Warrants are subject to the beneficial ownership limitations and exchange cap described above, these provisions do not eliminate the risk of material dilution. Moreover, obtaining any required stockholder approval to exceed the 19.99% exchange cap may not be assured and could involve delays or other costs. Our Restated Certificate of Incorporation and Amended and Restated By-Laws authorize the issuance of these additional shares and warrants, and the Board of Directors has the power to effect such issuances without further stockholder approval (except as required by Nasdaq rules or the terms of the Blade Ranger Agreement).

These risks are inherent in the structure of the Blade Ranger Agreement and could have a material adverse effect on the market price of our common stock and on the interests of our existing stockholders.

We face significant challenges in integrating our recent and contemplated acquisitions, asset purchases, joint ventures and strategic transactions, and there can be no assurance that we will successfully close pending stages or future deals or realize the anticipated benefits of our business plan. Any failure could materially and adversely affect our business, financial condition, results of operations, liquidity and the market price of our common stock.

Since late 2025, the Company has entered into multiple material transactions, including:

●	the January 5, 2026 QuantumSpeed asset purchase from Adrian Holdings S.R.L. (with 7 million contingent shares subject to Nasdaq stockholder approval and potential subsidiary equity transfer if approval is not obtained);

●	the January 9, 2026 joint venture with BOCA JOM, LLC, GBT Tokenize Corp. and GBT Technologies, Inc. (subject to Nasdaq Rule 5635 approvals, CFIUS/export controls and other regulatory clearances);

●	the three-stage SaverOne equity exchange dated January 26, 2026 (all three stages have closed);

●	the December 2025 Blade Ranger acquisition (with additional pre-funded warrants potentially issuable based on VWAP);

●	the February 2026 51% acquisition (not closed) of C.M. Composite Materials Ltd. and related $5 million loan facility (expressly conditioned on JV Condition in India and subject to Giza Side Letter restrictions, with closing required by June 30, 2026);

●	the March 2026 SolarDrone/Junko solar business acquisition;

●	the March 2026 Letter of Engagement with the National Oil Company of Liberia for Blocks LB-4 and LB-5 (requiring a $600,000 signing bonus and future payments - $4,000,000 if Production agreement will be achieved, subject to regulatory and legislative approvals);

●	Foresight Autonomous Holdings Securities Exchange Agreement. On June 2, 2026, the Company entered into a Securities Exchange Agreement (the “Foresight Agreement”) with Foresight Autonomous Holdings Ltd. (“Foresight”), pursuant to which the Company will acquire, in two stages, newly issued ordinary shares of Foresight representing 52% of Foresight’s issued and outstanding share capital as of the Stage 1 Closing (the Stage 1 Closing Date”). With this proposed transaction, it is the goal of the Company to establish Foresight as the core operating platform for the Company’s RF-focused perception systems and related defense, homeland security and autonomous technology initiatives.

●	VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd. On May 12, 2026, VisionWave Israel Ltd. (“VW Israel”), a wholly owned subsidiary of the Company, entered into a definitive Share Purchase and Shareholders Agreement with Mr. Ian Paklida (the “Seller”), pursuant to which VW Israel agreed to acquire 60% of the issued and outstanding equity interests of VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd., both Israeli corporations.

●	the April 10, 2026 xClibre asset purchase from Dream America Marketing Services, Ltda. (with 3.5 million contingent shares subject to Nasdaq stockholder approval;

●	Meteor Aerospace Acquisition Agreement. On June 29, 2026, the Company entered into a binding agreement to acquire 51% of Meteor Aerospace Ltd. for aggregate consideration of approximately $20.4 million in Common Stock, based on a $40.0 million pre-money valuation and subject to closing conditions, including a live flight validation of Meteor’s Impact-700 unmanned aerial system;

●	Proposed Data Center Joint Venture. On June 12, 2026, the Company entered into a term sheet with Lucky Whale Production Limited to form a joint venture to develop a Tier IV data center in Beth Shemesh, Israel, in which the Company would hold an effective indirect interest of approximately 51%, with consideration of approximately $40 million in Common Stock issuable to the land owner;

●	T3 Defense Share Exchange. On May 17, 2026, the Company issued 475,492 shares of Common Stock (valued at approximately $2.658 million) to T3 Defense Inc. (Nasdaq: DFNS) in exchange for 6,000,000 shares of DFNS common stock; and

●	Adrian Holdings Assignment Agreement. On June 22, 2026, the Company assigned to Adrian Holdings S.R.L. its right to receive a portion of the SaverOne shares issuable at the Stage 2 and Stage 3 closings, reducing the outstanding principal of the Adrian Note by approximately $1.43 million.

These and any future transactions expose us to substantial risks, including:

●	Integration difficulties. Combining acquired technologies (QuantumSpeed IP, SaverOne RF platforms, C.M. Composite materials, Junko operations, Blade Ranger assets, xClibre assets etc.), personnel, operations and systems across multiple jurisdictions may divert significant management attention, result in higher-than-expected costs, loss of key personnel, operational disruptions, control weaknesses and failure to achieve expected synergies or revenue growth.

●	Failure to close or unwind risks. Many transactions remain subject to conditions outside our control, such as Nasdaq stockholder approvals under Rule 5635, regulatory clearances (CFIUS, export controls, Israeli/Indian/Liberian approvals), milestone achievements and the JV Condition. Failure to satisfy these conditions could result in loss of benefits already partially paid for (including cash advances and issued shares), mandatory equity transfers, or forfeiture of consideration without refund.

●	Dilution and valuation uncertainty. These deals have caused and will continue to cause substantial dilution through issuance of millions of shares, pre-funded warrants and potential additional securities. The $1.0 billion internal reference value used in the JV was not supported by an independent valuation or fairness opinion.

●	International and regulatory risks. Operations in or targeting Israel, India, Costa Rica and Liberia expose us to political, economic, currency, anti-corruption (FCPA), sanctions and national-security risks. Failure to obtain or maintain required approvals could render acquired assets unusable.

●	Impact on liquidity and business plan. Required cash outlays (including the $600,000 NOCAL signing bonus and C.M. Composite loan commitments) strain liquidity. If we cannot successfully integrate these assets, close pending stages or execute our M&A-driven growth strategy, we may be forced to delay or abandon initiatives, seek additional dilutive financing or suffer material adverse effects on our financial condition and results of operations.

Our growth strategy depends heavily on the successful execution and integration of these and future transactions. Failure to manage these risks effectively could have a material adverse effect on our business, financial condition, results of operations and stock price.

Risks Related to Our Business and Industry

We may not complete our proposed acquisition of Meteor Aerospace Ltd., and even if completed, we may not realize its anticipated benefits.

On June 29, 2026, we entered into a binding Acquisition Agreement to acquire 51% of Meteor Aerospace Ltd. for aggregate consideration of approximately $20.4 million, payable in shares of our Common Stock. Closing is conditioned upon, among other things, the successful completion of a live flight validation of Meteor’s Impact-700 unmanned aerial system, our satisfactory completion of legal, financial, technical, aerospace, cybersecurity, export control, intellectual property and commercial due diligence, and other customary closing conditions. There can be no assurance that these conditions will be satisfied, that the acquisition will be completed on the terms described or at all, or that we will successfully integrate Meteor or realize the anticipated strategic, technological or financial benefits of the transaction. The issuance of our Common Stock as consideration will be dilutive to our existing stockholders.

Our recently announced transactions will require substantial additional capital and will be dilutive to our stockholders.

In addition to the proposed Meteor acquisition, we have entered into a term sheet to develop a proposed Tier IV data center in Beth Shemesh, Israel, contemplating the issuance of Common Stock with an aggregate value of approximately $40 million to the land owner and requiring us to arrange substantial additional financing to construct the project, and we have completed and announced a number of other equity issuances, acquisitions and financings. These transactions, together with our other pending and future equity issuances, will be dilutive to existing stockholders, may require stockholder and Nasdaq approvals, and will require significant additional capital that may not be available to us on acceptable terms, or at all. Our failure to obtain required approvals or financing could prevent us from completing these transactions or realizing their expected benefits.

We do not control SaverOne and account for our investment under the equity method, and the value of that investment is subject to significant risks.

Following the completion of the Stage 2 and Stage 3 closings under the Exchange Agreement and the assignment of a portion of the SaverOne shares to Adrian Holdings S.R.L., we beneficially own approximately 41% of SaverOne’s outstanding ordinary shares, rather than the approximately 51% originally contemplated. As a result, we do not control SaverOne, we will not consolidate SaverOne in our financial statements, and we intend to account for our investment under the equity method of accounting. The value of our investment in SaverOne is subject to the performance, financial condition and share price of SaverOne, over which we do not exercise control, and we may be required to recognize losses or impairment charges with respect to that investment, which could adversely affect our results of operations and financial condition.

The development and production development period for the drones and imaging technology will be lengthy.

Even if it meets the development and production development schedule, VisionWave does not expect to commence selling its products commercially including the drones and imaging technology (the “VisionWave Products”) until December 2026 at the earliest. Further, the highly specialized nature of VisionWave’s products and its assimilated artificial intelligence (AI) technology poses risks of unforeseen technical challenges that could delay or impede product development, commercialization, or deployment. The use of AI and advanced detection systems in defense applications is subject to evolving regulatory requirements and compliance standards. Changes in these regulations could impact VisionWave’s ability to commercialize its products. As a result, the receipt of significant cash receipts from customer deposits and revenue, if any, is not anticipated until around that time and may occur later than projected. The VisionWave depends on receiving large amounts of capital and other financing to complete its development work, with no assurance that VisionWave will be successful in completing its development work or becoming profitable.

VisionWave will face significant market competition.

VisionWave Products potentially competes with a variety of drones and software packages in the United States and abroad. Further, VisionWave could face competition from competitors of whom VisionWave is not aware that have developed or are developing technologies that will offer alternatives to VisionWave Products. Many existing potential competitors are well-established, have or may have longer-standing relationships with customers and potential business partners, have or may have greater name recognition, and have or may have access to significantly greater financial, technical and marketing resources.

Scaling up manufacturing will be a challenge and any issues faced in such efforts may negatively impact our results of operations.

Drone technology as well as the related operational software technology in general is changing rapidly. There is significant development and investment into each of these areas being made today. Such rapidly changing technology conditions may adversely affect our ability to continuously remain a market leader, provide superior product performance, and an outstanding customer experience. If we are unable to control the cost of development, cost of manufacturing, and cost of operations, we may be substantially affected. If we are unable to maintain substantially lower cost of manufacturing, developing, design, distributing, and maintaining our products, we may incur significant cost increases which can be material to the operation of our business. We have made, and will continue to make, substantial investments into the development of the VisionWave Products, such investments may have unforeseen costs that we have been unable to accurately predict, which may significantly impact our ability to execute our business as planned. We will face significant costs in development and purchasing of materials required to build the VisionWave Products through external third parties. These purchases are subject to conditions outside of our control and as such, these conditions may substantially affect our business, product, brand, operational, and financial goals.

We rely on single suppliers and international suppliers for certain items used in our manufacturing.

VisionWave, when production commences of the VisionWave Products, will use raw materials, components, and sub-assemblies to manufacture its drones that are sourced from various vendors, including those in countries outside the U.S. Components are expected to be supplied from vendors in China. Items sourced internationally potentially carry increased risk to the business, including higher shipping costs, uncertain tariff and tax structures, longer lead times, language barriers, potential compliance and quality issues, and political instability. Additionally, once we commence manufacturing, although we will attempt to mitigate this risk, we may in certain circumstances rely on a single supplier and manufacturer which will pose risks of shortages, price increases, changes, delay and other issues that could disrupt and adversely affect our business. If any of these companies ceases supplying and/or serving us, we would have to find and qualify alternate suppliers. Additionally, if there are general supply chain disruptions due to global economic events, we may not be able to produce the VisionWave Products if the raw materials, components, and sub-assemblies needed are not available to us.

Operations could be adversely affected by interruptions of production that are beyond our control.

We intend to manufacture the VisionWave Products using systems, components and parts developed and manufactured by third-party suppliers. Our eventual manufacturing could be affected by interruptions of production at such suppliers. Such suppliers may be subject to additional risks such as financial problems that limit their ability to conduct their operations. If any of these third parties experience difficulties, it may have a direct negative impact on VisionWave.

We depend on key personnel.

Our future success depends on the efforts of key personnel, including Douglas Davis, our Chief Executive Officer and a member of the Board of Directors and the balance of our senior executive team. We do not currently carry any key man life insurance on our key personnel or senior executive team. However, the Company may obtain such insurance at some point after closing of the Business Combination. Regardless of such insurance, the loss of services of any of these or other key personnel may have an adverse effect on VisionWave. There can be no assurance that VisionWave will be successful in attracting and retaining the personnel VisionWave requires to develop and market the proposed VisionWave Products.

We will require intellectual property protection and may be subject to the intellectual property claims of others.

Our intellectual property, which is held by VisionWave Technologies, consist of granted or pending patents. VisionWave intends to seek copyright and patent protection for these items; however, there is no guarantee that such the VisionWave will be successful in obtaining such protection. If we fail to successfully enforce our proprietary technology or otherwise maintain the proprietary nature of the intellectual property used in the VisionWave Products, our competitive position could suffer. Furthermore, VisionWave’s competitive advantage relies heavily on its proprietary artificial intelligence algorithms. Any failure to adequately protect its intellectual property could significantly impact the VisionWave’s business and market position. Disputes or termination of licensing agreements could adversely affect its business. Notwithstanding VisionWave’s efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal to or superior to VisionWave’s Products without infringing on any of VisionWave’s intellectual property rights or design around our proprietary technologies. There is no guarantee that the USPTO will issue patents to VisionWave or that any court will rule in VisionWave’s favor in the event of a dispute related to its intellectual property. In the absence of further patent protection, it may be more difficult for VisionWave to achieve commercial production of the VisionWave Products.

Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

We anticipate that a substantial amount of our processes and technologies will be protected by trade secret laws. To protect these technologies and processes, we intend to rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with which we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products and related future products and services by copying functionality, among other things. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

Risks Related to Our Operations in Israel and Regional Geopolitical Conflicts.

We maintain significant operations in Israel through our wholly-owned subsidiary, VisionWave IL Ltd., and are actively advancing the acquisition of a controlling interest in C.M. Composite Materials Ltd., an Israeli aerospace and defense manufacturing company located in Modi’in, Israel, as well as other strategic partnerships and joint ventures in the region. Our business activities in Israel focus on the research, development, commercialization, and manufacturing of advanced AI-driven sensing, RF-based, autonomy, drone, and defense-related technologies. These operations are subject to material risks arising from ongoing armed conflicts involving Israel, including the war with Hezbollah in Lebanon and escalating tensions and direct confrontations with Iran and Iranian-backed proxies.

The conflicts in Lebanon and with Iran have involved, and may continue to involve, rocket and missile attacks, airstrikes, cyber operations, and ground incursions targeting Israeli territory and infrastructure. Such hostilities have resulted, and could in the future result, in damage to or destruction of our facilities or those of our suppliers, partners, or customers; temporary or prolonged shutdowns of manufacturing, R&D, or logistics operations; disruptions to our supply chain for critical components; and increased costs for security, insurance, and employee protection measures. A substantial portion of our Israeli workforce, including key engineering, technical, and executive personnel, may be subject to mandatory military reserve duty call-ups or other mobilization orders, which could materially impair our ability to maintain normal business operations, meet development timelines, or fulfill contractual obligations.

Escalation of these conflicts, or the outbreak of broader regional hostilities involving Iran, Lebanon, or other neighboring countries, could lead to significant economic disruption in Israel, including currency volatility (particularly with respect to the Israeli shekel), restrictions on international travel or exports, heightened regulatory scrutiny, or government-mandated changes in priorities for defense-related production. In addition, sustained conflict could adversely affect investor sentiment toward companies with Israeli operations, potentially impacting our stock price, ability to raise capital, or the market for our securities. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flows, and prospects.

We have implemented certain business continuity and security measures; however, there can be no assurance that these measures will be sufficient to mitigate the risks described above, particularly in the event of a prolonged or intensified conflict. These risks are inherent to our current and planned Israeli operations and are beyond our control. Investors should carefully consider these factors in light of the dynamic and unpredictable nature of the geopolitical environment in the Middle East as of the date of this registration statement.

Risks Related to our Financing Agreements with YA II

Substantial Sales or Issuances of Common Stock Under Our Financing Arrangements with YA II May Cause Our Stock Price to Decline and Result in Dilution to Our Stockholders.

On July 25, 2025, we entered into the Standby Equity Purchase Agreement (as amended, the “SEPA”) with YA II PN, LTD. (“YA II”), pursuant to which we may sell up to $50 million of our common stock from time to time. In connection with the SEPA, YA II provided a $5 million Pre-Paid Advance (evidenced by Convertible Notes issued at 94% of principal, bearing 6% interest, with conversion rights at the lower of $10.00 or 93% of the lowest daily VWAP during the five preceding trading days, subject to a $1.00 floor price). Following effectiveness of the registration statement registering shares issuable under the SEPA, on February 26, 2026, we entered into a Letter Agreement with YA II pursuant to which YA II provided a $20 million senior secured loan (the “Loan”) evidenced by a Promissory Note (the “Note”) issued at a 15% original issue discount, resulting in net proceeds of approximately $16.975 million after fees. The Note bears 0% interest (increasing to 18% upon default), requires monthly amortization payments of $2.5 million of principal plus a 2% premium (commencing on the 60th day after issuance and continuing monthly until maturity in 12 months), and may be satisfied in cash or, subject to a 30-day repayment waterfall in favor of YA II, by delivering an Advance under the SEPA. Concurrently, we issued YA II a five-year Warrant to purchase 1,333,333 shares of common stock at $9.00 per share. The obligations under the Note are guaranteed by each of our subsidiaries.

Any sales of shares under the SEPA, issuances upon conversion of the Convertible Notes or the Note (upon an uncured Event of Default at 90% of the lowest daily VWAP during the 10 preceding trading days, subject to a 4.99% beneficial ownership blocker and floor price), or exercises of the Warrant, or the perception that such sales or issuances may occur, could cause the market price of our common stock to decline significantly. These issuances will dilute the ownership interests of our existing stockholders and may dilute earnings per share and book value per share. We have agreed to register the shares issuable upon exercise of the Warrant and have granted YA II demand registration rights covering shares issuable upon conversion of the Note.

The Number of Shares Issuable and the Proceeds We May Receive Under the SEPA Are Uncertain and May Be Materially Less Than the Maximum Commitment.

We control the timing and amount of any Advances under the SEPA, subject to limitations including the Ownership Limitation, the Exchange Cap (unless stockholder approval is obtained in accordance with Nasdaq rules), and other conditions in the SEPA. The purchase price for shares sold under an Advance is 97% of the lowest daily VWAP during the applicable three-trading-day period. Depending on market conditions and the trading price of our common stock, we may not raise the full $50 million commitment amount even if all currently registered shares are sold, and additional registration statements would be required to sell shares beyond those registered. These factors, together with our obligations under the Note, could limit our access to capital and require us to seek alternative financing on less favorable terms.

Our Obligations Under the Convertible Notes and the Promissory Note May Require Significant Cash Payments That Could Adversely Affect Our Liquidity, Financial Condition, and Operations.

Certain events under the Convertible Notes (including a Floor Price Event, Exchange Cap Event, or Registration Event, subject to post-Rule 144 Date provisions) trigger monthly amortization payments of $750,000 plus a 5% premium and accrued interest. The Note requires substantial monthly amortization payments and contains customary covenants, including restrictions on variable rate transactions, additional indebtedness without YA II’s consent, and use of proceeds. An uncured Event of Default under the Note could result in acceleration, 18% default interest, and immediate conversion rights at a discount to market. These payment obligations, whether satisfied in cash or through SEPA Advances, could materially strain our liquidity and financial resources, particularly if market conditions limit our ability to utilize the SEPA or if we experience Events of Default.

Investors Who Purchase Shares at Different Times May Pay Different Prices and Experience Different Levels of Dilution.

Pursuant to the SEPA, we have discretion over the timing, prices, and number of shares sold to YA II. YA II may resell such shares, the shares issuable upon conversion of the Note (upon default), or the shares issuable upon exercise of the Warrant at different times and prices. As a result, investors purchasing shares in this offering or in the secondary market may experience different levels of dilution and different investment outcomes. The resale of these shares, or the perception that such resales could occur, could also harm the prevailing market price of our common stock.

These risk factors have been prepared on behalf of VisionWave Holdings Inc. (Nasdaq: VWAV) in connection with its SEC reporting obligations and reflect all material facts regarding the SEPA (including the Pre-Paid Advance and Convertible Notes) and the February 26, 2026 Loan transaction with YA II. The disclosures are condensed for clarity while preserving the substance required for investor protection under the Securities Act of 1933, as amended. No additional risks have been identified in the Bylaws or Certificate of Incorporation that require disclosure in this context.

Risks Related to Ownership of Our Common Stock

As a smaller reporting company, we are exempt from certain disclosure requirements, which could make our Common Stock less attractive to the potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our Common Stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

We are an emerging growth company and subject to less rigorous public reporting requirements and cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are a public reporting company under the Exchange Act, and thereafter publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	Taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	Being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	Being exempt from the requirement to hold a non-binding advisory vote on executive compensations and stockholder approval of a golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We could be an emerging growth company for up to five years, circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million, if we issue $1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed $1 billion. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Finally, at any time we may choose to opt-out of the emerging growth company reporting requirements. If we choose to opt out, we will be unable to opt back in to being an emerging growth company.

We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company, we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

As a public company, we will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company. In addition, the rules of the SEC and those of The NASDAQ Stock Market LLC (“NASDAQ “), NASDAQ Capital Market has imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costlier. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting the later of our second annual report on Form 10-K or the first annual report on Form 10-K following the date on which we are no longer an emerging growth company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the exchange we are listed on, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on trading prices for our common stock, and could adversely affect our ability to access the capital markets.

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our Common Stock.

Our stock price may be volatile.

The market price of our Common Stock has been highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond our control, including the following:

●	services by us or our competitors;

●	additions or departures of key personnel;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	industry developments;

●	economic and other external factors; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depends on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We do not intend to pay cash dividends for the foreseeable future, which could reduce the attractiveness of our stock to some investors.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. In addition, we may incur debt financing to further finance our operations, the governing documents of which may contain restrictions on our ability to pay dividends.

If we are unable to maintain listing of our securities on the NASDAQ Global Market or another reputable stock exchange, it may be more difficult for our stockholders to sell their securities.

NASDAQ requires listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, NASDAQ should delist our securities from trading on its exchange and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders.

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on the NYSE American or NASDAQ Capital Market and if the price of our Common Stock is less than $5.00 per share, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive; (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

Provisions in our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a change of control of our Company and, therefore, may depress the trading price of our stock.

Our certificate of incorporation and bylaws contain certain provisions that may discourage, delay or prevent a change of control that our stockholders may consider favorable. These provisions:

●	prohibit stockholder action to elect or remove directors by majority written consent;

●	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

●	prohibit our stockholders from calling a special meeting of stockholders; and

●	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Use of Proceeds

We are not selling any Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders except to the extent that the Pre-Funded Warrants are exercised, which proceeds would be nominal, or in the event the Warrant is exercised. Any such proceeds will be used for general corporate purposes, which may include working capital, research and development, sales and marketing activities, general and administrative expenses, capital expenditures, and potential acquisitions or investments. We have not allocated any specific portion of the potential proceeds for any particular purpose, and we will have broad discretion in the application of any such proceeds. Pending the use of any such proceeds, we intend to invest them in short-term, investment-grade, interest-bearing securities.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock and warrants have traded on the NASDAQ’s Global Market under the symbol “VWAV” and “VWAVW” since July 15, 2025.

Stockholders

As of July 7, 2026, there were 148 holders of record of our common stock. Our transfer agent is Continental Stock Transfer & Trust Company, located at One State Street Plaza, 30th Floor, New York, New York 10004, and its telephone number is 212-509-4000.

Dividends

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

As used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” except where the context otherwise requires, the term “we,” “us,” “our,” “VisionWave” or “the Company,” refers to the business of VisionWave Holdings, Inc.

Overview

VisionWave Holdings Inc. (the “Company,” “we,” “us” or “VisionWave”), through its wholly owned subsidiaries VisionWave Technologies Inc., a Nevada corporation (“VisionWave Technologies”), and Solar Drone , Ltd., an Israeli corporation (“Solar Drone”), is at the forefront of developing advanced capabilities for defense and commercial applications by integrating artificial intelligence (AI), computational acceleration, and autonomous solutions across unmanned vehicles for air, ground, and sea domains. Our core technologies—including high-resolution radars, advanced vision systems, proprietary VisionRF™ radio frequency (RF) sensing platforms, qSpeed™ computational acceleration, and the Stratum™ AI platform for autonomy and mission control—will enhance operational efficiency, precision, and real-time decision-making for military, homeland security, and dual-use commercial applications worldwide.

From tactical ground vehicles and unmanned systems to precision weapon control and multi-domain sensing solutions, we intend to develop reliable, high-performance technologies that will operate effectively in contested and challenging environments. Headquartered in the United States with research and development activities supporting our platform, we intend to position ourselves to serve global defense and infrastructure markets.

Since the formation of VisionWave Technologies in March 2024 and our subsequent public listing via business combination, we have pursued aggressive commercialization of our proprietary and acquired technologies, with a primary focus on defense, surveillance, homeland security, and scalable commercial applications (including solar infrastructure automation). We maintain a growing portfolio of patented and patent-pending solutions.

To accelerate this strategy, we have executed multiple strategic acquisitions, asset purchases, joint ventures, and equity exchanges since late 2025, including the QuantumSpeed intellectual property assets (computational acceleration technology); a staged strategic equity exchange with SaverOne 2014 Ltd. (Stage 1 completed March 2026), establishing SaverOne as the core operating platform for our RF-based defense and security technologies; the acquisition of an IP asset from Blade Ranger, vested under a Company name Solar Drone Ltd (drone technologies); a 51% controlling stake (not closed yet) in C.M. Composite Materials Ltd., an Israeli aerospace-certified composite manufacturer supplying structural components for advanced defense systems (subject to the JV Condition in India and other closing conditions, with targeted closing by June 30, 2026); the Solar Drone subsidiary’s acquisition of a 51% interest in Junko Solar Ltd. (solar panel maintenance and cleaning services); the xClibre intellectual property a video intelligence IP assets, and entry into a Letter of Engagement with the National Oil Company of Liberia for offshore petroleum blocks (subject to regulatory and legislative approvals).

These transactions will expand our technology portfolio, manufacturing capabilities, and market reach while integrating complementary RF sensing, composite materials, autonomous platforms, and infrastructure solutions. Integration of these acquired assets is ongoing and subject to the risks and challenges described elsewhere in this report.

Our business model emphasizes innovation, strategic partnerships, manufacturing excellence, and licensing. We intend to license proprietary technologies (including VisionRF™, qSpeed™,) to defense contractors, government agencies, and industry partners for seamless integration into their systems. We will also sell finished products—such as unmanned aerial/ground vehicles, advanced radar and RF platforms, tactical mobility systems, and solar drone solutions—directly to defense, homeland security, and industrial customers. Strategic alliances and joint ventures will support co-development of customized solutions and expansion into global markets.

We have developed product lines that have reached the prototype or advanced development stage across autonomous platforms, sensing systems, and tactical solutions. Several of these have achieved technology readiness levels validated through simulated testing, demonstrations, and trials with targeted clients and defense contractors. “Ready for deployment” means we possess the technological capability to manufacture and deliver customized solutions upon receipt of customer orders; it does not imply existing inventory. Client-specific adaptations (e.g., payload configurations, platform integrations) will be addressed through Non-Refundable Engineering (NRE) efforts following orders. No development costs have been accrued in advance of pilot orders or production commencement.

We intend to transition these products into full-scale manufacturing once customer requirements are fully addressed, final validations are completed, and operational readiness is confirmed. Transition to manufacturing will remain subject to successful final validations, customer requirements, operational readiness confirmation, and—critically—securing sufficient financing and large-scale purchase orders, of which there can be no assurance.

To support our growth initiatives, commercialization efforts, and integration of recent acquisitions, we have entered into updated financing arrangements with YA II PN, Ltd. (“YA II”). These include a Standby Equity Purchase Agreement (SEPA) providing up to $50 million in equity financing (amended January 19, 2026, including modifications to amortization and registration-related events) and a $20 million senior secured loan closed and funded in late February 2026 (12-month maturity, 15% original issue discount, 0% interest absent default, monthly amortization commencing 60 days after issuance, optional redemption rights, and accompanying warrants). These facilities, together with prior convertible note advances, provide critical near-term liquidity while we pursue customer contracts, milestone achievements under our strategic transactions, and additional capital as needed.

This multi-faceted approach—combining internal development, strategic M&A, partnerships, and targeted financing—reflects our commitment to balancing near-term commercialization opportunities with sustained innovation. We intend to deliver mission-critical solutions that will address evolving defense and infrastructure demands while prudently managing the execution risks inherent in our rapid growth strategy.

Recent Developments

For a discussion of Recent Developments see “Business – Recent Developments”.

Key Financial Definitions/Components of Results

Operating Expenses

We classify our operating expenses into the following categories:

●	General and administrative expenses. General and administrative expenses consist primarily of personnel-related expenses for our executives, consultants and advisors. These expenses also include non-personnel costs, such as office supplies, legal, audit and accounting services and other professional fees.

●	Research and development expenses. Research and development expenses include internal personnel and third-party consulting costs related to preliminary research and development of the Company’s products.

●	Sales and marketing expenses. Sales and marketing expenses consist primarily of business development professional fees, advertising and marketing costs.

●	Depreciation and amortization. Depreciation and amortization expenses consist primarily of depreciation related to property and equipment and amortization related to intangible assets.

Critical Accounting Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions can be subjective and complex and may affect the reported amounts of assets and liabilities, revenues, and expenses reported in those financial statements. As a result, actual results could differ from such estimates and assumptions. Such changes to estimates could potentially result in impacts that would be material to the consolidated financial statements.

While our significant accounting policies are described in more detail in Note 3 to our condensed consolidated financial statements on the Quarterly Report on Form 10-Q (filed on February 17, 2026 – for the three months ended on December 31, 2025), we believe that the following accounting policies were most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant estimates include assumptions made in the valuation of the options, valuation of convertible notes, fair value of assets acquired including intangible assets, useful life of intangible assets and recoverability of deferred tax assets. Accordingly, the actual results could differ from those estimates.

Business Combinations

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, the Company applies its judgement to determine whether the acquired net assets meets the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. For contingent consideration that does not meet all the criteria for equity classification, such contingent consideration is required to be recorded at its initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized on the consolidated statements of operations in the period of change.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

Net Loss Per Share

Basic net income (loss) per share is computed by dividing the net loss by the weighted average shares outstanding for the year. Diluted loss per share is computed by giving effect to all potential shares of common stock to the extent dilutive. For the three months ended December 31, 2025 and 2024, the Company’s diluted weighted-average shares outstanding is equal to basic weighted-average shares, due to the Company’s net loss position. No common stock equivalents were included in the computation of diluted net loss per unit since such inclusion would have been antidilutive. At December 31, 2025 and September 30, 2025, potentially dilutive securities include the public warrants, stock options and the convertible promissory notes.

Recent Accounting Pronouncements

 In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). This ASU requires enhanced disclosures, including (i) incremental information in the rate reconciliation, such as specific categories and additional details for reconciling items that meet a quantitative threshold (generally 5% of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate), and (ii) expanded disclosures of income taxes paid, disaggregated by jurisdiction (federal, state, and foreign), among other requirements.

ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-09 effective January 1, 2025. The adoption had no material impact on the Company’s consolidated financial position or results of operations. However, the adoption resulted in expanded and updated income tax disclosures in the accompanying financial statements, including enhanced rate reconciliation and disaggregated income taxes paid information, as required by the new standard.

On November 4, 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), requiring additional disclosure of the nature of expenses included in the statements of operations. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the statements of operations as well as disclosures about selling expenses. The standard is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

The three months ended March 31, 2026 and 2025.

The following table sets forth the Company’s unaudited condensed consolidated statements of operations data for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025	Change
Operating costs:
General and administrative	$2,922,318	$131,463	$2,790,855
Research and development	271,534	—	271,534
Sales and marketing	2,159,439	11,490	2,147,949
Depreciation and amortization	5,702,250	—	5,702,250
Loss from operations	(11,055,541)	(142,953)	(10,912,588)

Other (expense) income:
Interest income	18,414	—	18,414
Interest expense	(2,192,375)	—	(2,192,375)
Net gain/(loss) from sale of Marketable Securities	—	114,111	(114,111)
Change in fair value of convertible notes payable	7,634	—	7,634
Change in fair value of other liabilities	262,800	—	262,800
Other income	48,975	—	48,975
Total other (expense) income, net	(1,854,552)	114,111	(1,968,663)
Net loss	$(12,910,093)	$(28,842)	$(12,881,251)

General and Administrative

General and administrative expenses for the three months ended March 31, 2026 was $2,922,318 as compared to $131,463 for the same period in 2025. The $2,790,855 increase in general and administrative for the three months ended March 31, 2026 reflects increases in professional services such as legal, consulting and accounting. The Company anticipates continued investment in public company compliance and professional services as operations expand.

Research and Development

Research and Development expenses for the three months ended March 31, 2026 was $271,534, as compared to $0 for the same period in 2025. The $271,534 increase in research and development reflects increases in personnel and supplies related costs as the Company continues to develop its products. The Company expects that its research and development expense will increase in future periods as it seeks to develop and commercialize its products.

Sales and Marketing

Sales and marketing for the three months ended March 31, 2026 was $2,159,439 as compared to $11,490 for the same period in 2025. The $2,147,949 increase in sales and marketing reflects increases in marketing such as investor awareness costs as the Company continues to develop its products.

Depreciation and amortization

Depreciation and amortization for the three months ended March 31, 2026 was $5,702,250 as compared to $0 for the same period in 2025. The $5,702,250 increase is related to depreciation on fixed assets purchased and acquired in the asset acquisitions and amortization on intellectual property acquired in the asset acquisitions.

Interest income

During the three months ended March 31, 2026, the Company earned $18,414 in interest income on balances held in bank accounts.

Interest expense

Interest expense of $2,192,375 for the three months ended March 31, 2026, is mainly a result of the accrual of interest on the convertible notes payable and amortization of debt issuance cost on convertible notes payable.

Change in fair value of convertible notes payable

During the three months ended March 31, 2026, the Company recorded a gain of $7,634 from the change in fair value of the convertible promissory note agreements issued under the Standby Equity Purchase Agreement entered into on July 25, 2025.

Change in fair value of other liabilities

During the three months ended March 31, 2026, the Company recorded a gain of $262,800 from the change in fair value of the stock-based compensation liability.

Other income

During the three months ended March 31, 2026, the Company received $48,975 for the completion of a pilot.

The six months ended March 31, 2026 and 2025.

The following table sets forth the Company’s condensed consolidated statements of operations data for the six months ended March 31, 2026 and 2025:

	Six Months Ended March 31,
	2026	2025	Change
Operating costs:
General and administrative	$7,602,857	$275,231	$7,327,626
Research and development	586,609	—	586,609
Sales and marketing	3,612,611	71,445	3,541,166
Depreciation and amortization	5,821,145	—	5,821,145
Loss from operations	(17,623,222)	(346,676)	(17,276,546)

Other (expense) income:
Interest income	19,402	—	19,402
Interest expense	(2,334,917)	—	(2,334,917)
Net gain/(loss) from sale of Marketable Securities	—	114,111	(114,111)
Change in fair value of convertible notes payable	(279,046)	—	(279,046)
Change in fair value of other liabilities	262,800	—	262,800
Other income	108,975	—	108,975
Total other (expense) income, net	(2,222,786)	114,111	(2,336,897)
Net loss	$(19,846,008)	$(232,565)	$(19,613,443)

General and Administrative

General and administrative expenses for the six months ended March 31, 2026 was $7,602,857 as compared to $275,231 for the same period in 2025. The $7,327,626 increase in general and administrative for the six months ended March 31, 2026 reflects increases in professional services such as legal, consulting and accounting. The Company expects that its general and administrative expenses will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Research and Development

Research and Development expenses for the six months ended March 31, 2026 was $586,609 as compared to $0 for the same period in 2025. The $586,609 increase in research and development reflects increases in personnel and supplies related costs as the Company continues to develop its products. The Company expects that its research and development expense will increase in future periods commensurate with the expected growth of its business.

Sales and Marketing

Sales and marketing for the six months ended March 31, 2026 was $3,612,611 as compared to $71,445 for the same period in 2025. The $3,541,166 increase in sales and marketing reflects increases in marketing such as investor awareness costs as the Company continues to develop its products. The Company expects that its sales and marketing expense will increase in future periods commensurate with the expected growth of its business.

Depreciation and amortization

Depreciation and amortization for the six months ended March 31, 2026 was $5,821,145 as compared to $0 for the same period in 2025. The $5,821,145 increase is in related to depreciation on fixed assets purchased and acquired in the asset acquisitions and amortization on intellectual property acquired in the asset acquisitions.

Interest income

During the six months ended March 31, 2026, the Company earned $19,402 in interest income on balances held in bank accounts.

Interest expense

Interest expense of $2,334,917 for the six months ended March 31, 2026, is mainly a result of the accrual of interest on the convertible notes payable and amortization of debt issuance cost on convertible notes payable.

Change in fair value of convertible notes payable

During the six months ended March 31, 2026, the Company recorded a loss of $279,046 from the change in fair value of the convertible promissory note agreements issued under the Standby Equity Purchase Agreement entered into on July 25, 2025.

Change in fair value of other liabilities

During the six months ended March 31, 2026, the Company recorded a gain of $262,800 from the change in fair value of the stock based compensation liability.

Other income

During the six months ended March 31, 2026, the Company received $108,975 for the completion of a pilot.

The year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024.

The following table sets forth the Company’s consolidated statements of operations data for the year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024:

	For the Year ended September 30	For the Period from March 20, 2024 (inception) to September 30
	2025	2024	Change

Operating costs:
General and administrative	$5,416,619	$328,469	$5,088,150
Research and development	156,462	3,650	152,812
Sales and marketing	1,168,108	0	1,168,108
Loss from operations	(6,741,189)	(332,119)	(6,409,070)

Other (expense) income:
Interest income	418	—	418
Interest expense	(59,327)	—	(59,327)
Change in fair value of convertible notes payable	147,347	—	147,347
Gain from sale of marketable securities	104,656	—	104,656
Total other (expense) income, net	193,094	—	193,094

Loss before provision for income taxes	(6,548,095)	(332,119)	(6,215,976)
Provision for income taxes	—	—	—
Net loss	$(6,548,095)	$(332,119)	$(6,215,976)

General and Administrative

General and administrative expenses for the year ended September 30, 2025 was $5,416,619 as compared to $328,469 for the period from March 20, 2024 (inception) to September 30, 2024. The $5,088,150 increase in general and administrative reflects increases in professional services such as legal, consulting and accounting. VisionWave expects that its general and administrative expenses will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Research and Development

Research and Development expenses for the year ended September 30, 2025 was $156,462 as compared to $3,650 for the period from March 20, 2024 (inception) to September 30, 2024. The $152,812 increase in research and development reflects increases in personnel and supplies related costs as the Company continues to develop its products. The Company expects that its research and development expense will increase in future periods commensurate with the expected growth of its business.

Sales and Marketing

Sales and marketing for the year ended September 30, 2025 was $1,168,108 as compared to $0 for the period from March 20, 2024 (inception) to September 30, 2024. The $1,168,108 increase in sales and marketing reflects increases in marketing such as investor awareness costs as the Company continues to develop its products. The Company expects that its sales and marketing expense will increase in future periods commensurate with the expected growth of its business.

Interest income

During the year ended September 30, 2025, the Company earned $418 in interest income on balances held in bank accounts.

Interest expense

Interest expense of $59,327 for the year ended September 30, 2025 is a mainly result of the accrual of interest on the convertible notes payable.

Change in fair value of convertible notes payable

The Company recorded a gain of $147,347 from the change in fair value of the convertible promissory note agreements issued under the Standby Equity Purchase Agreement entered into on February 25, 2025.

Gain on sale of marketable securities

The Company gained $104,656, net from sale of marketable securities during the year ended September 30, 2025.

Results of Operations and Financial Condition for the Three and Six Months Ended March 31, 2026 (Unaudited)

The following summarizes the Company’s unaudited results of operations and financial condition for the three and six months ended March 31, 2026, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026. This summary should be read together with the Company’s unaudited condensed consolidated financial statements and related notes for such period.

For the three months ended March 31, 2026, the Company incurred total operating expenses of $11,055,541 (consisting of $2,922,318 of general and administrative expense, $271,534 of research and development expense, $2,159,439 of sales and marketing expense, and $5,702,250 of depreciation and amortization), a loss from operations of $11,055,541, total other expense, net, of $1,854,552 (including $2,192,375 of interest expense), and a net loss of $12,910,093, or $(0.66) per basic and diluted share, compared to a net loss of $28,842 for the three months ended March 31, 2025.

For the six months ended March 31, 2026, the Company incurred total operating expenses of $17,623,222, a loss from operations of $17,623,222, total other expense, net, of $2,222,786, and a net loss of $19,846,008, or $(1.14) per basic and diluted share, compared to a net loss of $232,565 for the six months ended March 31, 2025.

As of March 31, 2026, the Company had cash and cash equivalents of $14,255,720 (compared to $2,284,933 at September 30, 2025), total assets of $135,701,992 (including intangible assets, net, of $113,915,787 and an equity method investment of $2,773,616), total liabilities of $37,055,117, an accumulated deficit of $34,954,914, a working capital deficit of $21,939,175, and total stockholders’ equity of $98,646,875. As of March 31, 2026, there were 20,347,137 shares of Common Stock issued and outstanding.

For the six months ended March 31, 2026, net cash used in operating activities was $8,790,770, net cash used in investing activities was $3,816,008, and net cash provided by financing activities was $24,577,565.

The Company continues to evaluate its ability to continue as a going concern. Management has determined that its Funding Support Agreement with Stanley Hills, LLC (amended May 20, 2026), pursuant to which Stanley Hills committed to fund the Company’s working capital needs through February 17, 2027, together with cash receipts from customer arrangements, additional insider investments and financing, and the Company’s existing cash, alleviated the substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of its unaudited condensed consolidated financial statements.

Liquidity, Capital Resources and Going Concern

The Company’s primary sources of liquidity have been cash from financing activities. For the three and six months ended March 31, 2026, net loss was $12,910,093 and $19,846,008, respectively. Cash used in operating activities was $8,790,770 for the six months ended March 31, 2026. The Company had an accumulated deficit of $34,954,914 as of March 31, 2026. As of March 31, 2026, working capital deficit was $21,939,175 and cash was $14,255,720.

The Company received proceeds of approximately $23,846 as a result of the Reverse Acquisition in September 2025, after giving effect to stockholder redemptions and payment of transaction expenses in connection with the Reverse Acquisition. The Company received an additional $308,000 pursuant to the Securities Purchases agreement entered into on July 15, 2025 and $5,000,000 pursuant to the convertible promissory note agreements issued under the Standby Equity Purchase Agreement referenced below. During the six months ended March 31, 2026, the Company received an additional $850,000, pursuant to three securities purchase agreements.

On July 25, 2025, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $50 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA, from time to time during the term of the SEPA. The Company received proceeds of $980,300 from draw down during the three months ended March 31, 2026.

The Company also received net proceed of $16,975,000 for loan issued during the three and six months ended March 31, 2026 (See Note 13) and $850,000 from the issuance of convertible notes for the same periods in 2025.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all.

Going Concern Evaluation

Ordinarily, conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern relate to the entity’s ability to meet its obligations as they become due. The Company evaluated its ability to meet its obligations as they become due within one year from the date that the financial statements are issued by considering the following:

On April 8, 2025, with an effective date of March 31, 2025 and as amended on May 20, 2026, the Company entered into a Funding Support Agreement with Stanley Hills, LLC (“Stanley Hills”), the principal shareholder of VisionWave Technologies. Pursuant to the agreement, Stanley Hills irrevocably and unconditionally committed to provide financial support to the Company, sufficient to fund the working capital needs through May 20, 2027. The funding may be provided by Stanley Hills in the form of direct payments to third parties, advances or intercompany loans, or capital contributions, as mutually determined by the parties. Unless otherwise agreed in writing, any such advances will be non-interest bearing and repayable only at such time as determined by the Board of Directors, and only to the extent such repayment would not impair the Company’s liquidity or ability to continue as a going concern. The agreement may not be terminated by Stanley Hills prior to the twelve-month period from the date of release of the financial statement.

Management has determined that the agreement with Stanley Hills, cash receipts from customer arrangements, resource reallocation initiatives, additional insider investments and financing, along with its existing cash and committed affiliated support related combinations alleviated the risk about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

Cash flows for the six months ended March 31, 2026 and 2025

The following table summarizes the Company’s cash flows from operating, investing and financing activities for the six months ended March 31, 2026 and 2025:

	Six Months Ended March 31,
	2026	2025
Net cash (used in) provided by operating activities	$(8,790,770)	$(56,492)
Net cash (used in) provided by investing activities	$(3,816,008)	$114,375
Net cash provided by financing activities	$24,577,565	$—

Net Cash (Used in) Provided by Operating Activities

Net cash used in operating activities was $8,790,770 during the six months ended March 31, 2026, compared to net cash used in operating activities of $56,492 during the six months ended March 31, 2025. The period-to-period change was a result of VW Holding’s net loss for the periods and increase in due to related party, increase in prepaid expenses and decrease in due from related party partially offset by the increase in accounts payable and accrued expenses and increase in stock-based compensation liability.

Net Cash Used in Investing Activities

Net cash used in investing activities was $3,816,008 during the six months ended March 31, 2026, compared to net cash provided by investing activities of $114,375 during the six months ended March 31, 2025. The period-to-period change was a result of use of proceeds to fund Note Receivable and purchase fixed assets, net of cash acquired in asset acquisition.

Net Cash provided by Financing Activities

For the six months ended March 31, 2026, net cash provided by financing activities was $24,577,565, compared to net cash flow from financing activities of $0 during the six months ended March 31, 2025, respectively. The period-to-period change was primarily due to proceeds from issuance of convertible notes payable net of repayment, proceeds from issuance of promissory notes net of repayment, proceeds from drawdown of SEPA and the exercise of warrants.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. We do not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

BUSINESS

Overview

VisionWave Holdings, Inc. (the “Company,” “VisionWave,” “we,” “us,” or “our”) is a Delaware corporation formed on March 20, 2024, with principal executive offices located at 300 Delaware Avenue, Suite 210 #301, Wilmington, Delaware 19801. Our common stock trades on The Nasdaq Global Market under the symbol “VWAV,” and our publicly traded warrants trade under the symbol “VWAVW.” We maintain a website at www.vwav.inc, where additional information about our business can be found. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus.

We are a technology company focused on the development and commercialization of advanced artificial intelligence (“AI”) and autonomous solutions for multi-domain operations across air, ground, and sea environments. Through our wholly owned subsidiary, VisionWave Technologies Inc. (a Nevada corporation, “VisionWave Technologies”), we design, prototype, and deploy technologies including high-resolution radars, advanced vision systems, radio frequency (“RF”) sensing innovations, unmanned aerial systems (“UAS”), unmanned ground vehicles (“UGVs”), remote weapon stations (“RWS”), and active protection systems (“APS”) for the defense industry. Through our wholly owned subsidiary Solar Drone, we sell commercial infrastructure maintenance solutions for maintenance of solar farms and high-tension electrical towers. Our solutions target military, homeland security, and industrial applications, emphasizing real-time threat detection, analysis and autonomous response.

Our proprietary AI engine (U.S. trademark application pending) serves as the core autonomy layer, enabling embedded, edge-based decision-making with low-latency sensor fusion, perception, and predictive control. This technology powers our product lines, which are at various stages of prototype development, pilot testing, and commercialization readiness. Products are designed to be “ready for deployment,” with manufacturing and delivery upon customer orders, supplemented by non-recurring engineering (“NRE”) efforts for customizations such as payload configurations, colors, or mission-specific adaptations. We generate or will generate revenue through direct product sales, technology licensing to defense contractors and governments, strategic alliances for co-development, and joint ventures for large-scale manufacturing and deployment.

VisionWave was established through a business combination (the “Business Combination”) with Bannix Acquisition Corp. (“Bannix”), a special purpose acquisition company, consummated on July 14, 2025, pursuant to the Amended and Restated Business Combination Agreement dated September 6, 2024. Prior to the Business Combination, Bannix was a blank-check company incorporated on January 21, 2021. In exchange, each share of VisionWave Technologies was converted into 4,041 shares of our common stock, resulting in the issuance of approximately 11,000,000 shares for 2,722 shares of VisionWave Technologies outstanding immediately prior to closing. Following the Business Combination, we became a public company with access to capital markets to fund research and development (“R&D”), pilot programs, and market expansion.

Recent Developments

Amended and Restated Bylaws

On December 8, 2025, the Board unanimously approved and adopted Amended and Restated By-Laws of the Company (the “Amended and Restated By-Laws”), effective immediately. The only substantive change effected by the Amended and Restated By-Laws is to reduce the quorum required for the transaction of business at stockholder meetings from a majority to 33.3% of the shares entitled to vote at such meetings, as permitted under the Delaware General Corporation Law.

Business Development Committee

On December 8, 2025, the Board established a Business Development Committee of the Board and adopted a written charter for the committee. The Business Development Committee is tasked with assisting the Board in identifying, evaluating, and developing strategic business development opportunities, including mergers, acquisitions, joint ventures, strategic partnerships, licensing arrangements, and other growth initiatives. The Board appointed Judit Nagypal and Ms. Dzikowski, each independent directors of the Company, as the initial members and Ms. Dzikowski shall serve as the Chairperson of the Business Development Committee. VisionWave has business development personnel located in the U.S., the UK, France and Israel.

QuantumSpeed IP Asset Acquisition

On January 5, 2026, the Company entered into an Asset Purchase Agreement (the “Adrian Asset Purchase Agreement”) with Adrian Holdings S.R.L., a Costa Rican company (“Adrian”). Pursuant to the Adrian Asset Purchase Agreement, the Company agreed to acquire from Adrian, and Adrian agreed to sell, transfer, convey and assign to the Company, all right, title and interest in and to certain intellectual property assets related to the technology known as QuantumSpeed (the “Assigned IP”), as more fully described in the Adrian Asset Purchase Agreement.

In consideration for the Assigned IP, the Company agreed to pay Adrian aggregate consideration consisting of (i) 10,000,000 shares of the Company’s Common Stock (the “Purchase Shares”), and (ii) a promissory note in the principal amount of $10,000,000 (the “Adrian Note”). At closing which occurred on January 5, 2026, the Company issued and delivered to Adrian 3,000,000 Purchase Shares (the “Closing Shares”) and executed and delivered the Adrian Note.

The issuance of the remaining 7,000,000 shares of the Company’s Common Stock (the “Contingent Shares”) is subject to approval by the Company’s shareholders as required under applicable Nasdaq listing rules. The Company has agreed to use its commercially reasonable efforts to obtain such shareholder approval (the “Shareholder Approval”) as soon as practicable following the Closing, including by including a proposal for such approval in its next annual or special meeting of shareholders (but excluding any special meeting to be held on or about February 2026), and in no event later than nine (9) months after the Closing Date. If Shareholder Approval is not obtained within nine (9) months after the Closing Date, then (i) the Company shall promptly cause sixty percent (60%) of the equity interests in QuantumSpeed Inc., a wholly-owned subsidiary of the Company to which the acquired intellectual property assets will have been assigned, to be transferred to Adrian (or its designee) free and clear of all encumbrances (other than restrictions under applicable securities laws), (ii) Adrian’s security interest in such equity interests shall be automatically released, and (iii) Adrian shall retain full ownership of the 3,000,000 shares of common stock previously issued at Closing and the Adrian Note, without any obligation to return, cancel, or forfeit the same. For the avoidance of doubt, in such event, no alternative consideration will be provided in lieu of the Contingent Shares.

Employment Agreement – Erik Klinger, Chief Financial Officer

On January 2, 2026, the Company entered into an Employment Agreement (the “Klinger Agreement”) with Erik Klinger, pursuant to which Mr. Klinger will continue to serve as the Company’s Chief Financial Officer, effective as of January 2, 2026.

The Klinger Agreement provides for an initial three-year term, automatically renewing for successive one-year periods unless either party provides timely notice of non-renewal. Mr. Klinger’s annual base salary is $120,000, payable in accordance with the Company’s standard payroll practices. Mr. Klinger is eligible to participate in the Company’s employee benefit plans available to similarly situated executives, including medical, dental, and vision insurance, and is entitled to four weeks of paid vacation per year (pro-rated for partial years).

On January 2, 2026, in connection with the Klinger Agreement, the Company granted Mr. Klinger a nonstatutory stock option (the “Klinger Option”) to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on December 31, 2025, pursuant to the Company’s proposed 2025 Omnibus Equity Incentive Plan (the “Plan”). The Klinger Option is subject to twelve equal quarterly vesting installments over four years, commencing on the date of shareholder approval of the Plan (the “Approval Date”), and is otherwise subject to the terms and conditions of the Plan and the Employee Nonstatutory Stock Option Agreement entered into between the Company and Mr. Klinger. The grant of the Klinger Option is expressly contingent upon shareholder approval of the Plan; if the Plan is not approved by shareholders, the Klinger Option will be null and void.

The Klinger Agreement also includes provisions regarding termination of employment (including by death, disability, for Cause, without Cause, for Good Reason, or without Good Reason), severance payments in certain circumstances (including a one-time payment equal to $120,000 upon certain terminations, subject to execution of a general release), and acceleration of equity awards upon a Change in Control (as defined in the Klinger Agreement).

There are no arrangements or understandings between Mr. Klinger and any other person pursuant to which he was selected to continue as Chief Financial Officer. There are no family relationships between Mr. Klinger and any director or executive officer of the Company, and there are no transactions between Mr. Klinger and the Company that are reportable pursuant to Item 404(a) of Regulation S-K.

Strategic Joint Venture Agreement

On January 9, 2026, the Company entered into a Strategic Joint Venture Agreement (the “JV Agreement”) with BOCA JOM, LLC (“BOCA”), GBT Tokenize Corp. (“TOKENIZE”), and GBT Technologies, Inc. (“GBT”).

Pursuant to the JV Agreement, the parties agreed to form a joint venture limited liability company in the State of Nevada (the “JV LLC”) for the purpose of developing, commercializing, and managing designated electronic design automation (EDA), defense, and high-security technology projects (the “Designated Projects”).

Equity interests in the JV LLC were determined using an internal reference value of $1.0 billion solely to facilitate negotiation of ownership percentages. This internal value is not a statement of the JV’s actual fair market value and was reached without the benefit of an independent third-party valuation or fairness opinion. Accordingly, stockholders and investors are cautioned not to place undue reliance on this figure as an indication of the value of the JV, its assets, or the Company’s interest therein for securities law purposes or otherwise. Ownership of the JV LLC is expected to be allocated among the parties as set forth in the Agreement and related exhibits.

The contributions are as follows:

●	TOKENIZE will contribute 897,102 shares of the Company’s common stock and its intellectual property portfolio.

●	GBT will contribute 2,020,500 shares of the Company’s common stock.

●	BOCA will contribute the Designated Projects.

●	BOCA and the Company will each enter into non-exclusive license agreements granting the JV LLC rights to use certain background intellectual property solely for the Designated Projects.

All contributions of Company securities are subject to compliance with applicable securities laws and Nasdaq Listing Rules, including obtaining shareholder approval if required under Nasdaq Rule 5635. The JV LLC will be governed by a three-member board, with governance and deadlock resolution mechanisms to be set forth in a separate operating agreement. TOKENIZE and GBT will not participate in management or governance of the JV LLC. The Agreement provides that the Company may appoint a director to BOCA’s board. Any appointment of a BOCA designee to the Company’s board would be subject to approval by the Company’s independent directors, compliance with Nasdaq rules, and, if applicable, shareholder approval.

Intellectual property developed by the JV LLC (“Foreground IP”) will be owned by the JV LLC. Each party retains ownership of its independently developed intellectual property. License rights terminate upon termination of the Agreement, subject to limited survival for existing customer obligations. The Agreement has an initial term of seven years and includes customary termination rights, including termination if required regulatory approvals (such as CFIUS or export control approvals) are denied. If no Designated Project generates revenue within twelve months following formation of the JV LLC, the Agreement may be terminated and contributed consideration returned, subject to board-level fiduciary determinations. In February 2025, TOKENIZE and GBT funded the JV LLC with 2,917,602 shares of Common Stock.

SaverOne Transaction

On January 26, 2026, VisionWave entered into a definitive Exchange Agreement (the "Exchange Agreement") with SaverOne 2014 Ltd., an Israeli company whose American Depositary Shares are listed on The Nasdaq Stock Market ("SaverOne"). The Exchange Agreement provided for a three-stage equity exchange and strategic collaboration under which VisionWave could acquire up to approximately 51% of SaverOne's issued and outstanding ordinary shares on a fully diluted basis, and under which SaverOne could acquire shares of VisionWave common stock having an aggregate economic value of up to $7.0 million, in each case subject to milestone achievement, staged issuance, price-based adjustments and compliance with Nasdaq listing rules. The number of shares of VisionWave common stock issued at each closing was determined based on the five-day VWAP immediately preceding that closing (the "VWAV Average Price").

All three closings under the Exchange Agreement have occurred. VisionWave completed the Stage 1 Closing on March 5, 2026, and completed the Stage 2 Closing (the Milestone 1 Exchange) and the Stage 3 Closing (the Milestone 2 Exchange) on June 22, 2026. The three stages were completed as follows:

● Stage 1. On March 5, 2026, in exchange for 365,610 shares of VisionWave Common Stock (the "Stage 1 VisionWave Shares") having an aggregate value of approximately $2.74 million (calculated based on the VWAV Average Price of $7.5031 per share), SaverOne issued to VisionWave 148,584 restricted ADSs (representing 6,418,828,800 restricted ordinary shares), representing 19.99% of SaverOne's issued and outstanding share capital (fully diluted) as of the effective date of the Exchange Agreement. VisionWave also issued the corresponding shares issuable to SaverOne management at the Stage 1 Closing pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 2. Upon achievement of the first operational integration milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $2.74 million, SaverOne issued to VisionWave ADSs representing an additional 19.99% of SaverOne's outstanding share capital (fully diluted) (the "Stage 2 Closing"). The consideration issued at the Stage 2 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 3. Upon achievement of the commercial or defense pilot milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $1.51 million, SaverOne issued to VisionWave ADSs representing an additional 11.02% of SaverOne's outstanding share capital (fully diluted) (the "Stage 3 Closing"). The consideration issued at the Stage 3 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (21.62%). The shares of VisionWave Common Stock issued in respect of the Stage 2 and Stage 3 Closings were issued to SaverOne on June 24, 2026 and totaled 1,310,861 shares.

Although the Stage 3 Closing would otherwise have resulted in VisionWave owning approximately 51% of SaverOne, in connection with the Stage 2 and Stage 3 Closings VisionWave assigned to Adrian Holdings S.R.L. its right to receive 14,843,945,442 of the SaverOne ordinary shares otherwise issuable to it, and those shares were issued directly to Adrian, reducing the outstanding principal amount of the promissory note previously issued to Adrian by approximately $1.43 million. As a result, VisionWave beneficially owns approximately 41% of SaverOne's issued and outstanding ordinary shares. VisionWave does not control SaverOne, does not consolidate SaverOne in its financial statements, and accounts for its investment in SaverOne under the equity method of accounting. The transaction establishes SaverOne as the core operating platform for VisionWave's radio-frequency (RF) defense and security technologies, supported by a non-exclusive, worldwide license to certain VisionWave RF intellectual property for defense and security applications.

Blade Ranger Transaction

On December 3, 2025, VisionWave entered into the Blade Ranger Agreement) with Seller, and, solely for purposes of acknowledgment and certain covenants therein, the Target Company, which was amended on December 15, 2025. Pursuant to the Blade Ranger Agreement, VisionWave acquired all of the issued and outstanding shares of the Target Company (the “Acquisition”) from the Seller in consideration for the issuance by VisionWave to the Seller (or its designee(s)) of the Buyer Shares and the Initial PFWs. Further, if the VWAP of VisionWave’s Common Stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Buyer Shares and Warrant Shares is less than $12.00 per share then VisionWave shall issue Blade Ranger such number of Additional PFWs equal the difference between (x) $21,600,000 divided by such average daily VWAP and (y) 1,800,000, to be issued within two Business Days following the effectiveness of such registration statement.

The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.01 per share (with the aggregate exercise price, except for such nominal amount, pre-funded to VisionWave) and will remain exercisable until exercised in full, subject to customary adjustments, beneficial ownership limitations (9.99%), and an exchange cap of 19.99% of VisionWave’s outstanding common stock prior to the initial exercise date unless shareholder approval is obtained pursuant to Nasdaq Listing Rule 5635. The Warrant Shares issuable upon exercise of the Pre-Funded Warrants are subject to the registration rights set forth in the Agreement.

Bitcoin mining acceleration and orchestration platform

On February 17, 2026, the Company entered into a Statement of Work (the “SOW”) with a third-party vendor for the development, validation, and deployment of a custom qSpeed-Mine™ Bitcoin mining acceleration and orchestration platform. The SOW has a total contract value of $10.0 million and represents a commitment for custom software and systems development to enhance the Company’s Bitcoin mining operations. The SOW provides for the design, validation, and deployment of a production-grade software acceleration layer, fleet orchestration/control plane, observability tools, security hardening, and deployment engineering optimized for Bitcoin (SHA-256d) mining across up to approximately 1,000 nodes/machines. The engagement is structured with objective technical milestones and acceptance criteria, and payments are contingent upon successful delivery and acceptance of each milestone. The expected program duration is approximately 32 weeks.

The SOW provides for the following milestone-based payment structure:

●	$350,000 was paid upon execution of the SOW;

●	Approximately $1.0 million is payable through completion and acceptance of the proof-of-concept (“POC”) milestone;

●	Approximately $6.0 million is payable upon completion and acceptance of successive intermediate milestones, including scaled deployment and operational validation; and

●	Approximately $3.0 million is payable upon final delivery and full program acceptance.

If milestone execution proceeds as planned, the SOW is structured to generate not less than the full $10.0 million in revenue during calendar year 2026, subject to milestone completion and acceptance of which there is no guarantee. Revenue is expected to be recognized in accordance with applicable accounting standards based on milestone achievement and acceptance. All deliverables under the SOW are owned by the Company, reinforcing the Company’s proprietary rights in the QuantumSpeed™ platform. The SOW does not obligate the counterparty to continue beyond accepted milestones and does not include minimum purchase or volume commitments beyond the defined milestone structure

C.M. Composite Materials Ltd. Transaction

On February 20, 2026 (the “Effective Date”), the Company, entered into two related definitive agreements in connection with a strategic investment and acquisition transaction involving C.M. Composite Materials Ltd., an Israeli corporation with registration number 513931980 (the “C.M. Composite”): (i) an Investment and Share Purchase Agreement (the “Share Purchase Agreement”), dated as of February 20, 2026, by and among the Company (as Buyer), Matania (Mati) Moskovich (as Seller)(“Moskovich”), and the C.M. Composite (solely for purposes of acknowledgment and certain covenants); and (ii) a Loan Agreement (the “Loan Agreement”), dated as of February 20, 2026, by and between the Company (as Lender) and the C.M. Composite (as Borrower).

Pursuant to the Share Purchase Agreement, the Company agreed to acquire from the Seller 10.2 ordinary shares of the C.M. Composite (the “Purchased Shares”), representing 51% of the issued and outstanding ordinary shares of the C.M. Composite (which has 20 outstanding ordinary shares out of 30,000 authorized ordinary shares, par value 0.1 NIS per share). In consideration therefor, the Company agreed to issue to Moskovich 250,000 shares of the Company’s Common stock (the “Buyer Shares”), valued at $2,500,000 based on the parties’ agreement.

The Loan Agreement provides for a secured loan facility in an aggregate principal amount of up to $5,000,000 (the “Commitment”). The Company is obligated to make an initial advance of up to $1,500,000 within ten (10) Business Days following the Effective Date (subject to satisfaction of conditions precedent), to be used for general working capital purposes consistent with the C.M. Composite’s ordinary course of business. Subsequent advances of the remaining up to $3,500,000 may be made in one or more tranches upon mutual written agreement of the parties, solely for working capital or the establishment and operation of a new facility outside Israel, with each tranche subject to the Company’s reasonable approval and minimum amounts (generally not less than $250,000 unless otherwise agreed). Proceeds of subsequent advances are to be used exclusively to operate, develop, certify, market, and commercialize the C.M. Composite’s technologies and products in global markets, including the United States. The Company advanced $500,000 to C.M. Composite on February 5, 2026, the Company advanced $200,000 to C.M. Composite on January 22, 2026 and the Company advanced $398,345 to C.M. Composite on December 26, 2025. The advances were made pursuant to a promissory note with a 24-month maturity, bearing no interest unless an event of default occurs (then at 5% per annum or the lower legal maximum), prepayable without penalty, and not contingent on any acquisition or strategic transaction.

Any loan pursuant to the Loan Agreement will bear simple interest at 12% per annum (or such lower rate as mutually agreed in writing, but not exceeding prevailing market rates for similar loans as determined in good faith by the Company), calculated on a 360-day year basis for actual days elapsed. The loan will mature three (3) years after the Effective Date. The obligations under the Loan Agreement are secured by a first-priority security interest in substantially all assets of the C.M. Composite (including accounts, inventory, equipment, general intangibles, intellectual property, and proceeds thereof).

On March 11, 2026, the Company entered into a Side Letter (the “Side Letter”) with C.M. Composite, Giza Zinger Even Mezzanine, Limited Partnership (“Giza”), and Moskovich. The Side Letter supplements and addresses certain obligations under the Share Purchase Agreement and the Loan Agreement with C.M. Composite and Moskovich, as well as the settlement agreement dated February 5, 2026, between Giza, Mati, and C.M. Composite (the “Giza Settlement Agreement”).

Pursuant to the Side Letter, among other things:

●	the Company acknowledges the terms of the Giza Settlement Agreement and agrees that C.M. Composite’s performance thereunder (including payments, reporting, and security perfection) does not constitute a breach or default under the Share Purchase Agreement, Loan Agreement, Note, or related agreements.

●	the Company consents to all payments by C.M. Composite (or its affiliates) to Giza under the Giza Settlement Agreement, including an immediate payment already made by the Company directly to Giza and ongoing periodic payments, and agrees not to interfere with such payments.

●	until full satisfaction of such obligations, neither C.M. Composite nor the Company shall take actions resulting in dilution of C.M. Composite’s shareholders, including issuances of equity, options, warrants, or convertible securities; the Company further agrees not to exercise conversion rights under the Note without Giza’s prior written consent.

●	the Company irrevocably commits to provide aggregate funding of at least $5,000,000 to C.M. Composite, allocated as $1,500,000 for working capital and $3,500,000 for establishing and operating a new facility outside Israel.

●	C.M. Composite’s activities outside Israel (including those funded by the committed amount) must be conducted directly by C.M. Composite, not through subsidiaries or other entities, unless pledged to Giza.

●	Neither the Company nor C.M. Composite shall structure transactions to circumvent the Giza Settlement Agreement’s restrictions or payment priorities.

●	Moskovich shall appoint an Israeli trustee (subject to Giza’s approval) for certain shares of C.M. Composite.

On February 26, 2026, the Company entered into the First Amendment (the “Amendment”) to that certain Share Purchase Agreement by and among the Company, Moskovich, and, solely for purposes of acknowledgment and certain covenants therein, C.M. Composite.

        The Amendment adds a new recital to the Share Purchase Agreement emphasizing that the sole purpose of the Company entering into the SPA is to facilitate and enable the establishment of a joint venture in India between C.M. Composite (and/or FBM) and Belrise Industries Limited (or its affiliate) as contemplated by that certain Memorandum of Understanding dated February 16, 2026 (the “Belrise MOU”), and that the execution and performance of definitive agreements with Belrise Industries Limited (the “Belrise JV Agreements”) is a critical and indispensable component of the overall transaction.

The Amendment provides that the Company’s obligation to consummate the purchase of the Purchased Shares and the other transactions contemplated by the SPA is expressly conditioned upon the satisfaction (or waiver by the Company in its sole and absolute discretion) of the following condition precedent (the “Belrise Condition”): (a) C.M. Composite and FBM Composite Materials Ltd. shall have duly executed and delivered the Belrise JV Agreements substantially in the form and on the terms contemplated by the Belrise MOU; and (b) the Belrise JV Agreements shall be in full force and effect and shall not have been terminated, amended, or modified in any respect materially adverse to C.M. Composite or the Company without the prior written consent of the Company. The Seller acknowledges that the Belrise Condition is material, and failure to satisfy it entitles the Company to terminate the SPA without liability.

The Amendment amends and restates Section 2.3 of the Share Purchase Agreement to provide that the Closing shall take place remotely no later than June 30, 2026 (or such later date as mutually agreed), provided that in no event shall the Closing occur unless and until the Belrise Condition has been satisfied (or waived by the Company).

The Amendment also permits termination by the Company if the Belrise Condition has not been satisfied (or waived by the Company) on or before March 31, 2026 (the “Belrise Long-Stop Date”), provided that the Company may not terminate if it is then in material breach of its obligations under the Share Purchase Agreement.

xClibre IP Assets Acquisition

On April 10, 2026, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Dream America Marketing Services, Ltda., a Costa Rican company (the “Seller”). Pursuant to the Agreement, the Company agreed to acquire from the Seller, and the Seller agreed to sell, transfer, convey and assign to the Company, all right, title and interest in and to certain intellectual property assets related to the technology known as xClibre (the “Assigned IP”), as more fully described in the Agreement.

In consideration for the Assigned IP, the Company agreed to pay the Seller aggregate consideration consisting of (i) 7,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Purchase Shares”), and (ii) a promissory note in the principal amount of $6,000,000 (the “Note”).

At closing, the Company has issued and delivered to the Seller 3,500,000 Purchase Shares (the “Closing Shares”) and executed and delivered the Note.

The issuance of the remaining 3,500,000 shares of the Company’s common stock (the “Contingent Shares”) is subject to (i) satisfactory proof-of-concept results and (ii) Nasdaq Shareholder Approval under Nasdaq Listing Rule 5635. The Company has agreed to use its commercially reasonable efforts to obtain such proof-of-concept approval (the “POC Approval”) as soon as practicable following the Closing, and in no event later than nine (9) months after the Closing Date. The Company has also agreed to use reasonable best efforts to obtain Nasdaq Shareholder Approval. If proof-of-concept approval is not obtained within nine (9) months after the Closing Date, then (i) the Company shall promptly cause sixty percent (60%) of the equity interests in xClibre Inc., a wholly-owned subsidiary of the Company to which the acquired intellectual property assets will have been assigned, to be transferred to the Seller (or its designee) free and clear of all encumbrances (other than restrictions under applicable securities laws), (ii) the Seller’s security interest in such equity interests shall be automatically released, and (iii) the Seller shall retain full ownership of the 3,500,000 shares of common stock previously issued at Closing and the Note, without any obligation to return, cancel, or forfeit the same. For the avoidance of doubt, in such event, no alternative consideration will be provided in lieu of the Contingent Shares.

An independent third-party valuation by BDO Consulting Group assessed the xClibre intellectual property at approximately $60 million as of April 10, 2026, based on certain assumptions regarding future development success, market adoption, and discount rates. This valuation is not a guarantee of realizable value and is subject to significant risks, including potential impairment if development milestones are not met. The Company’s Board was provided also with a fairness opinion by BDO Consulting Group for the structure and the value of the transaction. The Company’s Board of Directors reviewed this valuation and determined that the transaction is fair to, and in the best interests of, the Company and its stockholders.

The Agreement contains customary representations, warranties, covenants and indemnification provisions for a transaction of this nature.

The Assigned IP consists of intellectual property rights owned by the Seller relating to the xClibre technology, including patents, patent applications, trademarks, copyrights, trade secrets, know-how, software and other proprietary rights, as set forth in Exhibit A to the Agreement.

YA II Transactions

On July 25, 2025, we entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited company (“YA II” or “Investor”). Under the SEPA, the Company has the right to sell to YA II up to $50 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA.

Upon the satisfaction of the conditions to YA II’s purchase obligation set forth in the SEPA, including having a registration statement registering the resale of the shares of common stock issuable under the SEPA declared effective by the SEC, the Company will have the right, but not the obligation, from time to time at its discretion until the SEPA is terminated to direct Investor to purchase a specified number of shares of common stock (“Advance”) by delivering written notice to YA II (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to 97% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to YA II. “VWAP” is defined as the daily volume weighted average price of the shares of common stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

The January Amendment amended the SEPA to, among other things:

(i) remove the Investor’s ability to deliver investor notices, which previously allowed the Investor to require the Company to issue and sell shares of Common Stock to the Investor in offset of amounts outstanding under the Convertible Notes;

(ii) modify the conditions under which an Amortization Event (as defined in the Convertible Notes) may occur, providing that no Amortization Event shall be deemed to have occurred due to a Registration Event (as defined in the Convertible Notes) prior to the Rule 144 Date, and after the Rule 144 Date, no such Amortization Event shall occur so long as the Company remains current on its filings with the SEC and the Investor is able to rely on Rule 144 under the Securities Act of 1933, as amended, to resell shares of Common Stock issuable under the Promissory Notes;

(iii) cancel the Investor’s obligation to fund an additional $2,000,000 in principal amount to the Company as set forth in a letter agreement dated September 11, 2025, between the Company and the Investor (provided that subsequent fundings on the same or different terms may be mutually agreed by the parties in the future and documented in writing); and

(iv) require the Company to use its best efforts to promptly respond to comments from the staff of the SEC regarding the Company’s initial Registration Statement on Form S-1 (File No. 333-289952) and seek effectiveness of such Registration Statement as soon as reasonably practicable.

In connection with the SEPA, and subject to the condition set forth therein, YA II has agreed to advance to the Company the Pre-Paid Advance. The first Pre-Paid Advance was disbursed on July 25, 2025 with respect to $3.0 million and the balance of $2.0 million was disbursed on September 11, 2025. The purchase price for the Pre-Paid Advance is 94% of the principal amount of the Pre-Paid Advance. Interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate equal to 6.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date will be 12-months after the closing of each tranche of the Pre-Paid Advance. Investor may convert the Convertible Notes into shares of the Company’s common stock at a conversion price equal to the lower of $10.00 or 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion (the “Conversion Price”); provided, that in no event may the Conversion Price be lower than $1.00 (the “Floor Price”). In addition, upon the occurrence and during the continuation of an event of default, the Convertible Notes may be declared immediately due and payable, in which case the Company shall pay to YA II the principal and interest due thereunder. In no event shall Investor be allowed to effect a conversion if such conversion, along with all other shares of common stock then beneficially owned by YA II and its affiliates, would exceed 4.99% of the outstanding shares of the then common stock of the Company. If at any time on or after the issuance of the Convertible Notes (i) the Floor Price Event, (ii) the Exchange Cap Event or (iii) a Registration Event occurs, provided, however, that no Registration Event shall be deemed to have occurred prior to the Rule 144 Date, and after the Rule 144 Date, no Registration Event shall be deemed to have occurred so long as the Company remains current on its filings with the SEC and the Investor is able to rely on Rule 144 under the Securities Act of 1933, as amended, to resell shares of common stock issuable under the Convertible Notes, then the Company shall make monthly payments to Investor beginning on the seventh trading day after the Amortization Event and continuing monthly in the amount of $750,000 plus a 5.0% premium and all accrued and unpaid interest. The Exchange Cap Event will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the SEPA in excess of the Exchange Cap.

The Company will control the timing and amount of any sales of shares of common stock to YA II. Actual sales of shares of common stock to Investor as an Advance under the SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

The SEPA will automatically terminate on the earliest to occur of (i) the 24-month anniversary of the date of the SEPA or (ii) the date on which Investor shall have made payment of Advances pursuant to the SEPA for shares of common stock equal to $50,000,000. We have the right to terminate the SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Investor, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to Investor pursuant to the Convertible Notes and the SEPA. The Company and YA II may also agree to terminate the SEPA by mutual written consent. Neither the Company nor YA II may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or Investor other than by an instrument in writing signed by both parties.

As consideration for YA II’s commitment to purchase the shares of common stock pursuant the SEPA, the Company paid YA II, (i) a structuring fee in the amount of $35,000 and (ii) 200,000 shares of common stock as an equity fee. Further, the Company is required to pay YA II a commitment fee of $500,000 of which $250,000 shall be due and payable on the earlier of the effective date of the initial registration statement, or 60 days following the date of the SEPA, and the remaining $250,000 shall be due and payable on the date that is 90 days following the due date of the initial $250,000 installment, in each case to be paid by the issuance of such number of common shares that is equal to the applicable portion of the commitment fee divided by the average of the daily VWAPs of the common shares during the three trading days immediately prior to the applicable due date.

On February 26, 2026, the Company entered into a Letter Agreement (the “Letter Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to provide the Company with a $20,000,000 senior loan (the “Loan”) on the terms and conditions set forth therein.

The Loan is evidenced by a Promissory Note (the “Note”) in the original principal amount of $20,000,000, bearing 0% interest per annum (increasing to 18% upon an Event of Default as defined therein). The Note was issued at an original issue discount of 15%, resulting in gross proceeds to the Company of $17,000,000 (prior to deduction of a $25,000 structuring and due diligence fee), or $16,975,000 net cash received.

The Note matures 12 months from issuance and requires monthly amortization payments of $2,500,000 of principal (plus a 2% Payment Premium on such principal amount) beginning on the 60th day following issuance and continuing on the same day of each successive month thereafter until maturity (each an “Installment Date”). The Company may satisfy any Installment Amount in cash or, at its election, by delivering an Advance Notice under the Company’s existing Standby Equity Purchase Agreement dated July 25, 2025, as amended (the “SEPA”), subject to a 30-day repayment waterfall in favor of the Investor.

The Company has the right to optionally redeem all or any portion of the outstanding principal at any time at 105% of the principal amount redeemed plus accrued and unpaid interest. Upon an uncured Event of Default, the Investor may convert all or any portion of the outstanding principal, accrued interest, and other amounts due into Common Stock at a conversion price equal to 90% of the lowest daily VWAP during the 10 consecutive Trading Days immediately prior to the conversion date, subject to a 4.99% beneficial ownership blocker, and a floor price.

Concurrently with the issuance of the Note, the Company issued to the Investor a warrant (the “Warrant”) to purchase 1,333,333 shares of Common Stock at an exercise price of $9.00 per share, exercisable for a term of five years from issuance.

The obligations under the Note are guaranteed by each subsidiary of the Company pursuant to a Global Guaranty Agreement.

The Letter Agreement contains customary representations, warranties, covenants (including restrictions on variable rate transactions, additional indebtedness without consent, and use of proceeds), and events of default. The Company is not required to register the shares issuable upon conversion of the Note but has agreed to register the shares issuable upon exercise of the Warrant. The Investor has demand registration rights covering all shares of common stock underlying the Note. Upon written demand, the Company must file a resale registration statement within 45 calendar days, use commercially reasonable efforts to cause it to become effective promptly, and address any Rule 415 limitations through pro-rata reductions and successive filings as necessary. In addition, the Company shall, at its sole cost and expense, file with the SEC on or before the date that is 90 calendar days after the closing date file a registration statement on Form S-1 registering the resale of all of the shares of common stock issuable upon exercise of the Warrant (the “Warrant Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Warrant Registration Statement to be declared effective as soon as practicable after the filing thereof.

Solar Drone Transaction to Acquire Junko Solar

On March 11, 2026, SolarDrone Ltd. (“SolarDrone”), an Israeli subsidiary of VisionWave entered into a Consulting and Share Purchase Agreement (the “Junko Agreement”) with Mr. Amos Cohen, the controlling shareholder of Junko Solar Ltd., an Israeli company engaged in solar panel maintenance and cleaning services. Pursuant to the Junko Agreement, SolarDrone agreed to acquire 51% of the issued and outstanding shares of Junko Solar Ltd. (the “Junko Transaction”). The parties agreed on a pre-money valuation of Junko Solar of $400,000, and SolarDrone agreed to purchase the 51% controlling interest for an aggregate purchase price of $204,000. The purchase price will be paid in three equal installments:

●	$68,000 upon execution of the Agreement

●	$68,000 within 35 days

●	$68,000 within 35 days thereafter

Upon payment of the first installment, the shares representing 51% ownership of Junko Solar Ltd. will be transferred to SolarDrone or its designated affiliate.

Pursuant to the Agreement, Mr. Amos Cohen was appointed Chief Executive Officer and a director of SolarDrone Ltd. Mr. Cohen will provide management and strategic services to SolarDrone pursuant to a consulting arrangement and will receive a consulting fee of 50,000 N.I.S per month plus VAT.

As part of the Transaction, Junko Solar Ltd. will transfer operational activities related to solar panel cleaning and maintenance services, including customer relationships, business opportunities, and related operational assets to SolarDrone. SolarDrone will manage and operate the business going forward.

Chief Operating Officer

On March 13, 2026, the Company appointed Eric T. Shuss as Chief Operating Officer, effective March 13, 2026. In connection therewith, the Company entered into an Employment Agreement dated March 13, 2026 with Mr. Shuss (the “Shuss Agreement”). Material terms of the Shuss Agreement include:

●	An initial term of three years, with automatic one-year renewals absent 30 days’ prior written notice by either party.

●	Annual base salary of $120,000, increasing to $240,000 upon the Company achieving $3,000,000 in revenue during any 90-day period.

●	Eligibility for an annual performance bonus targeted at 0.5% of net income as reported in the Company’s SEC filings.

●	Participation in the Company’s standard employee benefit plans.

●	Severance upon a qualifying termination without cause or for good reason: a lump-sum payment equal to the greater of $500,000 or two times the then-current base salary, subject to execution of a general release of claims.

●	Customary restrictive covenants, including confidentiality, invention assignment, non-solicitation, and non-competition obligations.

Concurrently, Mr. Shuss was granted a nonstatutory stock option to purchase 500,000 shares of the Company’s common stock under the Company’s 2025 Omnibus Equity Incentive Plan, with an exercise price equal to the closing price of the common stock on March 12, 2026, vesting in twelve equal quarterly installments commencing June 30, 2026, and expiring five years from the date of grant (subject to earlier termination upon cessation of service).

Mr. Shuss also entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement and a Mutual Agreement to Arbitrate, each dated in connection with his employment.

Change in Role of Douglas Davis

On December 29, 2025, Noam Kenig resigned as Chief Executive Officer and as a member of the Board effective immediately for personal reasons. Mr. Kenig’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. On December 29, 2025, the Board appointed Douglas Davis, the Company’s current Executive Chairman, to serve as Interim Chief Executive Officer, effective immediately. On March 13, 2026, the Board appointed Douglas Davis, previously serving as Interim Chief Executive Officer and Executive Chairman, as Chief Executive Officer of the Company, effective March 13, 2026, removing the “Interim” designation from his title. In connection therewith, on March 15, 2026, the Company entered into an amendment (the “Davis Amendment”) to Mr. Davis’s Employment Agreement dated August 6, 2025, which formalizes his Chief Executive Officer title (in addition to his continuing role as Executive Chairman) and provides for an additional milestone-based equity bonus. Material terms of the Davis Amendment include:

●	No changes to Mr. Davis’s base salary, annual bonus, or other compensation terms from the original Employment Agreement.

●	A one-time non-qualified stock option (the “Milestone Option”) to purchase shares of the Company’s common stock equal to $100,000,000 in value (determined based on the Nasdaq closing price per share on the trading day immediately preceding the achievement date (the “Reference Price”)), granted under the Plan on the first business day following the date on which the Company first achieves both (i) $100,000,000 in trailing twelve-month revenue (as reported in the Company’s most recent Form 10-Q or Form 10-K) and (ii) a fully diluted market capitalization of at least $1,000,000,000 (calculated using the Reference Price), subject to Mr. Davis’s continued employment through the grant date.

●	The exercise price per share of the Milestone Option equal to the Reference Price.

●	Full vesting on the grant date, with a 10-year term (subject to earlier termination as provided in the Plan and applicable award agreement), cashless exercise provisions (to the extent permitted under the Plan), and subject to the Company’s clawback policy (as may be adopted or amended to comply with Dodd-Frank Act requirements or Nasdaq rules)

●	The grant is subject to Board or Compensation Committee approval, Plan share availability, and compliance with applicable securities laws, including Nasdaq listing rules.

 Changes to Board Committee Memberships and Independent Lead Director Position

On March 13, 2026:

●	The Board accepted the resignation of Eric T. Shuss from his position as Lead Independent Director and from all Board committee memberships, effective March 13, 2026. Mr. Shuss will continue to serve as a member of the Board.

●	The Board appointed Atara Dzikowski as a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, effective March 13, 2026, and as Chair of the Nominating and Corporate Governance Committee.

●	The Board appointed Chuck Hansen as Independent Lead Director of the Board, effective March 13, 2026.

National Oil Company of Liberia

On March 18, 2026, the Company entered into a Letter of Engagement (“LOE”) with the National Oil Company of Liberia (“NOCAL”), relating to offshore petroleum Blocks LB-4 and LB-5 located in the Liberia Basin. The LOE establishes a structured framework for the Company to advance toward the execution of a Production Sharing Contract (“PSC”) with the Government of Liberia, subject to prequalification by the Liberia Petroleum Regulatory Authority (“LPRA”), regulatory approvals, and legislative ratification by the Liberian Legislature.

The Company has been granted exclusive, non-transferable rights to pursue the Blocks for a period of eight (8) months from execution of the LOE (“Effective Date”), subject to extension if delays in the PSC process are not attributable to the Company. During this period, NOCAL is prohibited from negotiating or granting rights in the Blocks to third parties (except limited reconnaissance licenses that do not interfere). Assignment requires NOCAL’s prior written approval, not unreasonably withheld.

The Company has agreed to pay an initial signing bonus of $300,000 per block (total $600,000) within sixty (60) days following execution of the LOE by both parties. In the event the Blocks are not awarded to the Company for reasons not attributable to the Company, such payment is refundable in full without interest. This obligation is binding and material to the Company’s near-term liquidity.

Following execution of a PSC, the Company would be required to license seismic data for not less than $1,000,000 per block within 120 days of PSC execution. Upon execution and ratification of a PSC, the Company would be required to pay a signature bonus of $1,000,000 per block, payable within ninety (90) days of legislative ratification. The LOE contemplates a 10% carried interest to NOCAL; 10% carried interest to the Government of Liberia; 5% carried interest to citizens; and up to 5% participation by a local Liberian company. The contemplated PSC includes a multi-phase exploration program over approximately seven (7) years.

The LOE contains binding provisions, including exclusivity, confidentiality, compliance with anti-corruption laws (including FCPA) and specified financial obligations. However, the LOE does not constitute a final award of petroleum rights or grant any exploration or production rights at this stage. The execution of a PSC remains subject to prequalification, regulatory approvals, and legislative ratification in Liberia. There can be no assurance that a PSC will be executed or that the Company will ultimately be awarded the Blocks, that the Company’s proprietary RF sensing technologies will prove feasible or effective in this new application domain (outside the Company’s core defense and security markets), or that the Company will derive any revenue or benefit from this initiative. The Company may require additional capital, strategic partners, or farm-out arrangements to fulfill obligations, and the transaction involves significant geopolitical, regulatory, and operational risks in an emerging market jurisdiction.

T3 Defense, Inc. Share Exchange and Swap Agreement

On May 17, 2026, the Company entered into a Share Exchange and Swap Agreement (the “DFNS Agreement”) with T3 Defense Inc., a Nasdaq-listed company (“DFNS”). Pursuant to the DFNS Agreement, the Company issued and delivered to DFNS 475,492 newly issued shares of the Company’s Common Stock (the “VWAV Exchange Shares”) and, in exchange, DFNS issued to the Company 6,000,000 newly issued shares of DFNS common stock. The VWAV Exchange Shares were issued at the Nasdaq closing price of the Company’s Common Stock on May 15, 2026 ($5.590 per share), for an aggregate value of approximately $2.658 million.

The VWAV Exchange Shares were issued as “restricted securities” within the meaning of Rule 144 under the Securities Act in a private placement exempt from registration under Section 4(a)(2) of the Securities Act, and bear a customary restrictive legend. The shares are subject to additional contractual restrictions on transfer and legend removal that require the prior written consent of both parties.

Appointment of Chief Financial Officer of VisionWave IL Ltd.

On June 1, 2026, VisionWave IL Ltd. (“VisionWave IL”), a wholly-owned subsidiary of the Company, entered into an Employment Agreement with Mr. Einav Eliraz, pursuant to which Mr. Eliraz was appointed Chief Financial Officer of VisionWave IL, effective June 1, 2026. Mr. Eliraz is a certified public accountant and senior finance executive with more than twenty years of experience in public company accounting, SEC reporting, treasury management, mergers and acquisitions, internal controls and multinational operations.

Pursuant to the Employment Agreement, Mr. Eliraz will receive a gross monthly salary of NIS 50,000 and customary benefits under Israeli law, and will be eligible for an annual performance bonus. In addition, subject to approval by the Company’s Board of Directors, Compensation Committee, stockholders (if required) and other applicable approvals, Mr. Eliraz will be granted options to purchase 500,000 shares of the Company’s Common Stock under the Company’s Omnibus Equity Incentive Plan, expected to vest over a four-year period.

Amendment to Employment Agreement — Danny Rittman (CTO/CISO)

On June 11, 2026, the Company entered into Amendment No. 1 to the Employment Agreement dated August 6, 2025 with Danny Rittman, who serves as the Company’s Chief Technology Officer / Chief Information Security Officer. Pursuant to the amendment, Mr. Rittman’s annual base salary was increased to $180,000, effective June 1, 2026, and, in addition to the 500,000 options previously granted, the Company agreed to grant Mr. Rittman an additional 1,000,000 performance-based stock options exercisable at $4.98 per share under the Company’s 2025 Omnibus Equity Incentive Plan, vesting upon the achievement of specified technology, product and cybersecurity milestones.

Proposed Tier IV Data Center Joint Venture

On June 12, 2026, the Company entered into a term sheet (the “Data Center Term Sheet”) with Lucky Whale Production Limited, a Hong Kong-incorporated project sponsor (the “Sponsor”), setting out the principal proposed terms for the establishment of a joint venture to develop, hold and operate a proposed Tier IV data center project located in Beth Shemesh, Israel (the “Project”).

Under the proposed structure, the Company and the Sponsor would form a jointly held company (owned 68% by the Company and 32% by the Sponsor) that would in turn hold 75% of a special purpose project company holding the land, building permit and related rights for the Project, resulting in the Company holding an effective indirect interest of approximately 51% in the Project. As consideration for the Project rights, the Company would issue shares of its Common Stock with an aggregate value of approximately $40 million to the land owner, on an all-share basis with no cash component, subject to required approvals (including, to the extent required, Nasdaq stockholder approval), lock-up and orderly resale arrangements and customary registration rights. The Project would require substantial additional capital, and the proposed transaction remains subject to the completion of due diligence, the negotiation and execution of definitive agreements and the satisfaction of numerous conditions. There can be no assurance that the proposed transaction will be completed on the terms described, or at all.

Assignment of Exchange Rights — Adrian Holdings S.R.L.

On June 22, 2026, the Company entered into an Assignment of Exchange Rights, Joinder and Partial Satisfaction of Note Agreement (the “Assignment Agreement”) with Adrian Holdings S.R.L. (“Adrian”). Pursuant to the Assignment Agreement, the Company assigned to Adrian, effective immediately prior to and conditioned upon each of the Stage 2 closing and the Stage 3 closing under the SaverOne Exchange Agreement, all of the Company’s right to receive 14,843,945,442 SaverOne ordinary shares (the “Assigned Shares”), which were issued and delivered directly to Adrian (or its designated custodian) such that the Company acted solely as a conduit and at no time held beneficial ownership of the Assigned Shares.

In consideration for the assignment, and effective upon issuance of the Assigned Shares to Adrian at each applicable closing, the outstanding principal amount of the $10,000,000 promissory note previously issued to Adrian in connection with the Asset Purchase Agreement dated January 5, 2026 (the “Adrian Note”) was reduced by an amount equal to 110% of the value of the Assigned Shares, for an aggregate reduction of approximately $1.43 million. The Assignment Agreement did not modify the aggregate number of SaverOne ordinary shares issuable, or the aggregate consideration payable to SaverOne, under the Exchange Agreement.

SaverOne Exchange Agreement — Completion of Stage 2 and Stage 3 Closings

On June 22, 2026, the Company and SaverOne 2014 Ltd. (“SaverOne”) consummated the Stage 2 closing (the Milestone 1 Exchange) and the Stage 3 closing (the Milestone 2 Exchange) under the Exchange Agreement dated January 26, 2026, following the achievement and certification of the applicable milestones and the satisfaction of the conditions set forth in the Exchange Agreement. On June 24, 2026, as consideration for the Stage 2 and Stage 3 SaverOne shares, the Company issued and delivered to SaverOne an aggregate of 1,310,861 shares of Common Stock (including shares issuable to SaverOne management pursuant to Section 1.7 of the Exchange Agreement), consisting of shares having an aggregate value of approximately $2,743,137 issued at the Stage 2 closing and shares having an aggregate value of approximately $1,513,726 issued at the Stage 3 closing, in each case with the number of shares determined based on the VWAV Average Price as provided in the Exchange Agreement. The VisionWave Shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder.

After giving effect to the Stage 2 and Stage 3 closings and the assignment of the Assigned Shares to Adrian described above, the Company beneficially owns approximately 41% of SaverOne’s issued and outstanding ordinary shares. The Company does not control SaverOne, will not consolidate SaverOne in the Company’s financial statements, and intends to account for its investment in SaverOne under the equity method of accounting. As a result, the Company will not acquire the approximately 51% interest in SaverOne originally contemplated by the Exchange Agreement, and the summary of the Exchange Agreement appearing elsewhere in this prospectus should be read together with, and is qualified by, this update.

Acquisition Agreement — Meteor Aerospace Ltd.

On June 29, 2026, the Company entered into a binding Acquisition Agreement (the “Meteor Agreement”) with Meteor Aerospace Ltd. (“Meteor”), an Israeli aerospace and defense company, pursuant to which the Company agreed to acquire fifty-one percent (51%) of the issued and outstanding share capital of Meteor, subject to the satisfaction of specified closing conditions. Meteor is engaged in the development, manufacturing and commercialization of aerospace and defense technologies, including unmanned aerial systems, unmanned ground systems, unmanned surface vessels, loitering munition systems, electronic warfare technologies, and command, control, communications, cyber and battlefield management systems.

The Meteor Agreement values Meteor at a pre-money equity valuation of $40.0 million. Subject to the satisfaction of all closing conditions, the Company will acquire its 51% interest for aggregate consideration having a value of approximately $20.4 million, consisting of approximately $6.0 million of unrestricted shares of the Company’s Common Stock and approximately $14.4 million of restricted shares of the Company’s Common Stock subject to a six-month lock-up following closing, with the number of shares to be determined based upon the VWAP of the Company’s Common Stock during the five trading days immediately preceding the closing date. Closing is expressly conditioned upon, among other things, the successful completion of a live flight validation of Meteor’s Impact-700 unmanned aerial system and the Company’s satisfactory completion of due diligence. Upon closing, the Company would obtain a controlling interest in Meteor and the right to appoint three of Meteor’s five directors. There can be no assurance that the acquisition will be completed on the terms described, or at all.

Acquisition Agreement — Foresight Autonomous Holdings Ltd.

On June 2, 2026, the Company entered into a Securities Exchange Agreement (the “Foresight Agreement”) with Foresight Autonomous Holdings Ltd. (“Foresight”), pursuant to which the Company will acquire, in two stages, newly issued ordinary shares of Foresight representing 52% of Foresight’s issued and outstanding share capital as of the Stage 1 Closing (the Stage 1 Closing Date”). With this proposed transaction, it is the goal of the Company to establish Foresight as the core operating platform for the Company’s RF-focused perception systems and related defense, homeland security and autonomous technology initiatives.

Summary of Key Terms

●	Stage 1 Closing (expected within 45–60 days of the Effective Date): Foresight will issue to the Company newly issued ordinary shares, no par value per share (“Ordinary Shares”), representing 46% of Foresight’s issued and outstanding share capital as of the Stage 1 Closing Date (post-issuance, including 1% finder’s fee allocation). In exchange, the Company will issue to Foresight shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) with an aggregate value of $15,480,769 (88.4615% of $17.5 million total), calculated based on the volume-weighted average price of the Company’s Common Stock over the five consecutive trading days immediately preceding the Stage 1 Closing Date (the “VWAV Average Price”).

●	Stage 2 Closing (conditional upon achievement of a defined milestone): Foresight will issue an additional 6% of its share capital, and the Company will issue additional shares of its Common Stock valued at approximately $2,019,231 (11.5385% of $17.5 million). The milestone is the commencement of a binding pilot project utilizing the integrated perception platform (the “Perception Platform”) in the commercial, defense, or security sector (the “Milestone”).

●	Total Consideration: $17,500,000 in shares of the Company’s Common Stock issuable to Foresight, plus up to $3,000,000 in management equity grants under the Company’s equity incentive plan, subject to vesting conditions including the Milestone achievement, performance milestones, transfer restrictions, and clawback provisions.

●	Board Representation: The Company will have the right to designate two directors to the Foresight Board of Directors upon Stage 1 Closing and one additional director upon Stage 2 Closing.

The Foresight Agreement contains a value protection mechanism designed to preserve 65% of the economic value of the shares of Common Stock issued to Foresight. For a two-year period following each Closing (the “Protection Period”), if Foresight sells all of the shares of Common Stock (and any previously issued make-whole shares) and realizes aggregate gross proceeds below the applicable protected amount of $10,062,500 for the State 1 Closing and $1,312,500 for the Stage 2 Closing (collectively, the “Protected Amount”), the Company is obligated to issue additional shares of its Common Stock (or, if mutually agreed and compliant with applicable law and Nasdaq rules, pre-funded warrants) as make-whole shares (the “Make Whole Shares”). The mechanism provides that Foresight will deliver a notice with supporting documentation after each complete sale; the Company has audit rights; and additional shares are issued based on the average closing price of the Company’s Common Stock on Nasdaq for the 20 consecutive trading days immediately preceding the date of the notice (the “Make-Whole Price”) until the Protected Amount is achieved or the Protection Period expires. The Company covenants to use best efforts to maintain sufficient authorized shares, obtain all necessary stockholder and Nasdaq approvals, and file supplemental listings promptly. Failure to issue Make-Whole Shares on a timely basis triggers liquidated damages of 1.5% of the shortfall amount per 30-day period (in addition to specific performance and cost-recovery remedies).

The Foresight Agreement includes customary registration rights (Form S-1/S-3 filing within 45 days of each Closing), a 24-month management preservation covenant for Foresight’s executive team, a covenant requiring Foresight to allocate no less than 50% of proceeds from sales of the Company’s Common Stock to the Perception Platform, a 36-month leak-out agreement limiting Foresight’s daily sales of the Company’s Common Stock to 5% of actual daily trading volume, and audit rights allowing the Company to inspect Foresight’s trading records to verify compliance. The Foresight Agreement also contains mutual representations, warranties, covenants, indemnification, and termination provisions customary for a transaction of this nature.

Acquisition Agreement — VisionWave Israel Ltd. (“VW Israel”) to acquire 60% of the issued and outstanding equity interests of VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd

On May 12, 2026, VisionWave Israel Ltd. (“VW Israel”), a wholly owned subsidiary of the Company entered into a definitive Share Purchase and Shareholders Agreement (the “Agreement”) with Mr. Ian Paklida (the “Seller”), pursuant to which VW Israel agreed to acquire 60% of the issued and outstanding equity interests of VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd., both Israeli corporations (collectively, the “Target Companies”).

The Agreement is definitive; however, the transaction has not yet closed.

Under the terms of the Agreement, the consideration for the acquisition of the Target Companies will be the issuance of shares of common stock of the Company, subject to the satisfaction of various conditions precedent and regulatory approvals.

The Agreement contemplates an aggregate transaction value of up to approximately 15 million NIS, payable in the Company shares valued at approximately USD $3 million. The number of shares to be issued will be 513,752 shares of common stock of the Company representing $6.02 cost per share.

The Agreement includes customary representations, warranties, covenants, indemnification provisions, confidentiality obligations, lock-up restrictions, and closing conditions. Closing remains subject to, among other things:

●	completion of legal, financial, and operational due diligence;

●	receipt of all required corporate and regulatory approvals;

●	applicable tax rulings and/or approvals in Israel;

●	execution and delivery of final ancillary closing documents; and

●	satisfaction or waiver of other customary closing conditions.

Until the closing occurs, there can be no assurance that the acquisition will be consummated on the terms currently contemplated, or at all.

Distributor Agreement (the “Agreement”) with Stratonex Defence Technologies Ltd

On July 1, 2026, the Company entered into a Distributor Agreement (the “Agreement”) with Stratonex Defence Technologies Ltd., a private company organized under the laws of England and Wales (“Stratonex”).

Pursuant to the Agreement, the Company appointed Stratonex as its strategic commercialization, integration and sovereign delivery partner for the United Kingdom, Europe and other mutually agreed markets. The Agreement establishes a framework pursuant to which Stratonex will identify, develop and manage commercial opportunities for the Company’s technologies, including engagement with government, defense and institutional customers, while supporting systems integration, sovereign deployment and commercialization of the Company’s products within the applicable territories.

The Agreement includes an opportunity registration process pursuant to which Stratonex may register prospective commercial opportunities with the Company. Upon written acceptance by the Company, registered opportunities receive exclusive protection during the applicable registration period, subject to the terms and conditions of the Agreement. The Agreement does not grant Stratonex exclusive distribution rights throughout the applicable territories and expressly reserves the Company’s right to appoint additional distributors and market its products through other channels, except with respect to accepted registered opportunities.

The initial term of the Agreement is two (2) years and automatically renews for successive one-year periods unless earlier terminated in accordance with its terms. Either party may terminate the Agreement upon sixty (60) days’ prior written notice or earlier upon specified events of default. The Agreement also contains customary provisions relating to confidentiality, intellectual property ownership, export compliance, warranties, indemnification and limitations of liability.

The Agreement does not obligate Stratonex to purchase any minimum quantity of products, does not establish minimum revenue commitments and does not obligate the Company to accept any purchase order submitted by Stratonex. Product pricing will be established pursuant to quotations issued by the Company from time to time.

Ben Everitt, the founder and a 50% shareholder of Stratonex, also serves as a member of the Company’s Advisory Board pursuant to an Advisory Board Agreement entered into in October 2025. Mr. Everitt serves solely as an independent advisor to the Company’s Board of Directors and is not a director, executive officer or employee of the Company. Mr. Everitt is a former Member of the Parliament of the United Kingdom and has more than twenty years of experience in government, national security, defense policy and strategic advisory roles, including service on the United Kingdom Parliament’s National Security Bill Committee and participation in the Armed Forces Parliamentary Scheme.

The Company’s Board of Directors reviewed and approved the Agreement after considering the existing advisory relationship between the Company and Mr. Everitt. Mr. Everitt is not a member of the Company’s Board of Directors and did not participate in the Company’s review, negotiation or approval of the Agreement.

Industry Overview

The global defense industry is supported by sustained government demand for modernization, readiness, and replenishment, with increasing emphasis on uncrewed systems and autonomy-enabled capabilities. Spending priorities include integrated air and missile defense, precision munitions, C4ISR, and the development and fielding of uncrewed platforms across air and ground domains. Regulatory regimes—including export controls and evolving international norms related to autonomous weapon systems—may affect product development, international sales, and supply chain planning.

Our Solutions and Technologies

Our portfolio comprises nine interconnected product lines, progressing from proof-of-concept to production-ready prototypes, with several undergoing client trials and demonstrations. These solutions leverage our EI™ AI engine for real-time, edge-based processing in GPS-denied or contested environments, integrating proprietary algorithms for radio wave analysis, neuromorphic vision, and 2D/3D RF imaging. Development is conducted in-house, without reliance on open-source models, and focuses on modularity for seamless integration with existing platforms.

The  following table summarizes our key product lines as of the date hereof:

Product Line	Description	Domain	Status and Key Features
C-UAS (Counter-Unmanned Aircraft System)	Autonomous detection, tracking, and neutralization of aerial threats using onboard AI-driven sensors and effectors.	Air	Pilot testing completed Q2 2025; live-fire demonstrations Q3 2025; integrated into U.S. Army proposals; commercial rollout targeted for 2026.
Multi-Purpose Autonomous UAS	Versatile unmanned aerial systems configurable for reconnaissance, perimeter protection, search-and-rescue, with modular payloads.	Air	Pilot testing Q2 2025; showcased at AUSA expo; initial commercial sales in 2025; endurance up to 2 hours with EI™ autonomy.
Vision-AI Technology	Bio-inspired, pixel-level visual processing for superior adaptability and speed over traditional thermal or EO/IR systems.	Cross-Domain	Demonstrations Q3 2025; neuromorphic algorithms enable low-light/object recognition; commercial availability 2025.
Vision-RF Imaging System	Patented conversion of RF signals into 2D/3D video feeds, effective in indoor, underwater, or subterranean settings.	Cross-Domain	Demonstrations planned Q1 2026; disrupts surveillance markets; sub-meter precision geolocation.
High-Resolution Radar System	Real-time threat detection and tracking for dynamic objects, integrable with active protection or weapon systems.	Cross-Domain	Pilot integrations completed; commercial 2025; supports 360-degree coverage in cluttered environments.
Remote Weapon Station (RWS)	Stabilized, high-elevation platforms for vehicle or naval mounting, with precision targeting and AI-assisted fire control.	Ground/Sea	Demonstrations Q4 2025; acquired integration from partner; production lines established; compatible with legacy turrets.
Unmanned Ground Vehicle (UGV)	Stealthy, low-noise robotic platforms for special forces, law enforcement, or medical evacuation in urban/rough terrain.	Ground	Prototypes field-tested; EI™ enables swarm coordination; initial deployments targeted for 2026.
Active Protection System (APS)	Modular, solid-state defense against short-range threats like FPV drones, RPGs, or ATGMs; vehicle-agnostic integration.	Ground	Prototype aligned with India upgrade programs; trials ongoing; intercepts at 50-100m range.

In 2024, VisionWave sought to strengthen its intellectual property portfolio through the acquisition of key patents from Tokenize. This includes the acquisition of seven approved patents, Patent numbers: 10,521,614, 10,853,327, 11,663,167, 11,527,104, 11,302,032, 12,014,521 and one pending patent application, 18/743.171. These patents, which focus on AI-powered RF imaging and autonomous systems, reinforce VisionWave’s leadership in these advanced technological sectors. This strategic acquisition enhances our ability to innovate and deliver state-of-the-art solutions for defense, homeland security, and beyond, further solidifying VisionWave’s competitive edge in the global market. U.S. trademark registration is pending and not guaranteed for our trademark. Our trademark is VisionWave’s real-time, embedded AI engine engineered for split-second, on-device decision-making in contested or bandwidth-limited environments. Its modular architecture combines multi-modal sensor fusion with a deterministic, edge-optimized runtime to deliver low-latency perception, prediction, and control across drones, unmanned ground vehicles, guided munitions, sensors and humanoid robotics. EI is intended to serve as a common autonomy layer across sensors and platforms. Separately, VisionWave has filed a U.S. trademark application for our trademark (Serial No. 99317884); registration is not guaranteed and remains subject to standard USPTO examination.

Key Product and Pilot Milestones Developments

During the year ended September 30, 2025, we completed pilot testing for C-UAS, Multi-Purpose UAS, and Vision-AI in Q2 2025, securing a $30,000 order from a U.S. contractor subsidiary. Conducted live-fire trials in Abu Dhabi in September 2025 outperforming global competitors. Advanced Israeli Ministry of Defense border security deployment for Q4 2025 and India Ministry of Defense 10-year agreement discussions, including APS trials and local manufacturing feasibility. Showcased products at the AUSA expo in October 2025 and submitted proposals to the U.S. Army’s Joint Counter-small Unmanned Aircraft Systems Office (“JCO”). We were still in the development phase of our proprietary UGV (Unmanned Ground Vehicle) that is now scheduled for completion and initial units to be launched in June 2026.

Customers and Markets

Our target defense customers include U.S. and allied defense contractors, government agencies (e.g., U.S. Army, NATO members, Ministries of Defense in Israel and India), homeland security organizations, and industrial clients in surveillance and inspection. Revenue is derived from pilot orders, NRE fees, product sales, and licensing. Our commercial customers are large resellers that have presence in commercial solar cleaning and infrastructure maintenance; their customers range from large corporate organizations to regional and national governments.

We serve global markets, with a focus on high-growth regions: North America (U.S. Army programs and expos); Europe and UK (UK Armed Forces, French Government, the German Army, and NATO, for UGV and UAV programs)); Middle East (UAE and Israel border security); and Asia-Pacific (India’s modernization initiatives). International sales require compliance with export controls, and we anticipate 60% of future revenue from non-U.S. sources, particularly India.

Competition

The defense and commercial technology sectors are highly competitive, characterized by rapid innovation in AI, drones, payloads and sensing technologies. In the defense sector, we compete with established primes possessing greater resources, established relationships, and scale, as well as emerging players in autonomous systems. Our differentiation stems from proprietary VisionWave Stratum™ integration, cost-effective modularity, and partnerships that mitigate entry barriers. However, shifts in drone/AI landscapes could erode our position without continuous R&D investment.

Regulation

Our operations are governed by U.S. securities laws, Nasdaq listing standards (e.g., independent board majority, audit/compensation committees per Rule 10A-3), and defense-specific regulations including International Traffic in Arms Regulations (“ITAR”) and evolving AI/ethical standards. We are not an investment company under the Investment Company Act of 1940, as less than 40% of assets are in securities. Cryptocurrency activities require anti-money laundering (“AML”)/know-your-customer (“KYC”) compliance and may incur a 1% excise tax on stock repurchases. No material violations occurred in 2025, with compliance costs of $450,000.

Human Capital

Our team comprises 14 employees and consultants as of July 6, 2026, with 50% in technical R&D roles. Key executives include CEO and Executive Chairman Douglas Davis, COO Eric T. Shuss, CTO Danny Rittman, CFO Erik Klinger, Vice President of Mergers and Acquisitions Atara Dzikowski and Head of UK Jez Williman. We lack key man insurance and have no family relationships among officers. Retention strategies include equity incentives and consulting agreements.

MANAGEMENT

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person. Our directors serve a one-year term until their successors are elected and qualified, or until such director’s earlier death, resignation or removal. Our executive officers are elected annually by our board of directors and serve a one year term until their successors are elected and qualified, or until such officer’s earlier death, resignation or removal.

Name	Age	Title
Douglas Davis	67	Executive Chairman of the Board of Directors and CEO
Eric T. Shuss	60	Director and Chief Operating Officer
Erik Klinger	55	Chief Financial Officer
Danny Rittman	62	Chief Technology Officer
Chuck Hansen	68	Lead Independent Director
Haggai Ravid	64	Director
Judit Nagypal	56	Director
Atara Dzikowski	52	Director and Vice President of Mergers and Acquisitions
Mansour Khatib	63	Director
Daniel Ollech	68	Director
Shayna Quinn	33	Director

Douglas Davis is a seasoned executive with management experience across many areas including M&A, capital raising, sales and business development. Since 2001, Mr. Davis has served as the Managing Partner of CoBuilder, Inc., a consulting organization providing services for large and small corporate entities associated with increasing efficiencies, including increasing market penetration, revenues and profit; also, from 2008 to 2018, Mr. Davis served as the CEO of BitSpeed LLC, an extreme file transfer software solution. In addition, from July 2018 to April 2020 Mr. Davis served as the Chief Executive Officer of GBT Technologies, Inc. Mr. Davis received an AB Political Science from Stanford University and an MBA (Concentration in Finance and Strategic Management) from UCLA Anderson Graduate School of Management. Mr. Davis is a manager of Instant Fame LLC. VisionWave believes that Mr. Davis’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Co-Chairman give him the qualifications and skills to serve as a director.

Eric T. Shuss has extensive knowledge and expertise in growing and running high-tech companies, from start-ups to thriving ongoing ventures. Over his 35-year career, he has worked at mid-to-large companies as a Senior Industry Analyst, Managing Consultant, Director of Information Systems, Director of Operations, CEO, COO, Vice President, and President. These roles have been within high-profile businesses in AI and Robotics, I.T./ERP sales and consulting firms, high-tech manufacturers, Telecomm, retail operations, and distributors. Most recently, from May 2019 until present, Mr. Shuss has served as a Senior Industry Analyst for Avantiico representing the company in all customer and partner interactions for its professional services practice. Prior to his current role, Mr. Shuss, managed and owned a consulting business, Peryton Systems, from April 2016 to May 2019 which was an independent consulting firm engaged to facilitate the commercialization of innovative technologies in Artificial Intelligence, VR/AR, ERP,

Supply Chain and Logistics. Mr. Shuss has also held various other roles including Senior Industry Analyst/Presales for Hitachi Corporation. Mr. Shuss is an author and futurist who serves on several advisory boards and has a keen understanding of technology and can see the big picture to find ways for people to access and benefit from technology, which is the key to his success. Mr. Shuss attended California State University Long Beach studying Computer Science. VisionWave believes that Mr. Shuss’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Erik Klinger serves as Chief Financial Officer for the Company. Mr. Klinger’s recent work has focused on providing advisory services to growing companies that have significant recurring revenues, including providing advice on mergers and acquisitions and fractional CFO services to those companies. From 2020-2023, Mr. Klinger was the CEO of CIMfinity, which provides enhanced distribution for M&A deals in certain industries that have stalled or are slow-moving, and from 2016-2020 Mr. Klinger was the Chief Financial Officer and Head of Corporate Development of Gopher Protocol Inc., an OTCQB company. As an investment banker, he sold a business engaged in healthcare software in 2012, and then served as an advisor to that company from 2013-2016. From 2003-2011, Mr. Klinger was co-founder and Chief Executive Officer of Mindshift Partners, which provided CFOs and Controllers for publicly-traded and privately-held companies. Prior to those experiences, Mr. Klinger worked in private equity, with a focus on leveraged buyouts. From 1992 to 1997, Mr. Klinger worked at Andersen Consulting and then at Price Waterhouse. Mr. Klinger earned a Bachelor’s Degree from Dartmouth College and an MBA in Finance from the Anderson School of Management at UCLA. VisionWave believes that Mr. Klinger’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as Chief Financial Officer give him the qualifications and skills to serve as a director.

Danny Rittman is a seasoned computer scientist and technology entrepreneur with over 25 years of experience. Currently, he serves as the CTO of Gopher Protocol Inc., a company specializing in IoT and AI technologies. Rittman began his career in the Israeli Defense Forces as a software developer, later contributing to Motorola’s development of the first GSM cellular phone. He founded RIT Technologies in 1996, a network monitoring solutions provider that went public on NASDAQ. He also held roles as CTO and VP of Marketing at a smart-chip design company, leading product launches and software tool development. Since 2012, Rittman has been a Senior Integrated Circuit Design Consultant, managing teams in the mobile technology sector. He also founded Infiniti Technologies, developing advanced mobile and web applications. Rittman holds a Bachelor’s in Computer Science from Bar-Ilan University, an MBA from Tel Aviv University, and a PhD in Computer Science from LaSalle. VisionWave believes that Mr. Rittman’s broad entrepreneurial, and business expertise and his experience with micro-cap public companies and his role as Chief Technology Officer give him the qualifications and skills to serve as a director.

Chuck Hansen is a pioneer in federal, state, and local government information technology sales, marketing, operations, and finance. With over four decades of building companies from investment start-up to exit, Mr. Hansen currently serves as the Chairman & CEO of Electro Scan Inc., a cleantech supplier of machine-intelligent underground pipe assessment technologies. Mr. Hansen is the holder of 19 patents in the U.S. and abroad and has won complex product certifications from several of the world’s leading multi-national corporations, including Saudi Aramco. An FAA certified Instrument-Rated Pilot, Mr. Hansen is also certified to fly Small Unmanned Aircraft Systems (FAA Part 107). Mr. Hansen is currently a member of the Limited Partner Advisory Committee and Investment Board Member with Folsom, California-based Moneta Ventures where he helps assess AI, machine learning, robotics, SaaS, and supply chain investment opportunities. Prior to founding numerous companies, Mr. Hansen served as Chief Financial Officer of the Pacific School of Religion, the oldest graduate school of theology on the West Coast, reporting directly to the Board of Directors, and as Senior Accountant with Arthur Anderson & Co., working in the Oakland and San Francisco offices on auditing company financial statements, SEC registration statements, mergers, and acquisitions. Mr. Hansen holds a BS from University of California, Berkeley and an MBA from UCLA Anderson. VisionWave believes that Mr. Hansen’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies give him the qualifications and skills to serve as a director.

Haggai Ravid has over three decades of experience in global finance, investment banking, and strategic advisory roles. From December 2022 to December 2024, Mr. Ravid served as the Chief Financial Officer of Seamless Group Inc. (NASDAQ: CURR), where he was instrumental in preparing and approving SEC filings, including S-4, S-1, and Super 8-K forms, as well as interfacing with boards and negotiating promissory notes and investment bank agreements in connection with a de-SPAC transaction. Prior to that, Mr. Ravid was the CEO of Cukierman & Company Investment House Ltd., one of Israel’s leading cross-border advisory firms, from 2006 to 2022. During his tenure, he led strategic M&A transactions and capital raises totaling over $5 billion, managed multi-sector departments including TMT, Fintech, Healthcare, and Energy, and lived in Shanghai from 2015 to 2018 to oversee the firm’s China operations. His leadership included organizing major investment conferences in Shanghai, Hong Kong, Foshan, and Jinan, and he was honored as an Honorary Citizen of Changzhou in 2015 for his role in developing a technology park. Earlier in his career, Mr. Ravid held executive and partnership roles at MBI in Tel Aviv, Twin Triangle Financial in Los Angeles, and served as a loan officer and credit committee member at Bank Leumi’s Los Angeles office. He holds an MBA from Rutgers University and a Bachelor’s degree from the Hebrew University. VisionWave believes that Mr. Ravid’s extensive leadership experience, deep financial expertise, and global investment banking background give him the qualifications and skills to serve as a director.

Judit Nagypal is a transformational leader with extensive experience in technology partnerships, human resources leadership, and international operations across Europe and beyond. From 2013 to 2023, she held various senior roles at Microsoft, including Partner Acquisition Lead for Western Europe (2019-2023), Tech Partner GTM Lead for Western Europe (2016-2018), Tech Partner Acquisition Lead for Central and Eastern Europe (2015-2016), and HRD Leadership Development and Talent Management for Central and Eastern Europe (2013-2015). Prior to Microsoft, she served as HR and Communications Director for AXA Group’s CEE Region (2012), People & Organization Director for Kraft Biscuits Europe (2008-2010), Human Resources Director for Danone Group’s Győri Keksz Ltd. (2003-2007), Human Resources Manager for Coca-Cola Hungary, Czech Republic & Slovakia (1998-2003), and Talent Acquisition Manager for Coca-Cola Central Europe Division Office (1997-1998). Ms. Nagypal holds a Master’s degree in Economic Sciences (Marketing major) from Budapest University of Economics, a Law degree from Eötvös Loránd University, and a Postgraduate Diploma in HR Management from Middlesex University.

Atara Dzikowski has served as Co-Founder of Plydo, a generative AI platform for e-commerce creation and management, since 2025, where she developed the product framework, user experience model, go-to-market concept, international entity structure, and intellectual property management. Since 2024, she has provided business development consulting, steering European market expansion for clean-tech companies and offering strategic guidance to CEOs and founders on scaling, market development, and commercial growth. From 2017 to the present, Ms. Dzikowski has been Co-Founder, CEO, and Director of Samsara Luggage, a direct-to-consumer brand, where she managed the company as a publicly listed U.S. entity under SEC regulations, later transitioning it to private ownership; founded and scaled the brand internationally; raised capital; built collaborations with Apple, T-Mobile, and Tommy Bahama; directed marketing strategies; prepared public financial reports; created alternative revenue streams during COVID-19; and oversaw multinational teams and global operations. From 2013 to 2019, she served as Director of the Friends Organization at the Tel Aviv Museum of Art, establishing the organization, developing fundraising systems, cultivating donor relationships, implementing PR strategies, and founding “TAMA Young,” a next-generation supporters’ circle. From 2013 to 2017, Ms. Dzikowski was Founder and CEO of Design Boxes, House for Young Designers, supporting emerging Israeli designers, leading product development and B2B distribution, and building partnerships across finance, real estate, and retail sectors. From 2009 to 2013, she was Director of Development and Public Affairs at Shenkar College of Engineering, Design and Art, establishing the development framework, securing major donations, coordinating the Board of Governors, managing national-level initiatives with the Knesset and Office of the President of Israel, and directing fundraising events. From 2007 to 2009, Ms. Dzikowski served as Director of Development and Marketing at Israel Venture Network (IVN), leading fundraising for a social impact investment fund, expanding member networks, and supporting portfolio organizations. From 2003 to 2007, she was Executive Director, East Coast Region, at the FIDF Foundation in New York, managing large-scale fundraising operations, staff, budgets, and donor relations across the U.S. East Coast. From 1996 to 2003, Ms. Dzikowski held roles in television news, including Assignment Editor at Channel 2 News (now Channel 12), supervising newsroom operations and communications with government and military institutions, and Foreign News Producer at Channel 1 News (now Kan 11), producing international coverage and coordinating foreign reporting. Ms. Dzikowski holds a Master of Public Administration (MPA) from Clark University (1999) and a Bachelor of Arts in Communications & Management from the Israel College of Management (1997). She is a member of the Board of the Young Friends of the Tel Aviv Museum of Art and the Board of Thelma Yellin School of Arts.

Mansour Khatib, since November 27, 2024, Mr. Khatib has served as the Secretary of GBT Technologies Inc. (OTC: GTCH) (“GBT”). Previously, from April 16, 2016 through the present, Mr. Khatib has held various roles with GBT including Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer and director. From 2009 through 2012, Mr. Khatib served as the CEO and CFO of The Merchandise Company, located in Long Beach, California. From 2012 through the present, Mr. Khatib has served as a U.S. Business and Marketing Sales Representative for KB Racking, located in Toronto, Canada. From May 2013 through July 2014, Mr. Khatib served as VP of Marketing for Sun Energy Partners, LLC, developing solar rooftop projects. From July 2014 through the present, Mr. Khatib has served as the CTO for New Energy Ventures, LLC, a company that is developing utility scale projects in New Jersey, California, and smaller projects in Mexico, the Caribbean and Peru. Mr. Khatib received a B.A. in Economics from Fachhochschule Wuppertal in Wuppertal, Germany in 1988 and a Bachelors in Electro Engineering & Computer Technology from University Aachen in Aachen, Germany in 1985.

Daniel Ollech is a global entrepreneur and strategic advisor with over 30 years of experience in agri-commodities, corporate strategy, and fintech innovation. He currently serves as Founder & CEO of Tangent Platform (2025–Present), leading the development of a digital trade-finance ecosystem. Previously, he served as a strategic advisor to Sadot Group Inc. (NASDAQ: SDOT), supporting corporate restructuring, subsidiary spin-offs, SEC/NASDAQ compliance, capital-raising strategies, and investor engagement. From 2019 to 2022, he was Chairman of Lemarc Agromond, building and establishing a multinational organization involved in trading, shipping, and processing of goods worldwide. From the 1990s to 2019, he founded and served as Executive Director of global trade enterprises, managing commodity trading and processing ventures in soybeans, coffee, and edible oils across Brazil, the U.S., and Asia. From 2017 to 2022, he served as Board Director & Strategic Advisor for an agribusiness platform operating across Asia and MENA.

Shayna Quinn is an M&A-oriented executive with 9+ years of experience leading global teams and optimizing, cross-functional systems in high-growth tech environments. Proven ability to build, scale, and manage complex partner ecosystems while aligning cross-functional teams. Known for translating partnership strategy into measurable results through operational rigor and a strong focus on long-term partner value. Skilled in turning challenges into scalable, measurable success. Combining strategic foresight with hands-on leadership that drives efficiency, partner satisfaction, and sustainable growth is. She holds a B.A from Stevenson University and M.S. from, Cornell University. From 2020 to 2023 she held the position of Director, Business Development & Head of Market Expansion & Integrations at holding company based in Las Vegas, prior she served as Director of Operations & Special Projects with transportation software company based in New York.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance

Board of Directors and Board Committees

Our stock (symbol: VWAV) is listed on the NASDAQ Global Market. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our board of directors currently consists of nine members. Our board of directors has determined that Chuck Hansen, Haggai Ravid, Judit Nagypal, Mansour Khatib, Daniel Ollech and Shayna Quinn qualify as independent directors in accordance with the NASDAQ Global Market, or NASDAQ listing requirements. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least 3 years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us regarding each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under NASDAQ rules and regulations and in expectation of listing on NASDAQ, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Leadership Structure and Board’s Role in Risk Oversight

Douglas Davis is the Executive Chairman. The Chairman has authority, among other things, to preside over the Board meetings and set the agenda for the Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board. Due to the fact that the roles of Executive Chairman and Chief Executive Officer are held by one person, we have appointed an Independent Lead Director as noted below. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. With the appointment of Mr. Davis as the Chief Executive Officer, we appointed Mr. Hansen as the Independent Lead Director.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization. The audit committee oversees management of financial risks; our Board regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our system-wide restaurant growth, brand awareness and menu offerings. Our Compensation Committee is expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

Committees of the Board of Directors

The Board of Directors has already established an audit committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (“Governance Committee”). The composition and function of each committee are described below.

Audit Committee

The Audit Committee has three members, including Ms. Nagypal and Messrs. Hansen and Ravid. Mr. Ravid serves as the chairman of the Audit Committee and satisfies the definition of “audit committee financial expert”.

Our audit committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services; and

●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The Compensation Committee has three members, including Messrs. Hansen, Khatib and Ravid. Mr. Hansen serves as the chairman of the Compensation Committee.

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans; and

●	review the independence of any compensation advisers.

Nominating and Corporate Governance Committee

The Governance Committee has three members, including Ms. Nagypal and Messrs. Hansen and Ravid. Ms. Nagypal serves as the chairman of the Governance Committee.

The functions of our Governance Committee, among other things, include:

●	identifying individuals qualified to become board members and recommending director;

●	nominees and board members for committee membership;

●	developing and recommending to our board corporate governance guidelines;

●	review and determine the compensation arrangements for directors; and

●	overseeing the evaluation of our board of directors and its committees and management.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Business Development Committee

On December 8, 2025, the Board established a Business Development Committee of the Board and adopted a written charter for the committee (the “Charter”). The Business Development Committee is tasked with assisting the Board in identifying, evaluating, and developing strategic business development opportunities, including mergers, acquisitions, joint ventures, strategic partnerships, licensing arrangements, and other growth initiatives. The Board appointed Ms. Nagypal, Ms. Quinn and Ms. Dzikowski, each independent directors of the Company, as the initial members and Ms. Dzikowski shall serve as the Chairperson of the Business Development Committee. As consideration for serving as Chairperson Business Development Committee, Ms. Dzikowski receives $120,000 in cash and $60,000 in shares of common stock half of which vests upon commencing service and half of which vests on the six-month anniversary.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee, at any time, has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions”.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all our employees, officers and directors, including those officers responsible for financial reporting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended September 30, 2025 and 2024 by (i) our principal executive officer, (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of September 30, 2025 and 2024, as determined by Regulation S-K, Item 402, exceeded $100,000, (iii) a person who would have been included as one of our two most highly compensated executive officers, other than our principal executive officer, but for the fact that he was not serving as one of our executive officers as of December 31, 2024 (the individuals falling within categories (i), (ii) and (iii) are collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

		Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Title	Year	($)	($)	($)	($)	($)	($)

Noam Kenig	2025	37,500	—	9,388,906	—	—	9,426,406
Former Chief Executive Officer (1)	2024	—	—	—	—	—	—
Doug Davis	2025	157,500	—	9,388,906	—	—	9,546,406
Executive Chairman	2024	240,000	—	—	—	—	240,000
Erik Klinger	2025	65,000	—	—	—	—	65,000
Chief Financial Officer	2024	115,000	—	—	—	—	115,000
Danny Rittman	2025	30,000	—	2,347,226	—	—	2,377,226
Chief Technology Officer	2024	—	—	—	—	—	—
David Allon	2025	10,000	—	2,981,766	—	—	2,991,766
Former Chief Operating Officer	2024	—	—	—	—	—	—
Elad Shoval	2025	10,000	—	2,981,766	—	—	2,991,766
Former Chief Revenue Officer	2024	—	—	—	—	—	—
Jez Williman	2025	10,000	—	1,490,883	—	—	1,500,883
Senior Systems Engineer	2024	—	—	—	—	—	—

(1)	Resigned on December 29, 2025.

Compensation Recovery Policy

On May 29, 2025, the Board of the Company adopted the Compensation Recovery Policy (the “Policy”). The Policy was adopted to comply with the requirements of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and Rule 5608 of the Nasdaq Listing Rules. The Policy provides for the recovery of certain incentive-based compensation received by current and former executive officers of the Company in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws.

Employment Agreements

On August 6, 2025, the Company entered into employment agreements (each, an “Employment Agreement”) with Douglas Davis, as Executive Chairman, Noam Kenig (who resigned for personal reasons), as Chief Executive Officer, and Danny Rittman, as Chief Technology Officer (collectively, the “Executives”). Mr. Kenig resigned on December 29, 2025 as Chief Executive Officer and a director and, as a result, his Employment Agreement has been terminated.

Each Employment Agreement has an initial term of three (3) years, commencing on August 6, 2025, and is subject to automatic one-year renewals thereafter unless terminated by either party with at least thirty (30) days’ prior written notice.

Under the Employment Agreements:

●	Mr . Davis will receive an initial base salary of $150,000 per year, increasing to $300,000 upon the Company achieving $3,000,000 in revenue during any ninety (90)-day period, and further increasing to $600,000 upon achieving $6,000,000 in revenue during any ninety (90)-day period, with subsequent adjustments to fair market rates.

●	Mr. Rittman will receive an initial base salary of $120,000 per year, increasing to $240,000 upon the Company achieving $3,000,000 in revenue during any ninety (90)-day period, and further increasing to $360,000 upon achieving $6,000,000 in revenue during any ninety (90)-day period, with subsequent adjustments to fair market rates.

●	Mr. Davis is eligible for an annual performance bonus targeted at 2% of the Company’s net income as reflected in its financial statements filed with the Securities and Exchange Commission (the “SEC”).

●	Each Executive is eligible for four (4) weeks of paid vacation per year, participation in the Company’s benefit plans (including medical, dental, vision, disability, life insurance, and 401(k) plans), and reimbursement of reasonable business expenses.

●	In the event of termination without cause or resignation for good reason, each Executive is entitled to severance equal to the greater of $600,000 or two (2) times their then-current base salary, payable within six (6) months of termination, subject to execution of a general release.

●	Upon a change in control followed by termination within three (3) months, all outstanding equity awards vest immediately, and severance becomes payable.

●	Each Employment Agreement includes standard provisions for termination for cause, death, disability, or without good reason, with limited payments in such cases.

Additionally, as a condition to entering into the Employment Agreements, each Executive entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement and a Mutual Agreement to Arbitrate with the Company.

Additionally, pursuant to the Employment Agreements and under the Plan (subject to shareholder approval thereof), the Company granted nonstatutory stock options (each, an “Option”) to the Executives as follows:

●	Mr. Davis was granted an Option to purchase 2,000,000 shares of Common Stock.

●	Mr. Rittman was granted an Option to purchase 500,000 shares of Common Stock

Each Option has an exercise price of $7.20 per share (to be determined as the fair market value on the grant date) and vests in twelve (12) equal quarterly installments over four (4) years, commencing on the date of shareholder approval of the Plan (the “Approval Date”). The Options are exercisable for five (5) years from the grant date and allow for cashless exercise. The grants are contingent upon shareholder approval of the Plan; if not approved, the Options will be null and void.

On June 11, 2026, the Company entered into Amendment No. 1 to the Employment Agreement dated August 6, 2025 with Danny Rittman, who serves as the Company’s Chief Technology Officer / Chief Information Security Officer. Pursuant to the amendment, Mr. Rittman’s annual base salary was increased to $180,000, effective June 1, 2026, and, in addition to the 500,000 options previously granted, the Company agreed to grant Mr. Rittman an additional 1,000,000 performance-based stock options exercisable at $4.98 per share under the Company’s 2025 Omnibus Equity Incentive Plan, vesting upon the achievement of specified technology, product and cybersecurity milestones.

September 2, 2025 Agreements (terminated)

On September 2, 2025, the Company entered into employment agreements with Elad Shoval (Chief Revenue Officer), David Allon (Chief Operating Officer), and Jaz Williman (Senior Systems Engineer – UGV) (collectively, the “September Executives”). Each agreement has an initial three-year term commencing September 2, 2025, with automatic one-year renewals unless terminated with at least 30 days’ prior written notice.

Under these agreements, Mr. Shoval and Mr. Allon each receive an initial base salary of $120,000 annually, increasing to $240,000 upon the Company achieving $10 million in revenue in any 90-day period and to $360,000 upon achieving $60 million in such a period, with further adjustments to fair market rates thereafter. Mr. Williman receives an initial base salary of $120,000 annually, increasing to $200,000 upon $10 million in revenue in any 90-day period and to $300,000 upon $60 million in such a period, with further adjustments to fair market rates. Mr. Shoval is eligible for an annual performance bonus targeted at 0.05% of the Company’s net revenue as reflected in its financial statements, Mr. Allon at 0.5% of net income, and Mr. Williman at 0.35% of net income.

The benefits, severance, change-in-control, and other termination provisions for the September Executives are identical to those for the August Executives.

Each September Executive also entered into a Proprietary Information, Inventions Assignment, Non-Solicitation, and Non-Competition Agreement, as well as a Mutual Agreement to Arbitrate.

Pursuant to these agreements and the Plan (subject to shareholder approval), the Company granted non-statutory stock options to Mr. Shoval and Mr. Allon to purchase 500,000 shares each and to Mr. Williman to purchase 250,000 shares. Each option has an exercise price of $9.09 per share (fair market value on the grant date), with vesting, exercisability, and contingency terms identical to those for the August Executives’ options.

Other than Mr. Williman, the Company has terminated the agreements with the September Executives.

Employment Agreement – Erik Klinger, Chief Financial Officer

On January 2, 2026, the Company entered into an Employment Agreement (the “Klinger Agreement”) with Erik Klinger, pursuant to which Mr. Klinger will continue to serve as the Company’s Chief Financial Officer, effective as of January 2, 2026.

The Klinger Agreement provides for an initial three-year term, automatically renewing for successive one-year periods unless either party provides timely notice of non-renewal. Mr. Klinger’s annual base salary is $120,000, payable in accordance with the Company’s standard payroll practices. Mr. Klinger is eligible to participate in the Company’s employee benefit plans available to similarly situated executives, including medical, dental, and vision insurance, and is entitled to four weeks of paid vacation per year (pro-rated for partial years).

On January 2, 2026, in connection with the Klinger Agreement, the Company granted Mr. Klinger a nonstatutory stock option (the “Klinger Option”) to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on December 31, 2025, pursuant to the Company’s proposed 2025 Omnibus Equity Incentive Plan (the “Plan”). The Klinger Option is subject to twelve equal quarterly vesting installments over four years, commencing on the date of shareholder approval of the Plan (the “Approval Date”), and is otherwise subject to the terms and conditions of the Plan and the Employee Nonstatutory Stock Option Agreement entered into between the Company and Mr. Klinger. The grant of the Klinger Option is expressly contingent upon shareholder approval of the Plan; if the Plan is not approved by shareholders, the Klinger Option will be null and void.

The Klinger Agreement also includes provisions regarding termination of employment (including by death, disability, for Cause, without Cause, for Good Reason, or without Good Reason), severance payments in certain circumstances (including a one-time payment equal to $120,000 upon certain terminations, subject to execution of a general release), and acceleration of equity awards upon a Change in Control (as defined in the Klinger Agreement).

Employment Agreement – Eric T. Shuss, Chief Operating Officer

On March 13, 2026, the Company appointed Eric T. Shuss as Chief Operating Officer, effective March 13, 2026. In connection therewith, the Company entered into an Employment Agreement dated March 13, 2026 with Mr. Shuss (the “Shuss Agreement”). Material terms of the Shuss Agreement include:

●	An initial term of three years, with automatic one-year renewals absent 30 days’ prior written notice by either party.

●	Annual base salary of $120,000, increasing to $240,000 upon the Company achieving $3,000,000 in revenue during any 90-day period.

●	Eligibility for an annual performance bonus targeted at 0.5% of net income as reported in the Company’s SEC filings.

●	Participation in the Company’s standard employee benefit plans.

●	Severance upon a qualifying termination without cause or for good reason: a lump-sum payment equal to the greater of $500,000 or two times the then-current base salary, subject to execution of a general release of claims.

●	Customary restrictive covenants, including confidentiality, invention assignment, non-solicitation, and non-competition obligations.

Concurrently, Mr. Shuss was granted a nonstatutory stock option to purchase 500,000 shares of the Company’s common stock under the Company’s 2025 Omnibus Equity Incentive Plan, with an exercise price equal to the closing price of the common stock on March 12, 2026, vesting in twelve equal quarterly installments commencing June 30, 2026, and expiring five years from the date of grant (subject to earlier termination upon cessation of service).

Mr. Shuss also entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement and a Mutual Agreement to Arbitrate, each dated in connection with his employment.

Employment Agreement – Atara Dzikowski, Vice President of Mergers and Acquisitions

On May 1, 2026, the Board approved the appointment of Atara Dzikowski as Vice President of Mergers and Acquisitions. In connection therewith, the Company entered into an Employment Agreement dated May 1, 2026 with Ms. Dzikowski (the “Employment Agreement”). In addition, the Company and Ms. Dzikowski, a current member of the Board, entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement (the “Restrictive Covenant Agreement”) and the Mutual Agreement to Arbitrate (the “Arbitration Agreement”).

Material terms of the Employment Agreement include an initial term of three years commencing on April 1, 2026, with automatic one-year renewals absent thirty days’ prior written notice of non-renewal by either party and an annual base salary of $240,000. On the effective date, subject to prior approval by the Board or the Compensation Committee and the terms of the Company’s 2025 Omnibus Equity Incentive Plan (or any successor plan), an award of 500,000 shares of common stock or restricted stock units, of which 150,000 shares vest immediately upon the grant date. The remaining 350,000 shares shall vest upon the earlier of: (i) time-based vesting of 100,000 shares on each of the first three (3) anniversaries of the effective date and the final 50,000 shares on the three and one-half (3.5) year anniversary of the effective Date, or (ii) performance-based vesting tied to consolidated revenue milestones of the Company and its subsidiaries (as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and reported in the Company’s periodic reports filed with the Securities and Exchange Commission): 100,000 shares upon achievement of $5,000,000 in cumulative Revenue; an additional 100,000 shares upon achievement of $10,000,000 cumulative Revenue; an additional 100,000 shares upon achievement of $15,000,000 cumulative Revenue; and the final 50,000 shares upon achievement of $17,500,000 cumulative Revenue. “Revenue” means the Company’s consolidated total revenue. Achievement of milestones shall be certified by the Board of Directors or Compensation Committee in its reasonable discretion.

Further, Ms. Dzikowski will be eligible to participate in the Company’s standard employee benefit plans made available to similarly situated executives, including medical, dental and vision insurance, short- and long-term disability benefits, life insurance and retirement plan participation, subject to the terms of such plans as they may be amended from time to time. Upon termination for death, disability, for cause, resignation without good reason, or expiration of the term, Ms. Dzikowski will be entitled to only accrued but unpaid base salary and, to the extent required by law, accrued unused paid time off. Upon termination without cause or for good reason, the accrued benefits plus a severance payment equal to the then-current base salary, payable within six months of termination, conditioned upon execution of a general release of claims in a form provided by the Company and continued compliance with post-termination obligations. Customary provisions requiring full-time devotion of efforts, exclusive employment, and compliance with Company rules and policies.

VisionWave Israel

On March 18, 2026, the Company acquired 100% of the issued and outstanding shares of VisionWave IL Ltd., an Israeli private limited company (“VisionWave Israel”), for nominal consideration. Further, on March 18, 2026, VisionWave Israel appointed Khdoura Sabbagh as Chief Executive Officer and its sole director and entered into an Employment Agreement with Mr. Sabbagh, pursuant to which Mr. Sabbagh was appointed Chief Executive Officer of VisionWave Israel. Under the Employment Agreement, Mr. Sabbagh will receive an annual base salary of $150,000 and is eligible to receive options to purchase 2,000,000 shares of the Company’s common stock, subject to vesting and the terms of the Company’s equity incentive plan. The agreement contains customary terms regarding duties, confidentiality, intellectual property, and termination.

On March 18, 2026, VisionWave Israel also entered into a Consulting Agreement with CO-Finance Financial and Accounting Consulting Ltd., a company controlled by Oren Attiya, pursuant to which Mr. Attiya will provide financial and accounting services to VisionWave Israel. Under the Consulting Agreement, the consultant will receive monthly compensation of NIS 12,000 plus VAT. The agreement is structured as an independent contractor arrangement and includes customary terms and conditions.

Equity Incentive Plans

2024 Omnibus Equity Incentive Plan

In connection with the closing of the business combination, the Board of the Company adopted the Company’s 2024 Omnibus Equity Incentive Plan (the “2024 Plan”), which authorizes the issuance of up to 2,157,695 shares of the Company’s common stock. The 2024 Plan is subject to approval by the Company’s shareholders within twelve (12) months of the Board’s adoption date. The 2024 Plan provides for the grant of various equity-based awards, including non-qualified stock options, incentive stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance unit awards, unrestricted stock awards, distribution equivalent rights, or any combination thereof. The Plan is intended to assist the Company in attracting, retaining, and incentivizing key management employees, directors, and consultants, and to align their interests with those of the Company’s shareholders.

2025 Omnibus Equity Incentive Plan

On August 5, 2025, the Board of the Company adopted the Company’s 2025 Omnibus Equity Incentive Plan (the “2025 Plan”), which authorizes the issuance of up to 7,000,000 shares of the Company’s common stock, which was subsequently approved by the shareholders. The 2025 Plan is subject to approval by the Company’s shareholders within twelve (12) months of the Board’s adoption date. If shareholder approval is obtained, the 2025 Plan will become effective as of August 5, 2025. The 2025 Plan provides for the grant of various equity-based awards, including non-qualified stock options, incentive stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance unit awards, unrestricted stock awards, distribution equivalent rights, or any combination thereof. The Plan is intended to assist the Company in attracting, retaining, and incentivizing key management employees, directors, and consultants, and to align their interests with those of the Company’s shareholders.

Administration

The Company’s Board of Directors or a committee appointed by the Board (the “Committee”) will administer the Plans. The Committee will have the authority, without limitation (i) to designate Participants to receive Awards, (ii) determine the types of Awards to be granted to Participants, (iii) determine the number of shares of common stock to be covered by Awards, (iv) determine the terms and conditions of any Awards granted under the Plan, (v) determine to what extent and under what circumstances Awards may be settled in cash, shares of common stock, other securities, other Awards or other property, or canceled, forfeited or suspended, (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be made; (vii) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of this Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) reprice existing Awards with shareholder approval or to grant Awards in connection with or in consideration of the cancellation of an outstanding Award with a higher price; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan. The Committee will have full discretion to administer and interpret the Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility

Employees, directors, officers, advisors and consultants of the Company or its affiliates are eligible to participate in the Plan and are referred to as “Participants”. The Committee has the sole and complete authority to determine who will be granted an Award under the Plan, however, it may delegate such authority to one or more officers of the Company under the circumstances set forth in the Plan.

Awards Available for Grant

The Committee may grant Awards of Non-Qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Stock Bonus Awards, Performance Compensation Awards (including cash bonus awards) or any combination of the foregoing. Notwithstanding, the Committee may not grant to any one person in any one calendar year Awards (i) for more than 50% of the Available Shares in the aggregate or (ii) payable in cash in an amount exceeding $10,000,000 in the aggregate.

Options

The Committee will be authorized to grant Options to purchase Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Code Section 422 for Incentive Stock Options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Plan will be subject to the terms and conditions established by the Committee. Under the terms of the Plan, unless the Committee determines otherwise in the case of an Option substituted for another Option in connection with a corporate transaction, the exercise price of the Options will not be less than the fair market value (as determined under the Plan) of the shares of common stock on the date of grant. Options granted under the Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. The maximum term of an Option granted under the Plan will be ten years from the date of grant (or five years in the case of an Incentive Stock Option granted to a 10% stockholder). Payment in respect of the exercise of an Option may be made in cash or by check, by surrender of unrestricted shares of Common Stock (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by the Company’s accountants to avoid an additional compensation charge or have been purchased on the open market, or the Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the Committee may determine to be appropriate.

Stock Appreciation Rights

The Committee will be authorized to award Stock Appreciation Rights (or “SARs”) under the Plan. SARs will be subject to such terms and conditions as established by the Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. A SAR granted under the Plan may be granted in tandem with an option and SARs may also be awarded to a participant independent of the grant of an Option. SARs granted in connection with an Option shall be subject to terms similar to the Option which corresponds to such SARs. SARs shall be subject to terms established by the Committee and reflected in the award agreement.

Restricted Stock

The Committee will be authorized to award Restricted Stock under the Plan. Unless otherwise provided by the Committee and specified in an award agreement, restrictions on Restricted Stock will lapse after three years of service with the Company. The Committee will determine the terms of such Restricted Stock awards. Restricted Stock are shares of common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock will be forfeited.

Restricted Stock Unit Awards

The Committee will be authorized to award Restricted Stock Unit awards. Unless otherwise provided by the Committee and specified in an award agreement, Restricted Stock Units will vest after three years of service with the Company. The Committee will determine the terms of such Restricted Stock Units. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Committee.

Stock Bonus Awards

The Committee will be authorized to grant Awards of unrestricted shares of common stock or other Awards denominated in shares of common stock, either alone or in tandem with other Awards, under such terms and conditions as the Committee may determine.

Transferability

Each Award may be exercised during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution. The Committee, however, may permit Awards (other than Incentive Stock Options) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the Participant and his or her family members or anyone else approved by it.

Amendment

The Plan will have a term of ten years. The Company’s board of directors may amend, suspend or terminate the Plan at any time; however, shareholder approval to amend the Plan may be necessary if the law or SEC so requires. No amendment, suspension or termination will materially and adversely affect the rights of any Participant or recipient of any Award without the consent of the Participant or recipient.

Change in Control

Except to the extent otherwise provided in an Award or required by applicable law, in the event of a Change in Control, upon the occurrence of a Change in Control, the Committee is authorized, but not obligated, to make any of the following adjustments (or any combination thereof) in the terms and conditions of outstanding Awards: (a) continuation or assumption of outstanding Awards by the surviving company; (b) substitution by the surviving company of equity, equity-based and/or cash awards with substantially the same terms for outstanding Awards; (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of the Change in Control; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period determined by the Committee and at the end of such period, any unexercised Awards will terminate; and I cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, shares or other property) and which value may be zero.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of Awards under the Plan and the disposition of shares acquired pursuant to the exercise of such Awards. This summary is intended to reflect the current provisions of the Code and the regulations thereunder. However, this summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

There are a number of requirements that must be met for a particular Option to be treated as an Incentive Stock Option. One such requirement is that Common Stock acquired through the exercise of an Incentive Stock Option cannot be disposed of before the later of (i) two years from the date of grant of the Option, or (ii) one year from the date of its exercise. Holders of Incentive Stock Options will generally incur no federal income tax liability at the time of grant or upon exercise of those Options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the Incentive Stock Option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an Incentive Stock Option disposes of those shares, the Participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the Fair Market Value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise Incentive Stock Option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the date of grant value), the portion of the Incentive Stock Option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

Income will be realized by a Participant upon grant of a Non-Qualified Stock Option. Upon the exercise of a Non-Qualified Stock Option, the Participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the Fair Market Value of the underlying exercised shares over the Option exercise price paid at the time of exercise. Such income will be subject to income tax withholdings, and the Participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income.

The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock

A Participant will not be subject to tax upon the grant of an Award of Restricted Stock unless the Participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an Award of Restricted Stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the Participant will recognize ordinary compensation income equal to the difference between the Fair Market Value of the shares on that date over the amount the Participant paid for such shares, if any. Such income will be subject to income tax withholdings, and the Participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income. If the Participant made an election under Section 83(b) of the Code, the Participant will recognize ordinary compensation income at the time of grant equal to the difference between the Fair Market Value of the shares on the date of grant over the amount the Participant paid for such shares, if any, and any subsequent appreciation in the value of the shares will be treated as a capital gain upon sale of the shares. Special rules apply to the receipt and disposition of Restricted Shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company will be able to deduct, at the same time as it is recognized by the Participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units

A Participant will not be subject to tax upon the grant of a Restricted Stock Unit Award. Rather, upon the delivery of shares or cash pursuant to a Restricted Stock Unit Award, the Participant will recognize ordinary compensation income equal to the Fair Market Value of the number of shares (or the amount of cash) the Participant actually receives with respect to the Award. Such income will be subject to income tax withholdings, and the Participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income. The Company will be able to deduct the amount of taxable compensation recognized by the Participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs

No income will be realized by a Participant upon grant of an SAR. Upon the exercise of an SAR, the Participant will recognize ordinary compensation income in an amount equal to the Fair Market Value of the payment received in respect of the SAR. Such income will be subject to income tax withholdings, and the Participant will be required to pay to the Company the amount of any required withholding taxes in respect to such income. The Company will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards

A Participant will recognize ordinary compensation income equal to the difference between the Fair Market Value of the shares on the date the shares of common stock subject to the Award are transferred to the Participant over the amount the Participant paid for such shares, if any, and any subsequent appreciation in the value of the shares will be treated as a capital gain upon sale of the shares. The Company will be able to deduct, at the same time as it is recognized by the Participant, the amount of taxable compensation to the Participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year paid to any “covered employee.” Covered employees include any individual who served as chief executive officer or chief financial officer during the taxable year, in addition to the three most highly compensated individuals aside from the chief executive officer and chief financial officer. Additionally, covered employees include any previously covered employee for any taxable year beginning after December 31, 2016. The Plan is intended to satisfy an exception with respect to grants of Options to covered employees. In addition, the Plan was designed to permit certain Awards of Restricted Stock, Restricted Stock Units, cash bonus awards and other Awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code.

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was signed into law. The TCJA repealed the performance-based compensation exception to the Section 162(m) $1 million limitation on compensation to covered employees of publicly held corporations. This change was effective for tax years beginning after December 31, 2017. As a result of this change, any expense recognized upon exercise of stock options will be subject to the $1 million limitation under Section 162(m), even if based on performance.

New Plan Benefits

Future grants under the Plan will be made at the discretion of the Committee and, accordingly, are not yet determinable. In addition, the value of the Awards granted under the Plan will depend on a number of factors, including the Fair Market Value of the shares of common stock on future dates, the exercise decisions made by the Participants and/or the extent to which any applicable performance goals necessary for vesting or payment are achieved. Consequently, it is not possible to determine the benefits that might be received by Participants receiving discretionary grants under, or having their annual bonus paid pursuant to, the Plan.

Interests of Directors or Officers

The Company’s directors may grant Awards under the Plan to themselves as well as to the Company’s officers and other employees, consultants and advisors.

Equity Compensation Plan Information

Below is the Equity Compensation Plan Information as of September 30, 2025.

Plan	Number of Securities to be issued upon exercise of outstanding options, awards and rights	Weighted average exercise price of outstanding options, awards and rights	Number of securities remaining available for issuance under equity compensation plans (excluding) securities reflected in first column)

2024 Omnibus Equity Incentive Plan	526,662	$3.27	1,631,033
2025 Omnibus Equity Incentive Plan	6,350,000	$7.75	650,000

Grant of Plan-Based Awards

During the calendar year ended September 30, 2025, the following grants were made to named executive officers:

●	the Company granted non-statutory stock options to Mr. Davis and Mr. Kenig to purchase 2,000,000 shares each and to Mr. Rittman to purchase 500,000 shares. Each option has an exercise price of $7.20 per share (fair market value on the grant date), vests in twelve equal quarterly installments over four years commencing on the date of shareholder approval of the Plan, is exercisable for five years from the grant date, and permits cashless exercise. The grants are contingent upon shareholder approval of the Plan; if not approved, they become null and void. Mr. Kenig’s option was terminated as a result of Mr. Kenig’s resignation.

●	the Company granted non-statutory stock options to Mr. Shoval and Mr. Allon to purchase 500,000 shares each and to Mr. Williman to purchase 250,000 shares. Each option has an exercise price of $9.09 per share (fair market value on the grant date), with vesting, exercisability, and contingency terms identical to those for the August Executives’ options.

There were no other grants of plan-based awards or common stock options, to other named executive officers during the years ended September 30, 2025 and 2024.

Outstanding Equity Awards to Executive Officers

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of September 30, 2025

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Noam Kenig (1)	2,000,000	—	—	4.85	8/6/2030
Doug Davis	2,000,000	—	—	4.85	8/6/2030
Danny Rittman	500,000	—	—	4.85	8/6/2030
David Allon (2)	500,000	—	—	4.92	9/2/2029
Elad Shoval (2)	500,000	—	—	4.92	9/2/2029
Jez Williman	250,000	—	—	4.92	9/2/2029

(1)	Mr. Kenig resigned December 29, 2025

(2)	Mr. Allon and Mr. Shoval been formally terminated and it is the Company’s position that their options have not vested.

Option Exercises and Stock Vested Table

No named executive officer exercised any stock options or had any stock awards vest during the fiscal year ended September 30, 2025. All stock options granted to the named executive officers in August and September 2025 remain unvested as of September 30, 2025, with vesting commencing only upon shareholder approval of the 2025 Omnibus Equity Incentive Plan.

Director Compensation

Fiscal Year Ended September 30, 2025

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Douglas Davis (2)	—	—	—	—	—	—
Noam Kenig (2)	—	—	—	—	—	—
Eric Shuss	6,000	60,000	—	—	—	66,000
Chuck Hansen	9,333	60,000	—	—	—	69,333
Haggai Ravid	9,333	60,000	—	—	—	69,333
Judit Nagypal	—	—	—	—	—	—
Atara Dzikowski	—	—	—	—	—	—

(1) Amounts reflect the grant-date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. On or about September 9, 2025, each of Messrs. Shuss, Hansen, and Ravid received 5,245 shares of restricted common stock with a grant-date fair value of $60,000, vesting in full after one year of service.

(2) Messrs. Davis and Kenig are named executive officers and do not receive any additional compensation for their service as directors. Their compensation is fully reflected in the Summary Compensation Table. Mr. Kenig resigned December 29, 2025.

During the fiscal year ended September 30, 2025, independent directors Eric Shuss, Chuck Hansen, and Haggai Ravid, who joined the Board in August 2025, each accrued prorated cash retainers of $6,000 (representing prorated payment of the $36,000 annual retainer) and received an annual equity award of restricted stock valued at $60,000 (5,245 shares to Ravid and 11,801 to Shuss). Further, Chuck Hansen accrued committee chair fees of $3,333.

Judit Nagypal and Atara Dzikowski were appointed to the Board after the fiscal year-end, on November 26, 2025, and December 8, 2025, respectively, and received no compensation during the fiscal year ended September 30, 2025. Ms. Dzikowski’s additional compensation for serving as Chairperson of the Business Development Committee (established December 8, 2025) will be reflected in future periods. The Company reimburses all directors for reasonable out-of-pocket expenses incurred in connection with Board service. Since September 2025 Judit Nagypal received 3,448 shares and Atara Dzikowski 7,193 shares toward their equity award.

Daneil Ollech and Mansour Khatib received post September 2025, each 4,320 shares toward their equity award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 6, 2026, as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Shares of Common Stock that are currently exercisable or convertible within 60 days of July 6, 2026 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each stockholder is c/o VisionWave Holdings, Inc. at 300 Delaware Avenue, Suite 210 #301, Wilmington, Delaware 19801.

The beneficial ownership of VisionWave’s Common Stock is based on 27,582,069 shares of Common Stock issued and outstanding immediately following consummation of the Business Combination. References to “common stock” in the table below and its related footnotes are to the VisionWave’s Common Stock.

Name and Address of Beneficial Owner (1)	Number of Shares	Percentage of Class
Douglas Davis (1)(6) ^	3,401,602	12.33%
Eric T. Shuss (1)^	11,801	*
Chuck Hansen (1)^	5,245	*
Haggai Ravid (1)^	5,245	*
Judit Nagypal (1)^	3,448	*
Atara Dzikowski (1)^	7,193	*
Daniel Ollech (1)^	4,320	*
Shayna Quinn (1)^	—	*
Erik Klinger (1) ^	—	*
Danny Rittman (1) ^	—	*
VWAV BOCA JV, LLC 1061 ½ N. Spaulding West Hollywood, CA 90046 (3)	2,917,602	10.58%

Stanley Hills LLC 164 N. Stanley Beverly Hills, CA 90211 (5)	3,304,761	11.98%
Adrian Holdings S.R.L. San Jose, Escazu San Rafael Centro Commercial Distrito Cuatro Oficina 317 Guachipelin Costa Rica (7)	3,000,000	10.88%
Blade Ranger Ltd. 1 Hayasmin Street Ramat Efal Ramat Gan Israel (8)	1,800,000	6.53%
Dream America Marketing Services, Ltda. Davivienda Bldg, 1st fl. Meridiano Business Center Escazu, SJ 10203 Costa Rica (9)	3,500,000	12.69%

*Less than 1% - Executive officer and/or director of VisionWave Holdings Inc.

(1)	The business address of each of the individuals is c/o VisionWave Holdings, Inc., 300 Delaware Ave., Suite 210 # 301, Wilmington, DE 19801.

(2)	Intentionally left blank.

(3)	Douglas Davis exercises sole voting and dispositive power with respect to the shares held by VWAV BOCA, JV, LLC.

(4)	Intentionally left blank.

(5)	Anat Attia exercises sole voting and dispositive power with respect to the shares held by Stanley Hills, LLC.

(6)	Shares are held by Instant Fame LLC. Includes 2,917,602 shares of Common Stock held by VWAV BOCA JV, LLC.

(7)	Mauricio Lara exercises sole voting and dispositive power with respect to the shares held by Adrian Holdings S.R. L.

(8)	Consisting of (i) 1,500,000 shares of Common Stock; and (ii) pre-funded warrants to purchase up to 300,000 shares of Common Stock exercisable within 60 days of April 15, 2026, which are subject to a beneficial ownership limitation of 9.99% of VisionWave’s issued and outstanding shares of Common Stock. A special committee comprised of the Chairman of the Board of Directors of Blade Ranger, the controlling shareholder of Blade Ranger and the Chief Executive Officer of Blade Ranger, has power to vote and/or dispose of the shares held by Blade Ranger. The registered address of Blade Ranger is 1 Hayasmin Street Ramat Efal, Ramat Gan, Israel.

(9)	Cynthia Elena Mora exercises sole voting and dispositive power with respect to the shares held by Dream America Marketing Services, Ltda.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders.

We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the securities by the Selling Stockholders that were issued in connection with the transactions described above, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Shareholder, based on its ownership of our Common Stock and Options and Warrants, as of June 30, 2026, assuming exercise of the Options and Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises, if any.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the registration rights agreements entered into with the Selling Stockholders, this prospectus generally covers the resale of the sum of the shares of Common Stock held by the Selling Shareholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares Owned After the Offering
SaverOne 2014 Ltd.	1,310,861	1,310,861	—
Blade Ranger Ltd. (1)	1,800,000 (1)	3,600,000 (2)	—
YA II PN Ltd. (3)	1,435,502 (4)	1,333,333	—

(1)

Represents (i) 1,500,000 shares of Common Stock; and (ii) up to 300,000 shares of Common Stock issuable upon exercise of the Initial PFW, which are subject to a beneficial ownership limitation of 9.99% of VisionWave's issued and outstanding shares of Common Stock. A special committee comprised of the Chairman of the Board of Directors of Blade Ranger, the controlling shareholder of Blade Ranger and the Chief Executive Officer of Blade Ranger, has power to vote and/or dispose of the shares held by Blade Ranger.

(2)

Represents (i) 1,500,000 shares of Common Stock; (ii) up to 300,000 shares of Common Stock issuable upon exercise of the Initial PFWs and (iii) up to 1,8000,000 shares of Common Stock issuable upon exercise of the Additional PFWs. The Initial PFW and the Additional PFWs are subject to a beneficial ownership limitation of 9.99% of VisionWave's issued and outstanding shares of Common Stock. A special committee comprised of the Chairman of the Board of Directors of Blade Ranger, the controlling shareholder of Blade Ranger and the Chief Executive Officer of Blade Ranger, has power to vote and/or dispose of the shares held by Blade Ranger.

(3)	Investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.

(4)	This number of shares of Common Stock beneficially owned that may actually be acquired by the YA II pursuant to the SEPA, Convertible Notes and Warrant is not currently known. Any issuances of common shares pursuant to the SEPA, any conversion of the Convertible Notes for shares common stock and upon exercise of the Warrant is limited by the terms of the SEPA, the Convertible Notes and the Warrant to such number of shares of common stock that would not result in YA II, together with shares then held by its affiliates, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of our common stock then outstanding.

SaverOne Transaction

On January 26, 2026, VisionWave entered into a definitive Exchange Agreement (the "Exchange Agreement") with SaverOne 2014 Ltd., an Israeli company whose American Depositary Shares are listed on The Nasdaq Stock Market ("SaverOne"). The Exchange Agreement provided for a three-stage equity exchange and strategic collaboration under which VisionWave could acquire up to approximately 51% of SaverOne's issued and outstanding ordinary shares on a fully diluted basis, and under which SaverOne could acquire shares of VisionWave common stock having an aggregate economic value of up to $7.0 million, in each case subject to milestone achievement, staged issuance, price-based adjustments and compliance with Nasdaq listing rules. The number of shares of VisionWave common stock issued at each closing was determined based on the five-day VWAP immediately preceding that closing (the "VWAV Average Price").

All three closings under the Exchange Agreement have occurred. VisionWave completed the Stage 1 Closing on March 5, 2026, and completed the Stage 2 Closing (the Milestone 1 Exchange) and the Stage 3 Closing (the Milestone 2 Exchange) on June 22, 2026. The three stages were completed as follows:

● Stage 1. On March 5, 2026, in exchange for 365,610 shares of VisionWave Common Stock (the "Stage 1 VisionWave Shares") having an aggregate value of approximately $2.74 million (calculated based on the VWAV Average Price of $7.5031 per share), SaverOne issued to VisionWave 148,584 restricted ADSs (representing 6,418,828,800 restricted ordinary shares), representing 19.99% of SaverOne's issued and outstanding share capital (fully diluted) as of the effective date of the Exchange Agreement. VisionWave also issued the corresponding shares issuable to SaverOne management at the Stage 1 Closing pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 2. Upon achievement of the first operational integration milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $2.74 million, SaverOne issued to VisionWave ADSs representing an additional 19.99% of SaverOne's outstanding share capital (fully diluted) (the "Stage 2 Closing"). The consideration issued at the Stage 2 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (39.1877%).

● Stage 3. Upon achievement of the commercial or defense pilot milestone, on June 22, 2026, in exchange for shares of VisionWave Common Stock having a value of approximately $1.51 million, SaverOne issued to VisionWave ADSs representing an additional 11.02% of SaverOne's outstanding share capital (fully diluted) (the "Stage 3 Closing"). The consideration issued at the Stage 3 Closing included the corresponding shares issuable to SaverOne management pursuant to Schedule 1.7 of the Exchange Agreement, including the applicable portion of the $3 million management pool (21.62%). The shares of VisionWave Common Stock issued in respect of the Stage 2 and Stage 3 Closings were issued to SaverOne on June 24, 2026 and totaled 1,310,861 shares.

Although the Stage 3 Closing would otherwise have resulted in VisionWave owning approximately 51% of SaverOne, in connection with the Stage 2 and Stage 3 Closings VisionWave assigned to Adrian Holdings S.R.L. its right to receive 14,843,945,442 of the SaverOne ordinary shares otherwise issuable to it, and those shares were issued directly to Adrian, reducing the outstanding principal amount of the promissory note previously issued to Adrian by approximately $1.43 million. As a result, VisionWave beneficially owns approximately 41% of SaverOne's issued and outstanding ordinary shares. VisionWave does not control SaverOne, does not consolidate SaverOne in its financial statements, and accounts for its investment in SaverOne under the equity method of accounting. The transaction establishes SaverOne as the core operating platform for VisionWave's radio-frequency (RF) defense and security technologies, supported by a non-exclusive, worldwide license to certain VisionWave RF intellectual property for defense and security applications.

Blade Ranger Transaction

On December 3, 2025, VisionWave entered into a Share Purchase Agreement (the “Blade Ranger Agreement”) with Blade Ranger, and, solely for purposes of acknowledgment and certain covenants therein, Solar Drone Ltd., an Israeli corporation (the “Target Company”), which was amended on December 15, 2025. Pursuant to the Blade Ranger Agreement, VisionWave acquired all of the issued and outstanding shares of the Target Company (the “Acquisition”) from the Seller in consideration for the issuance by VisionWave to the Seller (or its designee(s)) of 1,500,000 shares of VisionWave’s Common Stock (the “Buyer Shares”) and 300,000 Pre-Funded Common Stock Purchase Warrants (the “Initial PFWs”). Further, if the average daily volume-weighted average price (“VWAP”) of VisionWave’s Common Stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Buyer Shares and Warrant Shares is less than $12.00 per share then VisionWave shall issue Seller such number of Pre-Funded Common Stock Purchase Warrants (the “Additional PFWs” and together with the Initial PFWs, the “Pre-Funded Warrants”) equal the difference between (x) $21,600,000 divided by such average daily VWAP and (y) 1,800,000, to be issued within two Business Days following the effectiveness of such registration statement. The shares of Common Stock issuable pursuant to the Pre-Funded Warrants are herein after referred to as the “Warrant Shares”.

The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.01 per share (with the aggregate exercise price, except for such nominal amount, pre-funded to VisionWave) and will remain exercisable until exercised in full, subject to customary adjustments, beneficial ownership limitations (9.99%), and an exchange cap of 19.99% of VisionWave’s outstanding common stock prior to the initial exercise date unless shareholder approval is obtained pursuant to Nasdaq Listing Rule 5635. The Warrant Shares issuable upon exercise of the Pre-Funded Warrants are subject to the registration rights set forth in the Agreement.

YA II PN LTD. Financing

On February 26, 2026, the Company entered into a Letter Agreement (the “Letter Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to provide the Company with a $20,000,000 senior loan (the “Loan”) on the terms and conditions set forth therein.

The Loan is evidenced by a Promissory Note (the “Note”) in the original principal amount of $20,000,000, bearing 0% interest per annum (increasing to 18% upon an Event of Default as defined therein). The Note was issued at an original issue discount of 15%, resulting in gross proceeds to the Company of $17,000,000 (prior to deduction of a $25,000 structuring and due diligence fee), or $16,975,000 net cash received.

Concurrently with the issuance of the Note, the Company issued to the Investor a warrant (the “Warrant”) to purchase 1,333,333 shares of Common Stock at an exercise price of $9.00 per share, exercisable for a term of five years from issuance.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

DESCRIPTION OF SECURITIES

Authorized Capitalization

The authorized capital stock of VisionWave consists of 150,000,000 shares of VisionWave Common Stock, par value $0.01 per share, and 10,000,000 shares of VisionWave Preferred Stock, par value $0.01 per share. VisionWave has 27,582,069 shares of Common Stock outstanding as of July 7, 2026.

VisionWave Common Stock

Voting rights. Each share of Common Stock will be entitled to one vote per share on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law or the VisionWave Charter. The Charter and the Bylaws do not provide for cumulative voting rights. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the VisionWave stockholders.

Dividend rights. Subject to preferences that may be applicable to any then-outstanding VisionWave Preferred Stock, holders of VisionWave Common Stock will be entitled to receive dividends, if any, as may be declared from time to time by the VisionWave Board out of legally available funds.

Rights upon liquidation. Upon a liquidation event, holders of VisionWave Common Stock will be entitled to share ratably in the net assets legally available for distribution to VisionWave stockholders after the payment of all of VisionWave’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other rights. Holders of VisionWave Common Stock will have no preemptive, conversion, subscription or other rights, and as of the closing of the Business Combination there will be no redemption provisions applicable to the VisionWave Common Stock. The rights, preferences and privileges of the holders of the VisionWave Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of VisionWave Preferred Stock that VisionWave may designate in the future.

VisionWave Preferred Stock

The VisionWave Charter provides that the VisionWave Board has the authority, without action by the VisionWave stockholders, to designate and issue shares of VisionWave Preferred Stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of VisionWave Preferred Stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of VisionWave’s assets, which rights may be greater than the rights of the holders of the VisionWave Common Stock. There will be no shares of VisionWave Preferred Stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the VisionWave Board to issue VisionWave Preferred Stock and determine the rights and preferences of any classes or series of VisionWave Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of VisionWave Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of VisionWave outstanding voting stock. Additionally, the issuance of VisionWave Preferred Stock may adversely affect the holders of VisionWave Common Stock by restricting dividends on the VisionWave Common Stock, diluting the voting power of the VisionWave Common Stock or subordinating the dividend or liquidation rights of the VisionWave Common Stock. As a result of these or other factors, the issuance of VisionWave Preferred Stock could have an adverse impact on the market price of VisionWave Common Stock.

Warrants

Public Warrants

There are currently outstanding an aggregate of Public Warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire 6,762,736 shares of VisionWave Common Stock.

Each whole Warrant entitles the registered holder to purchase one share of VisionWave Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after Closing. Pursuant to the Warrant Agreement, a Warrant Holder may exercise its Warrants only for a whole number of shares of VisionWave Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant Holder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless a holder purchases a multiple of two Units, the number of Warrants issuable to such holder upon separation of the Units will be rounded down to the nearest whole number of Warrants. The Warrants will expire five years after Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

VisionWave will not be obligated to deliver any shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to VisionWave satisfying its obligations described below with respect to registration. No Warrant will be exercisable and VisionWave will not be obligated to issue shares upon exercise of a Warrant unless the shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

Redemption of Public Warrants for cash.

Once the Public Warrants become exercisable, VisionWave may call the Warrants for redemption in cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant Holder; and

●	if, and only if, the last reported sale price of the shares of VisionWave Common Stock for any 20 trading days within a 30-trading day period ending three business days before VisionWave sends the notice of redemption to the Public Warrant Holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the Public Warrants become redeemable, VisionWave may not exercise its redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or VisionWave is unable to effect such registration or qualification, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration.

VisionWave established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price. If the foregoing conditions are satisfied and VisionWave issues a notice of redemption of the Public Warrants, each Public Warrant Holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the VisionWave Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A Common Stock and equity-linked securities) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

Redemption Procedures and Cashless Exercise.

If VisionWave calls the Public Warrants for redemption as described above under “- Redemption of Public Warrants for cash,” VisionWave’s management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” VisionWave’s management will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of VisionWave Common Stock issuable upon the exercise of the Public Warrants. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of VisionWave Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of VisionWave Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the VisionWave Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If VisionWave management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of VisionWave Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. VisionWave believes this feature is an attractive option if it does not need the cash from the exercise of the Public Warrants after Closing. If VisionWave calls Public Warrants for redemption and its management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant Holders would have been required to use had all Public Warrant Holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify VisionWave in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of VisionWave Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.

If the number of outstanding shares of VisionWave Common Stock is increased by a stock dividend payable in shares of VisionWave Common Stock, or by a split-up of shares of VisionWave Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of VisionWave Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of VisionWave Common Stock. A rights offering to holders of VisionWave Common Stock entitling holders to purchase shares of VisionWave Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of VisionWave Common Stock equal to the product of (i) the number of shares of VisionWave Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for VisionWave Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of VisionWave Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for VisionWave Common Stock, in determining the price payable for VisionWave Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of VisionWave Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of VisionWave Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if VisionWave, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of VisionWave Common Stock on account of such shares of VisionWave Common Stock (or other shares of capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of VisionWave Common Stock in respect of such event.

If the number of outstanding shares of VisionWave Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of VisionWave Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of VisionWave Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of VisionWave Common Stock.

Whenever the number of shares of VisionWave Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of VisionWave Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of VisionWave Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of VisionWave Common Stock (other than those described above or that solely affects the par value of such shares of VisionWave Common Stock), or in the case of any merger or consolidation of VisionWave with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of VisionWave Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of VisionWave as an entirety or substantially as an entirety in connection with which VisionWave is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of VisionWave Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of VisionWave Common Stock in such a transaction is payable in the form of VisionWave Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant Holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant Holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity, mistake (including to conform the terms to the description thereof included herein) or correct or supplement any defective provision, but requires the approval by the holders of at least 50% of then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to VisionWave, for the number of Public Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of VisionWave Common Stock and any voting rights until they exercise their Warrants and receive shares of VisionWave Common Stock. After the issuance of shares of VisionWave Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, VisionWave will, upon exercise, round down to the nearest whole number the number of shares of VisionWave Common Stock to be issued to the Warrant Holder.

VisionWave agreed that, subject to applicable law, any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors - Our Warrant

Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant Holders to obtain a favorable judicial forum for disputes with VisionWave.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Securities

Simultaneously with the closing of the IPO and the over-allotment, we consummated the issuance of 406,000 private placement units (the “Private Placement Units”) as follows: we sold 181,000 Private Placement Units to the Anchor Investors for aggregate cash proceeds of $2,460,000 and issued an additional 225,000 private placement units to our Former Sponsors in exchange for the cancellation of $1,105,000 in loans and a promissory note due to them. Each Private Placement Unit consisted of one share of our common stock, one redeemable warrant to purchase one share of our common stock at a price of $11.50 per whole share and one right. Each right entitled the holder thereof to receive one-tenth (1/10) of one share of our common stock which such shares of common stock were issued upon the consummation of our Business Combination.

Our Transfer Agent and Warrant Agent

The transfer agent for the Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Registration Rights

The Sponsor and the underwriter in the IPO are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO requiring VisionWave to register the shares of VisionWave Common Stock issuable upon conversion of the Founder Shares and Private Placement Warrants. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that VisionWave register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a business combination and rights to require VisionWave to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that VisionWave will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. VisionWave will bear the expenses incurred in connection with the filing of any such registration statements.

Anti-Takeover Effects of Provisions of the New VisionWave Charter, the VisionWave Bylaws and Applicable Law

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The VisionWave Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of VisionWave or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The VisionWave Bylaws provide that VisionWave must indemnify and advance expenses to VisionWave’s directors and officers to the fullest extent authorized by the DGCL. VisionWave also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for VisionWave directors, officers, and certain employees for some liabilities. VisionWave believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the New VisionWave Charter and VisionWave Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit VisionWave and the VisionWave stockholders. In addition, your investment may be adversely affected to the extent VisionWave pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of VisionWave’s proposed directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the VisionWave stockholders will have appraisal rights in connection with a merger or consolidation of VisionWave. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the VisionWave stockholders may bring an action in VisionWave’s name to procure a judgment in VisionWave’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of VisionWave’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Listing of VisionWave Common Stock and VisionWave Warrants

The shares of VisionWave Common Stock and VisionWave Warrants are approved for listing on Nasdaq under the symbols” VWAV” and “VWAVW,” respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee, the Audit Committee will be responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving:

●	any of our directors, director nominees or executive officers;

●	any beneficial owner of more than 5% of our outstanding stock; and

●	any immediate family member of any of the foregoing.

Our Audit Committee will review any financial transaction, arrangement or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above;

●	would cast doubt on the independence of a director;

●	would present the appearance of a conflict of interest between us and the related party; or

●	is otherwise prohibited by law, rule or regulation.

The Audit Committee will review each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the board of directors.

Founder Shares

On October 20, 2022, pursuant to an SPA, the Sponsor acquired an aggregate of 385,000 shares of common stock of the Company from Bannix Management LLP, Balaji Venugopal Bhat, Nicholos Hellyer, Subbanarasimhaiah Arun, Vishant Vora and Suresh Yezhuvath and 90,000 private placement units from Suresh Yezhuvath (collectively, the “Sellers”) in a private transaction.

The Company’s original sponsors were Subash Menon and Sudeesh Yezhuvath (through their investment entity Bannix Management LLP), Suresh Yezhuvath and Seema Rao (collectively, the “Former Sponsor”). Further, the anchor investors are Sea Otter Holdings LLC BD Series, Sixth Borough Capital Fund LP and Better Works LLC (which we refer to, collectively, as the “Anchor Investors”). “Other Investors”, which acquired 16,668 shares of commons stock from the founder, refer to Sagar Pravinchandra Khakhara, Asha Devi Rathore, Ekta Zile Singh and Rahul Kalra. The Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officer have agreed not to transfer, assign or sell the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Company refers to such transfer restrictions as the “lock-up”. Notwithstanding the foregoing, if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

At September 30, 2025 and 2024, there were 2,524,000 shares of common stock outstanding owned or controlled by the Former Sponsor, Sponsor, Other Investors, Anchor Investors, directors and officers.

Transactions with a Related Party

Due to Related Parties

The balance on September 30, 2025 and 2024 in Due to Related Parties totaled $2,434,492 and $69,133, respectively, consists of the following transactions:

Schedule of Due to Related Parties
	September 30,	September 30,
	2025	2024
Suresh Yezhuvath (1)	$223,960	$—
Subash Menon (1)	—	—
Bannix Management LLP (1)	—	—
Instant Fame and affiliated parties (1)	840,000	—
Stanley Hills (1)	785,252	—
Accrued executive compensation (2) (3)	250,000	—
Anat Attia	335,280	69,133
	$2,434,492	$69,133

(1) Liability assumed at the closed of the Reverse acquisition net of subsequent payments and net offs. During the quarter ended, upon agreement by and amount the related parties, $235,333 of balances owing to Bannix Management LLP and $4,737 of balances of Subash Menon was transferred to Stanley Hill and $200,000 of balances owed to Subash Menon was transferred to Suresh Yezhuvath.

(2) Accrued executive compensation

Represents compensation expense owing to executives. At the close of the reverse acquisition $220,000 and $45,000 were owed to Doug Davis and Erik Klinger, respectively. At September 30, 2025, $25,000, $180,000 and $55,000 were owed to Noam Kenig, Doug Davis and Erik Klinger respectively.

(3) Deferment of Related Party Transactions

On December 26, 2024 and revised on February 4, 2025, April 19, 2025 and May 25, 2025, the Company entered into several agreements to defer certain transaction costs and obligations associated with its proposed Business Combination until after the closing of the proposed Business Combination. The deferred obligations in connection with related parties include:

●	an aggregate of $2,019,200 owed to the Sponsor and its affiliates, including promissory notes, administrative support fees, and advances due only after any Pre-Paid Advance issued in connection with the SEPA is repaid in full.

On January 19, 2025, the CEO of the Company agreed to defer $110,400 of compensation expense due him. These costs would have been payable no later than three (3) months following the closing of the proposed Business Combination. On May 25, 2025, the agreement was modified such that the payable is due only after any Pre-Paid Advance issued in connection with the SEPA is repaid in full.

All deferred payments will be made exclusively from the working capital of the post-closing entity or funds raised following the closing. These deferments provide the Company with the financial flexibility to focus on completing the transaction while ensuring that all obligations are met within the agreed timeframes.

On April 8, 2025, with an effective date of March 31, 2025, the Company entered into a Funding Support Agreement with Stanley Hills, LLC (“Stanley Hills”), the principal shareholder of VisionWave Technologies. Pursuant to the agreement, Stanley Hills irrevocably and unconditionally committed to provide financial support to the Company, sufficient to fund the working capital needs through December 29, 2026. The funding may be provided by Stanley Hills in the form of direct payments to third parties, advances or intercompany loans, or capital contributions, as mutually determined by the parties. Unless otherwise agreed in writing, any such advances will be non-interest bearing and repayable only at such time as determined by the Board of Directors, and only to the extent such repayment would not impair the Company’s liquidity or ability to continue as a going concern. The agreement may not be terminated by Stanley Hills prior to the twelve-month period from the date of release of the financial statement.

Under the deferment agreements, all amounts owed to the Sponsor and its affiliates, including promissory notes, administrative support fees, and advances due only after any Pre-Paid Advance issued in connection with the SEPA is repaid in full.

Tokenize GBT Patent Purchase

On August 8, 2023, the Company entered into a Patent Purchase Agreement (“PPA”) with GBT Tokenize Corp. (“Tokenize”), which is 50% owned by GBT Technologies Corp. (“GBT”), where GBT provided its consent, to acquire the entire right, title, and interest of the Patents. The closing date of the PPA was set to be immediately following the closing of the EVIE Agreement. On March 11, 2024, Bannix sent EVIE and the shareholder of EVIE a notice providing that the EVIE Agreement has been terminated (“BNIX EVIE Termination Letter”). As the PPA was contingent upon Bannix closing the acquisition of EVIE and due to the BNIX EVIE Termination Letter, on March 19, 2024, Bannix and Tokenize agreed to terminate the PPA which was consented to by GBT. After negotiations with Target had commenced, Bannix introduced Tokenize to Target with the goal of incorporating the GBT Tokenize technology with Target. Except for the introduction of Tokenize to Target by Bannix, the agreement between Target and GBT Tokenize was completely independent of the terminated EVIE relationship. Effective as of March 20, 2024, Tokenize and the Target entered into a Patent Purchase Agreement pursuant to which Target acquired from Tokenize the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects. Each of the parties believes that the above transactions were considered arms-length transactions as there were no common directors, officers, or shareholders between Tokenize, Bannix, or Target, GBT which held a 50% ownership stake in Tokenize, had no direct or indirect control over Bannix or Target and prior related party relationships between the parties had been terminated prior to the agreements. Specifically, Douglas Davis, CEO of Bannix, served as a consultant to GBT until March 31, 2023, when he terminated his consulting agreement. Accordingly, Mr. Davis’ former role with GBT did not influence the arm length nature of the transaction as he had resigned from GBT prior the August 2023 PPA between Tokenize and Bannix and prior to the subsequent patent purchase between Tokenize and Target in March 2024. Further, Dr. Rittman, CTO of GBT was engaged as a consultant to Target following the closing of the patent acquisition by Target. As such, the engagement of Dr. Rittman did not negatively influence the nature of the arms-length transaction.

Douglas Davis

Mr. Davis is the current Executive Chairman and Chief Executive Officer. Further, Mr. Davis is a member and manager of Instant Fame LLC and VWAV BOCA JV, LLC. Mr. Davis is considered a related party. Mr. Davis does not have any current involvement with GBT Technologies, Inc. or GBT Tokenize Corp.

Stanley Hills LLC/Yossi Attia (former executive officer)

Stanley Hills LLC is a shareholder and has provided working capital for the Company since inception.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fleming PLLC, New York, New York. Stephen Fleming, an attorney with Fleming PLLC, holds an option to purchase 500,000 shares of our common stock at an exercise price of $3.27 per share, which was granted on July 16, 2025.

EXPERTS

The consolidated financial statements of VisionWave Holdings, Inc. as of September 30, 2025 and for the period from March 20, 2024 (date of inception) through September 30, 2024, included in the Registration Statement, which is referred to and made a part of this Registration statement, have been audited by RBSM LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

VisionWave Holdings, Inc.

FINANCIAL STATEMENTS

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements:
Report of Independent Registered Public Accounting Firm (PCAOB ID# 587)	F-2
Consolidated Balance Sheets as of September 30, 2025 and 2024	F-3
Consolidated Statements of Operations for the year ended September 30, 2025 and for the period from March 20, 2024 (inception) to September 30, 2024	F-4
Consolidated Statements of Changes in Stockholders’ Deficit for the year ended September 30, 2025 and for the period from March 20, 2024 (inception) to September 30, 2024	F-5
Consolidated Statements of Cash Flows for the year ended September 30, 2025 and for the period from March 20, 2024 (inception) to September 30, 2024	F-6
Notes to Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

VisionWave Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of VisionWave Holdings, Inc. and subsidiaries (the “Company”) as of September 30, 2025 and 2024, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended September 30, 2025 and for the period from March 20, 2024 (inception) to September 30, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for the year ended September 30, 2025 and for the period from March 20, 2024 (inception) through September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2023. PCAOB ID 587
New York, NY
December 30, 2025

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2025	September 30, 2024
Assets
Current Assets:
Cash	$2,284,933	$3,014
Prepaid expenses and other current assets	189,549	—
Advance to supplier	98,250	—
Due from related party	120,000	—
Total Current Assets	2,692,732	3,014
Investment in securities designated for sale	281	10,000
Total Assets	$2,693,013	$13,014

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$3,917,834	$15,000
Customer deposit	108,006	—
Income taxes payable	994,704	—
Excise tax payable	943,039	—
Promissory notes - Evie	1,003,995	—
Due to related parties	2,434,492	69,133
Convertible notes Payable, net of unamortized debt issuance cost	4,861,390	—
Deferred underwriters’ discount	225,000	—
Total Current Liabilities	14,488,460	84,133
Total Liabilities	14,488,460	84,133

Commitments and Contingencies (Note 11)

Stockholders’ Deficit
Preferred stock, par value $0.01, authorized 10,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $0.01; authorized 150,000,000 shares and 14,521,094 and 11,000,000 shares issued and outstanding at September 30, 2025 and 2024, respectively	145,211	110,000
Additional paid-in capital	3,168,248	151,000
Accumulated deficit	(15,108,906)	(332,119)
Total Stockholders’ Deficit	(11,795,447)	(71,119)
Total Liabilities and Stockholders’ Deficit	$2,693,013	$13,014

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended September 30,	For the period from March 20, 2024 (inception) to September 30,
	2025	2024

Operating expenses:
General and administrative	$5,416,619	$328,469
Research and development	156,462	3,650
Sales and marketing	1,168,108	—
Total operating expenses	6,741,189	332,119
Loss from operations	(6,741,189)	(332,119)

Other (expense) income:
Interest income	418	—
Interest expense	(59,327)	—
Change in fair value of convertible notes payable	147,347	—
Gain from sale of marketable securities	104,656	—
Total other (expense) income, net	193,094	—

Loss before provision for income taxes	(6,548,095)	(332,119)
Provision for income taxes	—	—
Net loss	$(6,548,095)	$(332,119)

Basic and diluted weighted average shares outstanding	11,741,353	9,044,585
Basic and diluted net loss per share	(0.56)	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED SEPTEMBER 30, 2025 AND

FOR THE PERIOD FROM MARCH 20, 2024 (INCEPTION) TO SEPTEMBER 30, 2024

	Common stock
	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of March 20, 2024 (inception)	—	$—	$—	$—	$—
Issuance of common stock - Inception	4,041,146	40,411	(39,411)	—	1,000
Issuance of common stock - Purchasing intellectual Properties	4,041,146	40,411	(40,411)	—	—
Issuance of common stock - Investment by affiliate	897,135	8,972	1,028	—	10,000
Issuance of common stock - Service	2,020,573	20,206	229,794	—	250,000
Net loss	—	—	—	(332,119)	(332,119)
Balance as of September 30, 2024	11,000,000	$110,000	$151,000	$(332,119)	$(71,119)
Issuance of shares in business combination	2,540,324	25,403	(143,694)	(8,228,692)	(8,346,983)
Conversion of public and private rights	730,600	7,306	(7,306)	—	—
Issuance of Shares pursuant to the Standby Equity Purchase Agreement	200,000	2,000	468,000	—	470,000
Issuance of shares - Service	22,500	225	52,650	—	52,875
Exercise of warrants	1,008	10	11,582	—	11,592
Stock based compensation	26,662	267	2,636,016	—	2,636,283
Net loss	—	—	—	(6,548,095)	(6,548,095)
Balance as of September 30, 2025	14,521,094	$145,211	$3,168,248	$(15,108,906)	$(11,795,447)

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended September 30,	For the Period from March 20, 2024 (inception) to September 30,
	2025	2024
Cash flows from Operating Activities:
Net loss	$(6,548,095)	$(332,119)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Interest expense	38,737	—
Gain on investment of marketable securities	(104,656)	—
Change in fair value of convertible notes payable	(147,347)	—
Stock based compensation	2,636,283	250,000
Changes in current assets and current liabilities:
Prepaid expenses and other current assets	(185,619)	—
Due from related party	(120,000)	—
Advance to supplier	(98,250)	—
Customer deposit	108,006	—
Accounts payable and accrued expenses	3,331,878	15,000
Deferred offering costs	(250,000)	—
Due to related parties	(1,588,603)	69,133
Excise tax payable	54,707	—
Income taxes payable	35,065	—
Net cash (used in) provided by operating activities	$(2,837,894)	$2,014

Cash flows from Investing Activities:
Proceeds from sale of marketable securities, net	114,375	—
Net cash provided by investing activities	114,375	0

Cash flows from Financing Activities:
Proceeds from issuance of common stock	—	1,000
Proceeds from business combination	23,846	—
Proceeds from issuance of convertible note	4,970,000	—
Proceeds from exercise of warrants	11,592	—
Net cash provide by financing activities	5,005,438	1,000

Net change in cash	2,281,919	3,014
Cash, beginning of the year	3,014	—
Cash, end of the year	$2,284,933	$3,014

Supplemental disclosure of cash flow information:
Cash paid for interest	—	—
Cash paid for taxes	—	—

Supplemental disclosure of noncash investing and financing activities:
Net liabilities assumed in business combination	$8,346,983	$—
Conversion of public and private rights in business combination	$7,306	$—
Non cash issuance of shares	$470,000	$—
Non cash issuance of shares for advisory services	$52,875	$—

The accompanying notes are an integral part of these consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Business Operations

VisionWave Holdings, Inc. (“VW Holdings” or the “Company”) is a Delaware company incorporated in 2024. VW Holdings is the successor to Bannix Acquisition Corp., (“Bannix”) a blank check company incorporated in the state of Delaware on January 21, 2021 for the purpose of effecting mergers, capital stock exchange, asset acquisitions, stock purchases, reorganization or similar business combinations with one or more businesses (“Business Combination”).

Prior to the succession of Bannix by VW Holdings, on March 26, 2024, Bannix entered into a Business Combination Agreement (the “Original Agreement”), by and among Bannix, VisionWave Technologies, Inc., a Nevada corporation (“Target” or “VW Tech.”) and the shareholders of Target.

On September 6, 2024, Bannix entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, VisionWave Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Bannix (“VW Holdings”), BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave (“Company Merger Sub”), and Target.

On July 14, 2025, Bannix closed its proposed merger with VisionWave Technologies Inc.

Note 2—Liquidity, Capital Resources and Going Concern

The Company’s primary sources of liquidity have been cash from financing activities. The Company had an accumulated deficit of $15,108,906 as of September 30, 2025. As of September 30, 2025, working capital deficit was $11,795,728 and cash was $2,284,933.

The Company received proceeds of approximately $23,846 as a result of the Reverse Acquisition in September 2025, after giving effect to stockholder redemptions and payment of transaction expenses in connection with the Reverse Acquisition. The Company received an additional $308,000 pursuant to the Securities Purchases agreement entered into on February 15, 2025 and $5,000,000 pursuant to the convertible promissory note agreements issued under the Standby Equity Purchase Agreement referenced below. The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all.

On July 25, 2025, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $50 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA, from time to time during the term of the SEPA.

Going Concern Evaluation

Ordinarily, conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern relate to the entity’s ability to meet its obligations as they become due. The Company evaluated its ability to meet its obligations as they become due within one year from the date that the financial statements are issued by considering the following:

On April 8, 2025, with an effective date of March 31, 2025, the Company entered into a Funding Support Agreement with Stanley Hills, LLC (“Stanley Hills”), the principal shareholder of VisionWave Technologies. Pursuant to the agreement, Stanley Hills irrevocably and unconditionally committed to provide financial support to the Company, sufficient to fund the working capital needs through December 29, 2026. The funding may be provided by Stanley Hills in the form of direct payments to third parties, advances or intercompany loans, or capital contributions, as mutually determined by the parties. Unless otherwise agreed in writing, any such advances will be non-interest bearing and repayable only at such time as determined by the Board of Directors, and only to the extent such repayment would not impair the Company’s liquidity or ability to continue as a going concern. The agreement may not be terminated by Stanley Hills prior to the twelve-month period from the date of release of the financial statement.

Management has determined that the agreement with Stanley Hills, cash receipts from customer arrangements, resource reallocation initiatives, additional insider investments and financing, along with its existing cash and committed affiliated support related combinations alleviated the risk about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

Note 3—Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of VisionWave Holdings Inc. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant estimates include assumptions made in the valuation of the options, valuation of convertible notes and recoverability of deferred tax assets. Accordingly, the actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2025 and 2024, the Company had $1,774,899 and $0 deposits in excess of the Federal Depository Insurance Coverage, respectively. The Company has not experienced losses on these accounts.

Business Combinations

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, the Company applies its judgement to determine whether the acquired net assets meets the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. For contingent consideration that does not meet all the criteria for equity classification, such contingent consideration is required to be recorded at its initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized on the consolidated statements of operations in the period of change.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

The Company accounts for certain business combinations that meet the definition of a reverse merger (also referred to as a reverse recapitalization) in accordance with ASC 805, Business Combinations, and ASC 810, Consolidation. A reverse merger occurs when the legal acquirer is determined to be the accounting acquiree, and the legal acquiree is determined to be the accounting acquirer. Accordingly:

●	No goodwill or intangible assets are recorded
●	The transaction is treated as a capital transaction in substance
●	The accounting acquirer’s assets and liabilities are carried forward at their historical carrying amounts
●	The accounting acquiree’s net assets are recognized at fair value, if applicable

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2025 and 2024.

Investments

  The Company from time to time invests in equity securities. All marketable equity securities held by the Company are accounted for under “Accounting Standards Codification (“ASC”) Topic 320, “Investments - Debt and Equity Securities.” The Company accounts for available-for-sale equity investments at fair value. From time to time, if the Company determines that the available market price of an available for sale investments is not a reasonable indicator of the fair value, the Company will determine the best estimate of that fair value which is usually the cost.

Fair Value of Financial Instruments

The fair value of the Company’s cash, current assets and current liabilities approximates the carrying amounts represented in the accompanying consolidated balance sheets, due to their short-term nature.

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

As of September 30, 2025, other than the convertible notes discussed below, the Company did not hold any financial assets or liabilities that were measured at fair value on a recurring or nonrecurring basis.

Convertible notes payable

The Company follows FASB ASC 480, Distinguishing Liabilities from Equity ("ASC 480"), when evaluating the accounting for its convertible instruments. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (a) a fixed monetary amount known at inception; (b) variations in something other than the fair value of the issuer’s equity shares; or (c) variations inversely related to changes in the fair value of the issuer’s equity shares. Convertible note instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date.

For convertible debt instruments that are not considered liabilities under ASC 480 or ASC 815, the Company applies FASB ASC 470, Debt ("ASC 470"), for the accounting of such instruments, including any premiums or discounts.

Offsetting Balances

In accordance with ASC Topic 210 “Balance Sheet”, the Company’s accounting policy is to offset assets and liabilities when a right of offset exist. Accordingly, the consolidated balance sheets include transactions with affiliated parties on a net basis.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with ASC Topic 730, “Research and Development”. R&D represents costs are expensed as incurred.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts. The core principle of the guidance in Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve the core principle, the Company applied the following five-step model that requires entities to exercise judgment:

(1) Identify the contracts or agreements with a customer: The purchase order is considered to be the contract with the customer. The Company’s revenue is derived from the customer orders evidenced by the contract with the customer.

(2) Identifying the performance obligations in the contract or agreement: The contract with the customer contains a single performance obligation: fulfillment of the customer’s order.

(3) Determine the transaction price: The Company’s arrangements pursuant to the contract require a full prepayment from the customer at a fixed price before the shipment of products. The transaction price is the amount that reflects the consideration which the Company expects to receive.

(4) Allocate the transaction price to the separate performance obligations: All transaction prices are allocated to the single performance obligation.

(5) Recognize revenue as each performance obligation is satisfied: This performance obligation is satisfied when control of the product is transferred to the customer, which occurred upon completion of the customer’s live testing.

The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

During the years ending September 30, 2025 and 2024, no revenue was recorded.

Cost of Goods Sold

The Company’s cost of goods sold is comprised of costs related to its commercial revenue, including the cost of sourcing the equipment for sale. During the years ending September 30, 2025 and 2024, no cost of goods sold was recorded.

Net Loss Per Share

Basic net income (loss) per share is computed by dividing the net loss by the weighted average shares outstanding for the year. Diluted loss per share is computed by giving effect to all potential shares of common stock to the extent dilutive. For the year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024, the Company’s diluted weighted-average shares outstanding is equal to basic weighted-average shares, due to the Company’s net loss position. No common stock equivalents were included in the computation of diluted net loss per unit since such inclusion would have been antidilutive. At September 30, 2025 and 2024, potentially dilutive securities include the public warrants and the convertible promissory notes.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters.

An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

 Related party and related-party transactions

Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due to or from related parties due to their related-party nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of September 30, 2025 and 2024. Interest and penalties as of $35,065 and $0 was accrued for the year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Deferred Offering Costs

Deferred offering costs, which consist of direct and incremental legal, accounting, consulting, printing, and other third-party fees related to the Company’s issuance of shares, are capitalized as assets in the consolidated balance sheets. The deferred offering costs will be offset against proceeds from the offering upon issuance of shares.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred.

Stock Based Compensation

The Company complies with ASC 718 Compensation — Stock Compensation regarding shares granted to directors, officers and vendors of the Company by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

On November 4, 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), requiring additional disclosure of the nature of expenses included in the statements of operations. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the statements of operations as well as disclosures about selling expenses. The standard is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 4 — Recapitalization

As outlined in Note 1, the Company consummated the Reverse Acquisition with VisionWave Technologies on July 14, 2025.

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub merged with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix became a wholly owned subsidiary of VW Holdings, and (ii) each issued and outstanding share of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) was automatically cancelled in exchange for one share of common stock, par value $0.001 of VW Holdings, each Bannix Warrant automatically converted into one warrant to purchase shares of VW Holdings Common Stock on substantially the same terms and conditions and each Bannix Right automatically converted into the number of shares of VW Holdings Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a Business Combination in accordance with Bannix’s organizational document and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub merged with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target became a wholly owned subsidiary of VW Holdings, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any cancelled Shares or dissenting shares) were no longer be outstanding and were automatically cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VW Holdings. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Reverse Acquisition.”

The Merger Agreement contained representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including, among others, covenants providing for (i) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining any necessary approvals from governmental agencies, (iii) prohibitions on the parties soliciting alternative transactions, (iv) VW Holdings preparing and filing a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) and taking certain other actions to obtain the requisite approval of Bannix’s stockholders to vote in favor of certain matters, including the adoption of the Merger Agreement and approval of the Business Combination, at a special meeting to be called for the approval of such matters, and (v) the protection of, and access to, confidential information of the parties. On May 5, 2025, the SEC declared the Company’s registration statement on Form S-4 to be effective.

As described in the Merger Agreement, VW Holdings has agreed to adopt an equity incentive plan

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Bannix, who is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and VisionWave Technologies Inc. was treated as the accounting acquirer. VisionWave Technologies Inc. has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

●	VisionWave Technologies Inc.’s existing stockholders had more than 69% of the voting interest of VW Holdings under both the no redemption and maximum redemption scenarios;

●

VisionWave Technologies Inc.’s senior management comprises the senior management of VW Holdings Inc.; the directors nominated by VisionWave Technologies represent the majority of the board of directors of VW Holdings Inc.;

●	VisionWave Technologies Inc.’s operations comprises the ongoing operations of VW Holdings Inc.

Accordingly, for accounting purposes, the Reverse Acquisition was treated as the equivalent of a capital transaction in which VisionWave technologies Inc. is issuing stock for the net assets of Bannix. The net assets of Bannix were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Acquisition were those of VisionWave Technologies, Inc.

Transaction Proceeds

Upon closing of the Reverse Acquisition, the Company acquired cash of $1,169,746 as a result of the Reverse Acquisition, and paid total transaction costs of $1,145,900. The following table reconciles the elements of the Reverse Acquisition to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ deficit for the year ended September 30, 2025:

Cash-trust and cash, net of redemptions	$1,169,746
Less: transaction costs paid	(1,145,900)
Net cash acquired in Reverse Acquisition	$23,846

Less: Liabilities assumed	(7,370,764)
Less: Promissory note assumed	(1,003,995)
Add: assets acquired	3,930
Net liabilities assumed in reverse acquisition	$(8,346,983)

The number of shares of Common Stock issued immediately following the consummation of the Reverse Acquisition were:

Bannix Class A common stock, outstanding prior to the Reverse Acquisition	2,623,666
Less: Redemption of Bannix Class A common stock	(83,342)
2,540,324
Bannix Class B common stock, outstanding prior to the Reverse Acquisition	—
Business Combination shares	2,540,324
Bannix public Rights converted to shares at closing	690,000
Bannix private Rights converted to shares at closing	40,600
VisionWave Technologies Inc. Shares	11,000,000
Common Stock immediately after the Reverse Acquisition	14,270,924

The number of VisionWave Holdings’ shares was determined as follows:

	VisionWave Technologies Inc. Shares	VisionWave Holdings Inc. Shares after conversion ratio
Class A Common	2,722	11,000,000
Class B Common	—	—
Total	2,722	11,000,000

In exchange, each share of VisionWave Technologies was converted into 4,041 shares of companies common stock

Public and private placement warrants

The 6,900,000 public warrants issued at the time of Bannix’s initial public offering (the “Bannix IPO”), and 406,000 warrants issued in connection with private placement at the time of Bannix’s initial public offering remained outstanding and became warrants for the Company.

Note 5 — Accounts Payable

Accounts payable and accrued liabilities consist of the following as of September 30, 2025 and 2024:

	September 30,
	2025	2024
Underwriter's marketing fee (See Note 10)	$1,800,000	$—
Vendors payable	939,192	—
Accrued compensation expense	359,667	—
Franchise tax payable	267,323	—
Insurance premium financing	71,851	—
Accrued interest expense	49,914	—
Other payables	429,887	15,000
Total	$3,917,834	$15,000

Note 6 — Excise Tax Payable

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a 1% federal excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.

Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a Business Combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holders, it could cause a reduction in the value of the Company’s Class A common stock, cash available with which to effectuate a Business Combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) the structure of the Business Combination, (ii) the fair market value of the redemptions and repurchases in connection with the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or any other equity issuances within the same taxable year of the Business Combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event the Company is unable to complete a Business Combination in the required time and redeem 100% of the remaining Class A common stock in accordance with the Company’s amended and restated certificate of incorporation, in which case the amount that would otherwise be received by the public stockholders in connection with the Company’s liquidation would be reduced.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any PIPE or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination, but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

 During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the excise tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. Any amount of such excise tax not paid in full, will be subject to additional interest and penalties which are currently estimated at 8% interest per annum, a 0.5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full, and a failure to file penalty of 5% per month.

Prior to the consummation of the Reverse Acquisition, Bannix’s common stock exercised their right to redeem their shares for a pro rata portion of the funds in Bannix’s Trust Account. As a result of these redemptions, Bannix estimated the excise tax liability and applicable interest and penalties pursuant to the IR Act. At the consummation of the Reverse Acquisition, $888,332, inclusive of excise tax interest and penalties. An additional $54,707 of interest of penalties is estimated after close and included in the consolidated statement of operations for the year ended September 30, 2025. As of September 30, 2025, $943,039 of excise tax liabilities inclusive of interest and penalties is recorded in the consolidated balance sheets.

Note 7 — Promissory Note - Evie

Prior to the consummation of the Reverse Acquisition, Bannix issued unsecured promissory notes to Evie Autonomous LTD (“Evie”) with a principal amount of $1,003,995 (the “Evie Autonomous Extension Notes”). The Evie Autonomous Extension Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of Bannix’s initial Business Combination, or (b) the date of Bannix’s liquidation. On December 26, 2024 and amended on May 27, 2025, Bannix entered into an agreement to defer payment of the Evie Autonomous Extension Notes. Under the deferment agreement, these amounts will not become payable until any Pre-Paid Advance issued in connection with the SEPA is repaid in full (See Note 9). The balance of $1,003,995 was assumed at the close of the Reverse Acquisition. As of September 30, 2025 and 2024, the balance of $1,003,995 and $0, respectively, owing to Evie is reported as promissory notes – Evie on the consolidated balance sheets.

Note 8 — Related Party Transactions

Due to Related Parties

Prior to the consummation of the Reverse Acquisition, Bannix entered into various transactions with related parties to fund working capital needs. A total of $2,124,212 owing to these related parties was assumed at the close of the Reverse Acquisition. The table below at September 30, 2024 and September 30, 2025 balances for those related parties.

	September 30,	September 30,
	2025	2024
Suresh Yezhuvath (3)	$223,960	$—
Subash Menon (3)	—	—
Bannix Management LLP (3)	—	—
Instant Fame and affiliated parties (1)	840,000	—
Stanley Hills	785,252	—
Accrued executive compensation (2)	250,000	—
Anat Attia	335,280	69,133
	$2,434,492	$69,133

(1) Instant Fame and affiliated parties

Represents unsecured promissory note issued by Bannix on December 13, 2022 in favor of Instant Fame, in the principal amount of $690,000. In March and April 2023, Bannix issued additional unsecured promissory notes to Instant Fame for $75,000 for each promissory note.

(2) Accrued executive compensation

Represents compensation expense owing to executives. At the close of the reverse acquisition $220,000 and $55,000 were owed to Doug Davis and Erik Klinger, respectively. At September 30, 2025, $25,000, $180,000 and $45,000 were owed to Noam Kenig, Doug Davis and Erik Klinger respectively.

Deferment of payment of related party balances

On December 26, 2024 and revised on February 4, 2025, April 19, 2025 and May 25, 2025, the Company entered into an agreement to defer payment of certain related party obligations. Under the deferment agreements, all amounts owed to the sponsor of Bannix and its affiliates are payable only after any Pre-Paid Advance issued in connection with the SEPA Pre-Paid Advances is repaid in full (See Note 9).

(3) Transfer of balances

During the quarter ended, upon agreement by and amount the related parties, $235,333 of balances owing to Bannix Management LLP and $4,737 of balances of Subash Menon was transferred to Stanley Hill and $200,000 of balances owed to Subash Menon was transferred to Suresh Yezhuvath.

VisionWave Technologies related party transactions

Stanley Hills, LLC, a corporation controlled by Anat Attia, paid the entire company expenses for VisionWave Technologies Inc., as well as funded the Company’s bank and brokerage accounts, on behalf of the Company. on April 8, 2025, with an effective date of March 31, 2025, the Company entered into a Funding Support Agreement with Stanley Hills, LLC (“Stanley Hills”), the principal shareholder of VisionWave Technologies. Pursuant to the agreement, Stanley Hills irrevocably and unconditionally committed to provide financial support to the Company, sufficient to fund the working capital needs through August 13, 2026. The funding may be provided by Stanley Hills in the form of direct payments to third parties, advances or intercompany loans, or capital contributions, as mutually determined by the parties. Unless otherwise agreed in writing, any such advances will be non-interest bearing and repayable only at such time as determined by the Board of Directors, and only to the extent such repayment would not impair the Company’s liquidity or ability to continue as a going concern. The agreement may not be terminated by Stanley Hills prior to the twelve-month period from the date of release of the financial statement.

As of September 30, 2025 and 2024, the balance of $785,252 and $69,133, respectively, owing to Stanley Hills, LLC is included in due to related parties on the consolidated balance sheets.

Note 9 — Convertible Notes Payable

Securities Purchase Agreement

On July 15, 2025, the Company entered into Securities Purchase Agreements (the “July 2025 SPAs”) with two unaffiliated accredited investors (“July 2025 Lenders”), pursuant to which the Company issued promissory notes (the “July 2025 Notes”) to the July 2025 Lenders in the aggregate principal amount of $354,200, which includes an aggregate original issue discount of $46,200, for a purchase price of $308,000. The Company incurred an additional $8,000 in fees related to this transaction which is capitalized as part of the debt issuance cost and amortized over the term of the July 2025 Notes. The July 2025 Notes bear interest at a one-time charge of 12% applied on the issuance date, mature on May 15, 2026, and is repayable in five monthly payments commencing January 15, 2026. The July 2025 Notes are convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), solely upon an event of default, at a conversion price equal to 75% of the lowest trading price during the ten trading days prior to conversion. The Company also entered into an irrevocable transfer agent instructions letter with its transfer agent in connection with the July 2025 Notes. The proceeds from the issuances of the July 2025 Notes were used for general working capital purposes. The July 2025 Lenders have piggyback registration rights and have agreed not to engage in short sales of the Company’s common stock during the term of the July 2025 Notes. The July 2025 Notes include customary representations, warranties, covenants, and default provisions. The Company may prepay the July 2025 Notes within the first 180 days. The loan pursuant to the July 2025 Notes closed and funded on July 17, 2025.

For the year ended September 30, 2025 and 2024, total amortized debt issuance cost of $8,737 and $0 was included in interest expense on the accompanying consolidated statements of operations, respectively. For the year ended September 30, 2025 and 2024, total interest expense $10,626 and $0 was included in interest expense on the accompanying consolidated statements of operations, respectively. At September 30, 2025 and 2024, the balance of the July Notes of $308,737 and $0, respectively, recorded in convertible notes payable on the accompanying balance sheets, includes $45,463 and $0, respectively of unamortized debt issuance cost.

Standby Equity Purchase Agreement - Pre Paid Advance

In connection with the SEPA (See Note 11), and subject to the condition set forth therein, the Investor advanced to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $5.0 million (the “Pre-Paid Advance”). The first Pre-Paid Advance was disbursed on July 25, 2025 with respect to $3.0 million and the balance of $2.0 million was disbursed on September 11, 2025 upon the registration statement registering the resale of the shares of common stock issuable under the SEPA being declared effective. The purchase price for the Pre-Paid Advance is 94% of the principal amount of the Pre-Paid Advance. Interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate equal to 6.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date is 12-months after the closing of each tranche of the Pre-Paid Advance. The Investor may convert the Convertible Notes into shares of the Company’s common stock at a conversion price equal to the lower of $10.00 or 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $1.00 (the “Floor Price”) provided, however, that the Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five (5) Trading Days immediately prior to the earlier of (i) date of effectiveness of the Registration Statement, (ii) the six-month anniversary of the date of the SEPA. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amounts set forth in a written notice to the Holder; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter. In addition, upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable and the Company shall pay to the Investor the principal and interest due thereunder. In no event shall Investor be allowed to effect a conversion if such conversion, along with all other shares of common stock beneficially owned by Investor and its affiliates would exceed 4.99% of the outstanding shares of the common stock of the Company. If any time on or after the issuance of the Convertible Notes (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days (“Floor Price Trigger”), or (ii) the Company has issued in excess of 99% of the shares of common stock available under the Exchange Cap, where applicable ( “Exchange Cap Trigger” and collectively with the Floor Price Trigger, the “Trigger”), then the Company shall make monthly payments to Investor beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $750,000 plus an 5.0% premium and accrued and unpaid interest. The Exchange Cap Trigger will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the SEPA in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the SEPA (the “Exchange Cap”).

The Convertible Notes is a legal debt obligation with a variable-share conversion feature that ensures a fixed monetary return to the holder, thus qualifying as a liability under ASC 480-10. the Note remains a liability after issuance and the instrument is remeasured after initial recognition, with changes in fair value recognized in earnings each reporting period until settlement, modification, or extinguishment, consistent with the liability-classified model. As of September 30, 2025, the par value of the notes was $5,000,000 and the fair value of the notes was $4,552,653. For the year ended September 30, 2025 and 2024, total interest expense $39,288 and $0 was included in interest expense on the accompanying consolidated statement of operations, respectively.

The Convertible notes were valued using unobservable inputs that are not corroborated by market data (Level 3). The valuation is based on Monte Carlo Simulation to simulate weekly stock prices through maturity. The enterprise value is then allocated to each class of outstanding shares and convertible notes based on an option pricing model where the value for each class is driven by the current value and expected volatility of the underlying equity value.

The key assumptions used to value the convertible notes as of September 30, 2025:

Stock Price	$9.53
Equity Volatility	52.0%
Discount Rate	41.0%
Risk free rate of return	3.70%
Term to maturity (years)	0.82

The following table presents changes of the convertible notes with significant unobservable inputs (Level 3) as of September 30, 2025:

Convertible Debentures
Balance at October 1, 2024	$—
Proceeds received	4,700,000
Change in fair value	(147,347)
Balance at September 30, 2025 at fair value	$4,552,653

July notes (at amortized cost)	308,737
Convertible notes payable	$4,861,390

 Note 10 — Underwriter’s Agreement

Upon completion of the initial public offering of Bannix IPO, the underwriters are entitled to a deferred underwriting discount of $225,000, solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. Additionally, the underwriters are entitled to a Business Combination marketing fee of 3.5% of the gross proceeds of the sale of Units in the IPO upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. At the close of the Reverse Acquisition, the Company assumed $225,000 of underwriting discount which is included in deferred underwriting discount on the accompanying balance sheets at September 30, 2025. The amount is due on demand but payable only after the repayment of the SEPA Pre-paid Advances (See Note 9).

On June 9, 2025, Bannix entered into an amendment to the underwriting agreement. Pursuant to the amendment, payments of the Business Combination marketing fee will be modified as follows:

●	$500,000 shall be paid in cash, deferred until the later of (i) twelve (12) months after closing or (ii) the date when a key financing facility of the post-combination company is fully equitized.

●	$1,300,000 shall be paid in shares of the post-combination company’s common stock, calculated based on the 30-day VWAP immediately following the closing date. These shares will be subject to piggyback registration rights and a lock-up that expires upon the termination or full amortization of the referenced financing facility.

At the close of the Reverse Acquisition, the Company assumed $1,800,000 of marketing fees costs which is included in accounts payable and accrued expenses on the accompanying balance sheets at September 30, 2025.

In addition, Bannix issued the underwriter (and/or its designees) (the “Representative”) 393,000 shares of Common Stock for $0.01 per share (the “Representative Shares”) upon the consummation of the Bannix IPO. A balance of $3,930 outstanding by the Representative for the Representative Shares were assumed at close at the Reverse Acquisition. As of September 30, 2025 and 2024, the Representative has not yet paid for these shares, and the amount owed of $3,930 is included in prepaid expenses on the consolidated balance sheets.

Note 11 — Commitment and Contingencies

Standby Equity Purchase Agreement

On July 25, 2025, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $50 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA, from time to time during the term of the SEPA.

Upon the satisfaction of the conditions to the Investor’s purchase obligation set forth in the SEPA, including having a registration statement registering the resale of the shares of common stock issuable under the SEPA declared effective by the SEC, the Company will have the right, but not the obligation, from time to time at its discretion until the SEPA is terminated to direct Investor to purchase a specified number of shares of common stock (“Advance”) by delivering written notice to Investor (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to 97% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Investor. “VWAP” is defined as the daily volume weighted average price of the shares of common stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

In connection with the SEPA, and subject to the condition set forth therein, Investor advanced to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $5.0 million (the “Pre-Paid Advance”) (See Note 9).

The Investor, in its sole discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the SEPA requiring the issuance and sale of shares of common stock to the Investor at the Conversion Price in consideration of an offset of the Convertible Notes (“Investor Advance”). The Investor, in its sole discretion, may select the amount of any Pre-Paid Advance, provided that the number of shares issued does not cause the Investor to exceed the 4.99% ownership limitation, does not exceed the Exchange Cap or the number of shares of common stock that are registered. As a result of a Pre-Paid Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Investor Advance.

The Company will control the timing and amount of any sales of shares of common stock to the Investor, except with respect to the Pre-Paid Advances. Actual sales of shares of common stock to the Investor as a Pre-Paid Advance under the SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

The SEPA will automatically terminate on the earliest to occur of (i) the 24-month anniversary of the date of the SEPA or (ii) the date on which the Investor shall have made payment of Advances pursuant to the SEPA for shares of common stock equal to $50,000,000. The Company has the right to terminate the SEPA at no cost or penalty upon five (5) trading days’ prior written notice to the Investor, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to the Investor pursuant to the Convertible Notes. The Company and the Investor may also agree to terminate the SEPA by mutual written consent. Neither the Company nor the Investor may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or Investor other than by an instrument in writing signed by both parties.

As consideration for the Investor’s commitment to purchase the shares of common stock pursuant the SEPA, the Company paid the Investor, (i) a structuring fee in the amount of $30,000 and (ii) 200,000 shares of common stock as an equity fee. Further, the Company is required to pay Investor a commitment fee of $500,000 of which $250,000 shall be due and payable on the earlier of the effective date of the initial registration statement, or 60 days following the date hereof and the remaining $250,000 shall be due and payable on the date that is 90 days following the initial due date to be paid by the issuance of such number of common shares that is equal to the applicable portion of the commitment fee divided by the average of the daily VWAPs of the common shares during the three trading days immediately prior to the applicable due date. The total consideration of $1,350,000 is recorded as general and administrative expenses in the accompanying statement of operations for the year ended September 30, 2025 and is inclusive of fair value if $470,000 of the 200,000 shares issued and $350,000 consulting fees. At September 30, 2025, $390,000 of the commitment fee is unpaid and included in accrued expenses on the accompanying balance sheets.

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of common stock to Investor. The Company expects that any proceeds received from such sales to Investor will be used for working capital and general corporate purposes.

The SEPA fails the fixed-for-fixed equity classification test due to the Exchange Cap requiring shareholder approval, which constitutes a variable settlement contingency outside the issuer’s control. Therefore, equity classification under ASC 815-40 is precluded, and the SEPA must be accounted for as a liability (or derivative liability, as applicable). While the SEPA has an underlying (the issuer’s stock price) and a notional amount (the $50 million commitment), it does not meet the third characteristic of a derivative because it requires more than a nominal initial net investment (e.g., the $5 million Pre-Paid Advance in two tranches and related fees). Therefore, the SEPA does not meet the definition of a derivative under ASC 815-10-15-83. Accordingly, the SEPA should be recorded as non-derivative liability requiring ongoing fair value remeasurement. As of September 30, 2025, based on management assumptions the SEPA liability was zero.

Joint Venture

On August 25, 2025, the Company entered into a Strategic Joint Venture Agreement (the “AIPHEX Agreement”) with AIPHEX LTD (“AIPHEX”), GBT Tokenize Corp. (“TOKENIZE”), and GBT Technologies, Inc. (“GBT”). Pursuant to the AIPHEX Agreement, the parties agreed to form a joint venture limited liability company in the State of Nevada (the “JV LLC”) for the purpose of collaborating on certain designated defense and technology projects (the “Designated Projects and Background IP”). At September 30, 2025, the JV LLC was neither formed nor funded.

Memorandum of Understanding

On September 2, 2025, the Company entered into a Memorandum of Understanding (the “MoU”) with VEDA Aeronautics Private Limited (“VEDA”), a company incorporated under the Companies Act, 2013, of India.

Pursuant to the MoU, the Company and VEDA intend to collaborate on several Indian Ministry of Defense (“MoD”) procurement programs (the “Programs”), including but not limited to: (a) Drone Kill System (Make-2) – interceptor drone development; (b) ALTV (New Generation Light Tank) – 357 tanks, with Company subsystems proposed as onboard modules; (c) FRCV (Main Battle Tank Program) – 1,770 main battle tanks; and (d) T72/T90 Retrofit Program for tanks. Under the MoU, VEDA has invited the Company to supply and develop core subsystems, including counter-UAS systems, tactical drones, radar technologies, advance protection systems (APS) systems, sensor fusion technologies, and unmanned platforms for defense and homeland security applications. The parties intend to collaborate in technical proposals, demonstrations, and joint pursuit of contracts for these Programs.

Contingent Commission Payable

On May 22, 2025, VisionWave Technologies executed an Addendum to an existing agreement, pursuant to which Raptor LLC was appointed as exclusive sales agent for 280,534 TFLM shares (See Note 15) and Raptor LLC will be entitled to a fixed fee of $50,000, payable from the gross proceeds of the share sale of the TFLM shares. As of September 30, 2025, no sale of the TFLM shares has occurred, and VisionWave Technologies has not granted the required power of attorney over its brokerage account to enable such sales. Accordingly, the commission obligation to Raptor LLC is considered contingent.

Consulting Agreement

On September 26, 2025, the Company entered into a Consulting Agreement (the “CTMG Agreement”) with Crypto Treasury Management Group, LLC (“CTMG”), pursuant to which CTMG will provide advisory and strategic services to assist the Company in establishing a digital asset treasury reserve. The services include, among other things, developing a crypto treasury strategy, recommending custodians, designing staking protocols (if applicable), assisting with capital formation in collaboration with a licensed securities underwriter, and supporting regulatory and tax compliance efforts.

The CTMG Agreement has an initial term of two years, subject to earlier termination under certain conditions, including for convenience with 60 days’ notice or for material breach. In consideration for the services, the Company has agreed to pay CTMG: (i) a retainer fee of $50,000 upon signing, which was pre-paid as an advance on September 24, 2025, with an additional $50,000 due upon execution of binding definitive agreements related to the crypto treasury transaction; (ii) a success fee of 17 Bitcoin (or cash equivalent) upon successful deployment of at least $20 million into crypto assets for the Company’s treasury; and (iii) 250,000 shares of the Company’s common stock upon closing of the crypto treasury transaction, subject to SEC Rule 144 restrictions and inclusion in future registration statements where applicable. The Company will also reimburse CTMG for pre-approved reasonable expenses.

Litigation

From time to time, the Company may be subject to routine litigation, claims or disputes in the ordinary course of business. The Company defends itself vigorously in all such matters but cannot predict the outcome or effect of any potential litigation, claims or disputes.

On September 5, 2025, Better Works LLC filed an action in the Supreme Court of the State of New York, New York County, captioned Better Works LLC v. VisionWave Holdings, Inc. and Douglas E. Davis, Index No. 655268/2025. The Summons with Notice asserts claims for breach of contract and seeks (i) a declaratory judgment regarding affiliate status and the applicability or expiration of certain lock-up provisions relating to private-placement units exchanged in connection with the Company’s business combination, (ii) injunctive relief permitting the plaintiff to sell such units, and (iii) monetary damages in an amount to be determined. Service of process addressed to VisionWave’s Delaware registered agent was recorded as received on September 9, 2025. On September 30, 2025, counsel for the Company and Mr. Davis served a demand for the complaint pursuant to CPLR 3012(b), expressly reserving all defenses, including objections to service and personal jurisdiction. As of the date of this Report, no complaint has been served on the defendants. The Company believes the asserted claims are without merit and intends to defend the matter vigorously.

Except as described above, the Company is not a party to any other pending legal proceedings that management believes, individually or in the aggregate, would have a material adverse effect on the Company’s business, financial condition, or results of operations.

Note 12— Stockholder’s Deficit

Preferred Stock— The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2025 and 2024, there were no shares of preferred stock issued or outstanding.

Common Stock— The Company is authorized to issue 150,000,000 shares of common stock with par value of $0.01 each. As of September 30, 2025 and 2024, there were 14,521,094 and 11,000,000 shares of Common Stock issued and outstanding, respectively.

Warrants

As part of the Bannix IPO, Bannix issued 6,900,000 warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, Bannix completed the private sale of 406,000 Private Placement warrants where each warrant allows the holder to purchase one share of the Company’s Class A common stock at $11.50 per share.

Bannix accounted for the 6,900,000 warrants issued in connection with the IPO and private placement in accordance with the guidance contained in ASC Topic 815 “Derivatives and Hedging” whereby under that provision, the Private Warrants did not meet the criteria for equity treatment and were recorded as a liability. Accordingly, Bannix classified the Private Warrants as a liability at fair value and adjusts them to fair value at each reporting period. The Public Warrants met the classification for equity treatment.

The warrants became exercisable on the later of 12 months from the closing of this offering or upon completion of its initial Business Combination and will expire five years after the completion of Reverse Acquisition, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and

●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day until the date of redemption.

At the time of the Reverse Acquisition, The Private Placement Warrants became identical to the Public Warrants underlying the Units sold in the Bannix IPO. The Private Placement Warrants were classified as Equity upon close of the Reverse Acquisition. During the year ended September 2025 and the period from March 20, 2024 (inception) to September 30, 2024, 1008 and 0 warrants were exercised. At September 30, 2025, there were 7,304,992 warrants outstanding.

Conversion of public and private rights

On July 14, 2025, at the close of the Reverse Acquisition, 6,900,000 public rights and 406,000 private rights under Bannix were converted for Common shares on a ten-to-one basis.

Stock based compensation

Omnibus Equity Incentive Plan

On August 5, 2025, the Board of Directors (the “Board”) of Bannix adopted Bannix’s 2025 Omnibus Equity Incentive Plan (the “Plan”), which authorizes the issuance of up to 7,000,000 shares of Bannix’s common stock, par value $0.01 per share (the “Common Stock”). The Plan is subject to approval by Bannix’s shareholders within twelve (12) months of the Board’s adoption date. If shareholder approval is obtained, the Plan will become effective as of August 5, 2025. The Plan provides for the grant of various equity-based awards, including non-qualified stock options, incentive stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance unit awards, unrestricted stock awards, distribution equivalent rights, or any combination thereof. The Plan is intended to assist Bannix in attracting, retaining, and incentivizing key management employees, directors, and consultants, and to align their interests with those of Bannix’s shareholders.

Stock Options

On August 6, 2025 and September 2, 2025, the Company entered into several employment agreements, pursuant to which the Company granted 6,350,000 options to employees with vesting periods of 4 years and exercise price of $7.2 and $9.09, respectively. For the year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024, total stock-based compensation related to the employments agreements was $511,847 and $0 and included in general and administrative expense on the accompanying consolidated statements of operations.

On July 16, 2025, the Company entered into a consultant non statutory stock option agreement with a vendor, pursuant to which the vendor was granted 500,000 stock options that vested immediately at an exercise price of $3.27. For the year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024, total stock based compensation of $2,481,283 and $0, respectively, related to this grant was included in general and administrative expense on the accompanying consolidated statements of operations.

The assumptions used in the Black-Scholes model during the years ended September 30, 2025, are set forth in the table immediately below:

June 30, 2025
Exercise price	3.27 – 9.09
Risk-free interest rate	3.58 – 3.91%
Volatility	101.4 – 114.4%
Expected life (years)	3.19-5.00
Dividend yield	$0%

The following is an analysis of the stock option grant activity:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at September 30, 2024	—	$—	—
Granted	6,850,000	7.42	5.23
Expired	—	—	—
Exercised	—	—	—
Outstanding at September 30, 2025	6,850,000	$7.42	5.23
Exercisable at September 30, 2025	—

The Company will recognize the remaining total stock-based compensation of $31,128,519 in future periods as follows:

Year	Amount
Remainder of 2025	$2,009,847
2026	8,039,388
2027	8,039,388
2028	8,039,388
2029	5,000,388
Total	$31,128,519

Restricted stock units (“RSUs”)

On August 1, 2025, the Company entered into agreements with three independent directors, pursuant to which each independent directors will be granted $60,000 of restricted stock units annually. The restricted stock units will vest after 1 year of service. During the year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024, the Company issued 15,735 shares and 0 shares, respectively to the independent directors pursuant to the agreement and representing $60,000 in restricted stock payable to each independent director. For the year ended September 30, 2025 and the period from March 20, 2024 (inception) to September 30, 2024, the Company recorded stock based compensation expense related to the RSUs of $30,000 and $0, respectively. At September 30, 2025 and 2024, unearned compensation is $150,000 and $0, respectively and will be recognized in future years.

Issuance of shares to former directors

On August 9, 2025, the Company entered into compensation agreements with three former directors, pursuant to which each director will receive $120,000 payable in cash or shares. Two directors elected to receive a total of $125,000 in shares and on September 10, 2025, total shares of 10,927 were issued. For the year ended September 30, 2025, total stock based compensation of $125,000 related to the compensation agreements with three former directors was included in general and administrative expense on the accompanying consolidated statements of operations.

Other share issuances

As outlined in Note 9, the Company issued 200,000 shares of Common stock at a fair value of $470,000 pursuant to the SEPA.

At the close of the Reverse Acquisition, Bannix owed a vendor 22,500 shares pursuant to an agreement for the provision of services. On July 25, 2025, the Company issued the Common Shares to the vendor to satisfy the outstanding obligation.

Note 13 — Gain on Sale of Marketable Securities

On June 4, 2024, VW Tech invested in 10 million shares Avant Technologies, Inc. (“AVAI”). On February 28, 2025 and March 5, 2025, VW Tech sold 264,112 of AVAI shares for net proceeds of $114,111 for a total gain of $104,656 on sale of marketable securities. On April 28, 2025, the Company sold its remaining holding of 9,735,888 shares of AVAI, which were recorded at par value of $0.001 per share to a third party in exchange for 280,534 shares of Tofla Megaline Inc. (“TFML”). The Company determined that the quoted price of the TFLM shares was not a reliable indicator of fair value at the measurement date as the historical price data indicates that TFLM shares consistently reflected zero daily trading volume over an extended period. Therefore, the Company measured the TFLM shares received at par value of $0.001 per share, which was deemed the most reliable and supportable estimate of fair value at the transaction date under ASC 820.

As a result of this non-cash exchange, the Company recognized a loss on sale of the 9,735,888 share of AVAI of approximately $9,455. The total gain on sale of AVAI shares of $104,656 is recorded in the recorded as gain on sale of marketable securities on the consolidated statements of operations. At September 30, 2025 and 2024, the total par value of TFML shares of $281 and $0, is recorded as investment in marketable securities available for share on the consolidated balance sheets.

Note 14 — Income Tax

The income tax provision for the year ended September 30 2025 and the period from March 20, 2024 (inception) to September 30, 2024 consists of the following:

	September 30,
	2025	2024
Current
Federal	$—	$—
State	—	—
Deferred
Federal	(1,145,726)	(69,745)
State	—	—
Change in valuation allowance	1,145,726	69,745
Income tax provision	$—	$—

Deferred income tax assets and liabilities result primarily from temporary differences in the recognition of various expenses for tax and financial statement purposes, and from the recognition of the tax benefits of net operating loss carryforwards.

The Company’s net deferred tax assets (liability) at September 30, 2025 and 2024 are as follows:

	September 30,
	2025	2024
Deferred tax asset (liability)
Research & Development expenses	$15,003	$—
Stock based compensation	538,487	—
Net operating loss	728,566	69,745
Amortization of R&D	(5,251)	—
Total deferred tax asset	1,276,805	69,745
Valuation allowance	(1,276,805)	(69,745)
Deferred tax asset, net of allowance	$—	$—

The Company’s net operating loss carryforward as of September 30, 2025 and 2024 amounted to $728,566 and $69,745, will be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended September 30 2025 and the period from March 20, 2024 (inception) to September 30, 2024, the change in the valuation allowance was $1,276,805 and $69,745, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at September 30 2025 and 2024 is as follows:

	September 30,
	2025	2024
Statutory federal income tax rate	21%	21%
State taxes, net of federal tax benefit	—	—
Change in valuation allowance	(21)%	(21)%
Income tax provision	0%	0%

The Company recognizes interest accrued to unrecognized tax benefits and penalties as income tax expense. There were no penalties or interest accrued as of, nor recognized during the years ended December 31, 2024 and 2023. As of December 31, 2024 and 2023, the Company has not recorded an amount of gross unrecognized tax benefits for uncertain tax positions for the current or prior year planned tax filing positions. No unrecognized tax benefits are applicable for prior periods.

 The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception. The Company has not filed its 2023 and 2024 tax returns. At the close of the Reverse Acquisition, the Company assumed $959,639 of income tax expenses inclusive of interest and penalties. The Company has incurred an additional $35,065 in interest and penalties for its failure to file and pay its taxes from the close of the Reverse Acquisition to September 30, 2025. Until remedied, the Company will continue to incur these expenses.

Note 15 — Segment Information

ASC Topic 280 establishes standards for companies to report financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on operating loss that also is reported on the consolidated statements of operations. The measure of segment assets is reported on the consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the year ended September 30,	For the Period from March 20, 2024 (inception) to September 30, 2024
	2025	2024
General and administrative	$5,416,619	$328,469
Research and development	156,462	3,650
Sales and marketing	1,168,108	—
Loss from operations	$(6,741,189)	$(332,119)

The key metrics included in segment profit or loss reviewed by the CODM are operating costs. The CODM reviews operating costs to manage and forecast cash to ensure enough capital is available to meet operational needs and fund research and development efforts. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Note 16—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date of the filing of this report. The Company did not identify any subsequent events, other than disclosed in the Notes and discussed below, that would have required adjustment or disclosure in these consolidated financial statements.

AI Infrastructure Agreement

On October 5, 2025, the Company entered into an Order Form (the “Agreement”) with PVML Ltd., a Tel Aviv–based provider of secure data-AI infrastructure. The Agreement establishes a strategic collaboration to integrate PVML’s secure, real-time data-AI infrastructure with the Company’s radar and AI-driven computer-vision technologies to enable secure, autonomous mission-data systems for defense and homeland-security applications.

The terms of the Agreement include:

●	The initial term is twelve (12) months, automatically renewable for successive one-year periods unless either party gives 60-days’ prior notice of non-renewal.

●	The Company will pay total consideration of $600,000, consisting of (i) a cash component of $250,000 payable upon execution and (ii) an equity component valued at $350,000, to be settled through the issuance of 35,000 shares of the Company’s common stock valued at $10.00 per share.

●	The Agreement provides for a yearly platform fee covering 2.4 million PVML Units (“PUs”) of data-processing capacity, with usage fees for consumption beyond that level.

●	Each party retains ownership of its respective intellectual property, and the Company will own all outputs and derivatives generated through its use of the PVML platform.

December 2025 Share Purchase Agreement

On December 15, 2025, in connection with the closing of the Acquisition (as defined below), the Company (or “Buyer”) entered into Amendment No. 1 (the “Amendment”) to the Share Purchase Agreement dated as of December 3, 2025 (the “Agreement”), with Blade Ranger Ltd., a company organized under the laws of Israel and listed on the Tel Aviv Stock Exchange under the ticker “BLRN” (“Seller”), and Solar Drone Ltd., an Israeli corporation (the “Target Company”).

Pursuant to the Amendment, Section 2.2 of the Agreement was amended to provide that, in consideration for all of the issued and outstanding shares of the Target Company (the “Company Shares”), the Company shall issue and deliver to the Seller (or its designee(s)): (a) 1,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Buyer Shares”); and (b) 300,000 Pre-Funded Common Stock Purchase Warrants (the “Initial PFWs”), each exercisable for one share of the Company’s common stock on the terms set forth in the form attached as Exhibit A to the Agreement and filed as Exhibit 4.1 hereto.

The Amendment also provides for the issuance of additional Pre-Funded Common Stock Purchase Warrants in the form attached as Exhibit 4.1 hereto (the “Additional PFWs” and, together with the Initial PFWs, the “Pre-Funded Warrants”) if the average daily volume-weighted average price (“VWAP”) of the Company’s common stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Buyer Shares and Warrant Shares (as defined below) is less than $12.00 per share. In such event, the number of Additional PFWs shall equal the difference between (x) $21,600,000 divided by such average daily VWAP and (y) 1,800,000, to be issued within two Business Days following the effectiveness of such registration statement.

The Pre-Funded Warrants are exercisable immediately upon issuance at a nominal exercise price of $0.01 per share (with the aggregate exercise price, except for such nominal amount, pre-funded to the Company) and will remain exercisable until exercised in full, subject to customary adjustments, beneficial ownership limitations (9.99%), and an exchange cap of 19.99% of the Company’s outstanding common stock prior to the initial exercise date unless shareholder approval is obtained pursuant to Nasdaq Listing Rule 5635. The Warrant Shares issuable upon exercise of the Pre-Funded Warrants are subject to the registration rights set forth in the Agreement.

On December 15, 2025, the Company completed the acquisition (the “Acquisition”) of all of the Company Shares of the Target Company from the Seller pursuant to the Agreement, as amended by the Amendment described in Item 1.01 above. The Acquisition is material to the Company and constitutes a significant acquisition under Rule 3-05 of Regulation S-X.

In consideration for the Company Shares, the Company issued to the Seller 1,500,000 Buyer Shares and 300,000 Initial PFWs, and may issue Additional PFWs as described in Item 1.01 above. The Buyer Shares and Initial PFWs were issued in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

The Target Company is an Israeli corporation engaged in the development of solar-powered drone technology. The Acquisition is material to the Company and constitutes a significant acquisition under Rule 3-05 of Regulation S-X, requiring the filing of financial statements of the Target Company. The material terms of the Agreement were previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2025, and are incorporated herein by reference.

The Company will file the required financial statements of Solar Drone Ltd. and pro forma financial information related to the Acquisition by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

Advance to C.M. Composite Materials Ltd

On December 26, 2025, VisionWave Holdings, Inc. advanced principal in the amount of $398,345 to C.M. Composite Materials Ltd., an Israeli corporation (“CM”).

In connection with the advance, CM delivered a Promissory Note to the Company (the “ CM Note”). The CM Note has a 24-month maturity, with the outstanding principal due and payable on December 31, 2027, unless repaid earlier. The CM Note does not bear interekenigst unless an event of default occurs, in which case interest accrues at a rate of 5% per annum, or the maximum rate permitted by applicable law, if lower. The CM Note may be prepaid at any time without premium or penalty.

The proceeds of the Note were funded on December 26, 2025. The CM Note constitutes a binding and enforceable obligation of CM.

The CM Note is a stand-alone financial obligation and is not contingent upon the completion of any acquisition, merger, or other strategic transaction.

Changes to Board of Directors and Officers

On December 29, 2025, Noam Kenig resigned as Chief Executive Officer and as a member of the Board of Directors (the "Board") of the Company, effective immediately for personal reasons. Mr. Kenig's resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On December 29, 2025, the Board appointed Douglas Davis, the Company's current Executive Chairman, to serve as Interim Chief Executive Officer, effective immediately. Mr. Davis will continue to serve as Executive Chairman while performing the duties of Interim Chief Executive Officer. There are no new compensatory arrangements entered into with Mr. Davis in connection with this appointment, and no material changes to his existing compensatory arrangements.

On December 29, 2025, the Board appointed Eric Shuss, who currently serves as a director of the Company, as Independent Lead Director, effective immediately. There are no compensatory arrangements entered into with Mr. Shuss in connection with this appointment beyond the standard compensatory arrangements for non-employee directors previously disclosed by the Company.

Exercise of the Company warrants

The Company received $5,6987,365 Since September 30, 2025 to December 30, 2025 for 495,510 warrants that been exercised paying $11.50 per warrant. As such the Company issued 495,510 shares for said warrants exercise.

VISIONWAVE HOLDINGS, INC.

FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2026

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	September 30, 2025
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$14,255,720	$2,284,933
Prepaid expenses and other current assets	614,472	189,549
Advances to supplier	98,250	98,250
Due from related party	147,500	120,000
Total Current Assets	15,115,942	2,692,732
Investment in securities designated for sale	281	281
Equity method investment	2,773,616	—
Notes receivable	3,476,245	—
Property and equipment, net	60,121	—
Other non-current assets	360,000	—
Intangible assets, net	113,915,787	—
Total Assets	$135,701,992	$2,693,013

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$4,284,917	$3,917,834
Customer deposit	108,006	108,006
Deferred revenue	350,000	—
Income taxes payable	1,043,932	994,704
Excise tax payable	1,002,860	943,039
Promissory notes, net of unamortized debt issuance cost	21,939,203	1,003,995
Due to related parties	2,100,316	2,434,492
Convertible notes payable, net of unamortized debt issuance cost	5,625,883	4,861,390
Stock based compensation liability	375,000	—
Deferred underwriters’ discount	225,000	225,000
Total Current Liabilities	37,055,117	14,488,460
Total Liabilities	37,055,117	14,488,460

Commitments and Contingencies (Note 18)

Stockholders’ Equity (Deficit)
Preferred stock, par value $0.01, 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01, 150,000,000 shares authorized; 20,347,137 and 14,521,094 shares issued and outstanding at March 31, 2026 and September 30, 2025, respectively.	203,470	145,211
Shares to be issued related to acquisition, par value $0.01, 7,000,000 and 0 shares at March 31, 2026 and September 30, 2025, respectively.	66,990,000	—
Additional paid-in capital	66,408,319	3,168,248
Accumulated deficit	(34,954,914)	(15,108,906)
Total Stockholders’ Equity (Deficit)	98,646,875	(11,795,447)
Total Liabilities and Stockholders’ Equity (Deficit)	$135,701,992	$2,693,013

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Operating expenses:
General and administrative	$2,922,318	$131,463	$7,602,857	$275,231
Research and development	271,534	—	586,609	—
Sales and marketing	2,159,439	11,490	3,612,611	71,445
Depreciation and amortization	5,702,250	—	5,821,145	—
Total operating expenses	11,055,541	142,953	17,623,222	346,676
Loss from operations	(11,055,541)	(142,953)	(17,623,222)	(346,676)

Other (expense) income:
Interest income	18,414	—	19,402	—
Interest expense	(2,192,375)	—	(2,334,917)	—
Net gain from sale of marketable securities	—	114,111	—	114,111
Change in fair value of convertible notes payable	7,634	—	(279,046)	—
Change in fair value of other liabilities	262,800	—	262,800
Other income	48,975	—	108,975	—
Total other (expense) income, net	(1,854,552)	114,111	(2,222,786)	114,111

Loss before provision for income taxes	(12,910,093)	(28,842)	(19,846,008)	(232,565)
Provision for income taxes	—	—	—	—
Net loss	$(12,910,093)	$(28,842)	$(19,846,008)	$(232,565)

Basic and diluted weighted average shares outstanding	19,582,298	11,000,000	17,343,913	11,000,000
Basic and diluted net loss per share	$(0.66)	$(0.00)	$(1.14)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2026 AND 2025

(Unaudited)

	Common stock		Additional	Shares to be Issued	Accumulated	Total Stockholders’
	Shares	Amount	Paid-in Capital	Related to Acquisition	Deficit	Equity/(Deficit)
Balance as of September 30, 2025	14,521,094	$145,211	$3,168,248	$—	$(15,108,906)	$(11,795,447)
Issuance of shares in asset acquisition	1,500,000	15,000	11,685,000	—	—	11,700,000
Issuance of warrants in asset acquisition	—	—	2,340,000	—	—	2,340,000
Exercise of warrants	495,509	4,955	5,693,399	—	—	5,698,354
Stock based compensation	—	—	2,054,847	—	—	2,054,847
Net loss	—	—	—	—	(6,935,915)	(6,935,915)
Balance as of December 31, 2025	16,516,603	$165,166	$24,941,494	$—	$(22,044,821)	$3,061,839
Exercise of warrants	46,747	467	537,124	—	—	537,591
Issuance of shares in asset acquisition	3,000,000	30,000	28,680,000	—	—	28,710,000
Issuance of shares pursuant to SEPA	233,678	2,337	1,758,425	—	—	1,760,762
Issuance of shares pursuant to the SaverOne exchange agreement	365,610	3,655	2,720,137	—	—	2,723,792
Shares to be issued related to asset acquisition	—	—	—	66,990,000	—	66,990,000
Issuance of warrants pursuant to the Letter Agreement	—	—	6,986,665		—	6,986,665
Stock based compensation	184,499	1,845	784,474	—	—	786,319
Net loss	—	—	—	—	(12,910,093)	(12,910,093)
Balance as of March 31, 2026	20,347,137	$203,470	$66,408,319	$66,990,000	$(34,954,914)	$98,646,875

	Common stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of September 30, 2024	11,000,000	$110,000	$151,000	$(332,119)	$(71,119)
Net loss	—	—	—	(203,724)	(203,724)
Balance as of December 31, 2024	11,000,000	$110,000	$151,000	$(535,843)	$(274,843)
Net loss	—	—	—	(28,842)	(28,842)
Balance as of March 31, 2025	11,000,000	$110,000	$151,000	$(564,685)	$(303,685)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended March 31,
	2026	2025
Cash flows from Operating Activities:
Net loss	$(19,846,008)	$(232,565)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in fair value of other liabilities	(262,800)	—
Change in fair value of convertible notes payable	279,046	—
Gain on investment of marketable securities	—	(114,111)
Amortization of debt issuance cost	1,826,461	—
Stock based compensation	2,841,166	—
Depreciation and amortization	5,821,145	—
Changes in current assets and current liabilities:
Prepaid expenses and other current assets	(434,092)	—
Due from related party	(127,862)	—
Advances to supplier	—	(98,250)
Accounts payable and accrued expenses	349,501	90,000
Customer deposit	—	108,006
Deferred revenue	350,000	—
Due to related parties	(334,176)	190,428
Stock-based compensation liability	637,800	—
Late payment penalty on excise taxes payable	59,821	—
Late payment penalty on income taxes payable	49,228	—
Net cash used in operating activities	(8,790,770)	(56,492)

Cash flows from Investing Activities:
Proceeds from sale of marketable securities, net	—	114,375
Advance to C.M. Composite Materials Ltd	(3,476,245)	—
Purchase of property, plant and equipment	(59,075)	—
Deposit on property, plant and equipment	(350,000)	—
Cash paid for equity method investment	(49,823)	—
Cash acquired in connection with asset acquisition	119,135	—
Net cash (used in) provided by investing activities	(3,816,008)	114,375

Cash flows from Financing Activities:
Proceeds from issuance of convertible note, net of costs	850,000	—
Repayment of convertible notes	(463,680)	—
Proceeds from issuance of promissory note	16,975,000	—
Repayment of promissory note	(780,461)	—
Proceeds from drawdown of SEPA	1,760,761	—
Proceeds from exercise of warrants	6,235,945	—
Net cash provided by financing activities	24,577,565	—

Net change in cash and cash equivalents	11,970,787	57,883
Cash and cash equivalents, beginning of the period	2,284,933	3,014
Cash and cash equivalents, end of the period	$14,255,720	$60,897

Supplemental Cash Flow Disclosures
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Non cash investing and financing activities:
Debt discount on warrant issued for Notes	$6,986,665	$—
Issuance of shares pursuant to the SaverOne exchange agreement	$2,723,792	$—
Issuance of shares in asset acquisitions	$40,410,000	$—
Issuance of warrants pursuant to the exchange agreement	$2,340,000	$—
Note issued in asset acquisition	$10,000,000	$—
Shares to be issued related to asset acquisition	$66,990,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VISIONWAVE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Organization and Business Operations

VisionWave Holdings, Inc. (“VW Holdings” or the “Company”) is a Delaware company incorporated in 2024. VW Holdings is the successor to Bannix Acquisition Corp., (“Bannix”) a blank check company incorporated in the state of Delaware on January 21, 2021 for the purpose of effecting mergers, capital stock exchange, asset acquisitions, stock purchases, reorganization or similar business combinations with one or more businesses (“Business Combination”).

Prior to the succession of Bannix by VW Holdings, on March 26, 2024, Bannix entered into a Business Combination Agreement (the “Original Agreement”), by and among Bannix, VisionWave Technologies, Inc., a Nevada corporation (“Target” or “VW Tech.”) and the shareholders of Target.

On September 6, 2024, Bannix entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among Bannix, VW Holdings, a direct, wholly owned subsidiary of Bannix, BNIX Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of VisionWave (“Parent Merger Sub”), BNIX VW Merger Sub, Inc., a Nevada corporation and direct, wholly owned subsidiary of VisionWave (“Company Merger Sub”), and Target.

On July 14, 2025, the transaction contemplated by the Merger Agreement closed.

The Company has two wholly owned subsidiaries: VisionWave Technologies, Inc., Solar Drone Ltd, acquired on December 15, 2025 pursuant to the Share Purchase Agreement (See Note 9).

Note 2—Liquidity, Capital Resources and Going Concern

The Company’s primary sources of liquidity have been cash from financing activities. For the three and six months ended March 31, 2026, net loss was $12,910,093 and $19,846,008, respectively. Cash used in operating activities was $8,790,770 for the six months ended March 31, 2026. The Company had an accumulated deficit of $34,954,914 as of March 31, 2026. As of March 31, 2026, working capital deficit was $21,939,175 and cash was $14,255,720.

The Company received proceeds of approximately $23,846 as a result of the Reverse Acquisition in September 2025, after giving effect to stockholder redemptions and payment of transaction expenses in connection with the Reverse Acquisition. The Company received an additional $308,000 pursuant to the Securities Purchases agreement entered into on July 15, 2025 and $5,000,000 pursuant to the convertible promissory note agreements issued under the Standby Equity Purchase Agreement referenced below.

On July 25, 2025, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $50 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA, from time to time during the term of the SEPA. The Company received proceeds of $1,760,761 from draw down during the six months ended March 31, 2026.

The Company also received net proceed of $16,975,000 for loan issued during the six months ended March 31, 2026 (See Note 13) and $850,000 from the issuance of convertible notes for the same periods.

The Company’s future capital requirements will depend on many factors, including the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all.

Going Concern Evaluation

Ordinarily, conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern relate to the entity’s ability to meet its obligations as they become due. The Company evaluated its ability to meet its obligations as they become due within one year from the date that the unaudited condensed consolidated financial statements are issued by considering the following:

On April 8, 2025, with an effective date of March 31, 2025 and as amended on May 20, 2026, the Company entered into a Funding Support Agreement with Stanley Hills, LLC (“Stanley Hills”), the principal shareholder of VisionWave Technologies. Pursuant to the agreement, Stanley Hills irrevocably and unconditionally committed to provide financial support to the Company, sufficient to fund the working capital needs through May 20, 2027. The funding may be provided by Stanley Hills in the form of direct payments to third parties, advances or intercompany loans, or capital contributions, as mutually determined by the parties. Unless otherwise agreed in writing, any such advances will be non-interest bearing and repayable only at such time as determined by the Board of Directors, and only to the extent such repayment would not impair the Company’s liquidity or ability to continue as a going concern. The agreement may not be terminated by Stanley Hills prior to the twelve-month period from the date of release of the unaudited condensed consolidated financial statement.

Management has determined that the agreement with Stanley Hills, cash receipts from customer arrangements, resource reallocation initiatives, additional insider investments and financing, along with its existing cash and committed affiliated support related combinations alleviated the risk about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the unaudited condensed consolidated financial statements.

Note 3—Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of March 31, 2026 and for the three and six months ended March 31, 2026 and 2025 are unaudited. The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial statements and Article 10 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended March 31, 2026 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2026. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended September 30, 2025 and footnotes thereto filed with the Securities Exchange Commission (“SEC”) on Form 10-K on December 31, 2025.

All amounts referred to in the notes to the unaudited condensed consolidated financial statements are in United States Dollars ($) unless stated otherwise.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of VisionWave Holdings Inc. and its subsidiaries (See Note 1). All intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

The Company complies with ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Significant estimates include assumptions made in the valuation of the options, valuation of convertible notes, fair value of assets acquired including intangible assets, useful life of intangibles, valuation of warrants and recoverability of deferred tax assets. Accordingly, the actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2026 and September 30, 2025, the Company had $13,732,588 and $1,774,899 deposits in excess of the Federal Depository Insurance Coverage, respectively. The Company has not experienced losses on these accounts.

Business Combinations

The Company evaluates whether acquired net assets should be accounted for as a business combination or an asset acquisition by first applying a screen test to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If so, the transaction is accounted for as an asset acquisition. If not, the Company applies its judgement to determine whether the acquired net assets meets the definition of a business by considering if the set includes an acquired input, process, and the ability to create outputs.

The Company accounts for business combinations using the acquisition method when it has obtained control. The Company measures goodwill as the fair value of the consideration transferred including the fair value of any non-controlling interest recognized, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at their fair value as of the acquisition date. Transaction costs, other than those associated with the issuance of debt or equity securities, that the Company incurs in connection with a business combination are expensed as incurred.

Any contingent consideration is measured at fair value at the acquisition date. For contingent consideration that does not meet all the criteria for equity classification, such contingent consideration is required to be recorded at its initial fair value at the acquisition date, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified contingent consideration are recognized on the consolidated statements of operations in the period of change.

When the initial accounting for a business combination has not been finalized by the end of the reporting period in which the transaction occurs, the Company reports provisional amounts. Provisional amounts are adjusted during the measurement period, which does not exceed one year from the acquisition date. These adjustments, or recognition of additional assets or liabilities, reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.

The Company accounts for certain business combinations that meet the definition of a reverse merger (also referred to as a reverse recapitalization) in accordance with ASC 805, Business Combinations, and ASC 810, Consolidation. A reverse merger occurs when the legal acquirer is determined to be the accounting acquiree, and the legal acquiree is determined to be the accounting acquirer. Accordingly:

●	No goodwill or intangible assets are recorded

●	The transaction is treated as a capital transaction in substance

●	The accounting acquirer’s assets and liabilities are carried forward at their historical carrying amounts

●	The accounting acquiree’s net assets are recognized at fair value, if applicable

Cash and Cash Equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents was $15,723 at March 31, 2026 and September 30, 2025.

Investments

The Company from time to time invests in equity securities. All marketable equity securities held by the Company are accounted for under “Accounting Standards Codification (“ASC”) Topic 320, “Investments - Debt and Equity Securities.” The Company accounts for available-for-sale equity investments at fair value. From time to time, if the Company determines that the available market price of an available for sale investments is not a reasonable indicator of the fair value, the Company will determine the best estimate of that fair value which is usually the cost.

Equity Method Investment

The Company accounts for investments in entities in which the Company has significant influence over the entity’s financial and operating policies, but does not control, using the equity method of accounting. The equity method investment is initially recorded at cost and subsequently increased for capital contributions and allocations of net income and decreased for capital distributions and allocations of net loss. Equity in net income (loss) from the equity method investment is allocated based on the Company’s economic interest. The equity method investment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that a loss in value of the equity method investment is other than temporary, an impairment loss is measured based on the excess of the carrying amount of an investment over its estimated fair value.

Property and Equipment

The value of property and equipment that were acquired as part of the Asset Acquisition (See Note 9) are recorded at a relative fair value assessed at the time of the acquisition less depreciation. Any additional property and equipment acquired, and any expenditures that extend the life of such assets are recorded at historical cost, including direct acquisition costs, less depreciation and impairment losses. Historical cost includes expenditures that are directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to VisionWave and the cost of the item can be measured reliably. All other repairs and maintenance costs are charged to profit or loss during the financial period in which they are incurred.

Depreciation and amortization

Depreciation for equipment and other assets is computed using the straight-line method at rates calculated to depreciate the cost of the assets, less their anticipated residual values, if any, over their estimated useful lives.

Capitalized intellectual property costs include those acquired in the asset acquisitions including a propriety drone system.

The estimated useful life of used to determine depreciation and amortization are as follows:

Computer and accessories	3 years
Drones	3 years
Intellectual property	5 years

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

The Company evaluates the carrying value of property and equipment and finite-lived intangible assets whenever a change in circumstances indicates that the net carrying value may not be recoverable from the entity-specific undiscounted future cash flows expected to result from our use of and eventual disposition of a long-lived asset or asset group. Events or circumstances that could trigger an impairment review of a long-lived asset or asset group include, but are not limited to: (i) a significant decrease in the market price of the asset, (ii) a significant adverse change in the extent or manner that the asset is used or in its physical condition, (iii) a significant adverse change in legal factors or in the business climate that could affect the value of the asset, (iv) an accumulation of costs significantly in excess of original expectation for the acquisition or construction of the asset, (v) a current period operating or cash flow loss combined with a history of operating or cash flow losses or a forecast of continuing losses associated with the use of the asset and (vi) a more-likely-than-not expectation that the asset will be sold or disposed of significantly before the end of its previously estimated useful life. If an impairment exists, the net carrying values are reduced to fair values. The Company estimates the fair values of these long-lived assets by performing a discounted future cash flow analysis for the remaining useful life of the asset, or the remaining useful life of the primary asset in the case of an asset group. An individual asset within an asset group is not impaired below its estimated fair value. There were no impairments recorded for the three and six months ended March 31, 2026 and 2025.

Fair Value of Financial Instruments

The fair value of the Company’s cash, current assets and current liabilities approximates the carrying amounts represented in the accompanying unaudited condensed consolidated balance sheets, due to their short-term nature.

Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

As of March 31, 2026, other than the convertible notes discussed below, the Company did not hold any financial assets or liabilities that were measured at fair value on a recurring or nonrecurring basis.

Convertible Notes Payable

For convertible debt instruments that are not considered liabilities under ASC 480 or ASC 815, the Company applies FASB ASC 470, Debt (“ASC 470”), for the accounting of such instruments, including any premiums or discounts. Debt issuance costs consist primarily of original issue discount (OID) and legal fees. These costs are netted off with the related loan and are being amortized to interest expense over the term of the related debt facilities using effective interest method.

The Company may elect the fair value option for certain financial instruments that meet the required criteria under ASC 825, Financial Instruments. The Company elected the fair value option for its SEPA related convertible notes, which met the required criteria under ASC 825, Financial Instruments. Issuance fees incurred on instruments for which the fair value option was elected are not deferred and are recognized as an expense when incurred in the consolidated statement of operations. The portion of the change in fair value attributable to instrument-specific credit risk, if any, is recognized in other comprehensive income, with the remainder recognized in earnings.

Offsetting Balances

In accordance with ASC Topic 210 “Balance Sheet”, the Company’s accounting policy is to offset assets and liabilities when a right of offset exists. Accordingly, the unaudited condensed consolidated balance sheets include transactions with affiliated parties on a net basis.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with ASC Topic 730, “Research and Development”. R&D represents costs are expensed as incurred.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average shares outstanding for the year. Diluted loss per share is computed by giving effect to all potential shares of common stock to the extent dilutive. For the three and six months ended March 31, 2026 and 2025, the Company’s diluted weighted-average shares outstanding is equal to basic weighted-average shares, due to the Company’s net loss position. No common stock equivalents were included in the computation of diluted net loss per unit since such inclusion would have been antidilutive. At March 31, 2026 and 2025, potentially dilutive securities include the public warrants, stock options and the convertible promissory notes.

Commitments and Contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and no income tax matters.

An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

Related party and related-party transactions

Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due to or from related parties due to their related-party nature.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits as of March 31, 2026 and September 30, 2025. Interest and penalties related to Bannix Acquisition for the three and six months ended March 31, 2026 were $24,462 and $49,228, respectively. There were no interest and penalties related to Bannix Acquisition for the three and six months ended March 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Advertising and Promotion

All costs associated with advertising and promoting products are expensed as incurred.

Stock Based Compensation

The Company complies with ASC 718 Compensation — Stock Compensation regarding shares granted to directors, officers and vendors of the Company by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved.

The Company has elected to account for forfeitures as they occur rather than estimating expected forfeitures at the grant date. Accordingly, stock-based compensation expense is adjusted in the period in which awards are forfeited.

Recent Accounting Pronouncements

On November 4, 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE), requiring additional disclosure of the nature of expenses included in the statements of operations. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the statements of operations as well as disclosures about selling expenses. The standard is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods within annual reporting periods beginning after December 15, 2027. The Company is currently assessing the impact this standard will have on its unaudited condensed consolidated financial statements and related disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 4 — Recapitalization

As outlined in Note 1, the Company consummated the Reverse Acquisition with VisionWave Technologies on July 14, 2025.

Pursuant to and in accordance with the terms set forth in the Merger Agreement, (a) Parent Merger Sub merged with and into Bannix, with Bannix continuing as the surviving entity (the “Parent Merger”), as a result of which, (i) Bannix became a wholly owned subsidiary of VW Holdings, and (ii) each issued and outstanding share of Bannix immediately prior to the effective time of the Parent Merger (the “Parent Merger Effective Time”) (other than shares of Bannix Common Stock that have been redeemed or are owned by Bannix or any of its direct or indirect subsidiaries as treasury shares and any Dissenting Parent Shares) was automatically cancelled in exchange for one share of common stock, par value $0.001 of VW Holdings, each Bannix Warrant automatically converted into one warrant to purchase shares of VW Holdings Common Stock on substantially the same terms and conditions and each Bannix Right automatically converted into the number of shares of VW Holdings Common Stock that would have been received by the holder of such Bannix Right if it had been converted upon the consummation of a Business Combination in accordance with Bannix’s organizational document and, (b) immediately following the consummation of the Parent Merger but on the same day, Company Merger Sub merged with and into Target, with Target continuing as the surviving entity (the “Company Merger” and, together with the Parent Merger, the “Mergers”), as a result of which, (i) Target became a wholly owned subsidiary of VW Holdings, and (ii) each issued and outstanding security of Target immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”) (other than any cancelled Shares or dissenting shares) were no longer be outstanding and were automatically cancelled in exchange for the issuance to the holder thereof of a substantially equivalent security of VW Holdings. The Mergers and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Reverse Acquisition.”

The Merger Agreement contained representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type, including, among others, covenants providing for (i) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining any necessary approvals from governmental agencies, (iii) prohibitions on the parties soliciting alternative transactions, (iv) VW Holdings preparing and filing a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) and taking certain other actions to obtain the requisite approval of Bannix’s stockholders to vote in favor of certain matters, including the adoption of the Merger Agreement and approval of the Business Combination, at a special meeting to be called for the approval of such matters, and (v) the protection of, and access to, confidential information of the parties. On May 5, 2025, the SEC declared the Company’s registration statement on Form S-4 to be effective.

As described in the Merger Agreement, VW Holdings has agreed to adopt an equity incentive plan

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Bannix, who is the legal acquirer, was treated as the “acquired” company for financial reporting purposes and VisionWave Technologies Inc. was treated as the accounting acquirer. VisionWave Technologies Inc. has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the redemption scenarios:

●	VisionWave Technologies Inc.’s existing stockholders had more than 69% of the voting interest of VW Holdings under both the no redemption and maximum redemption scenarios;

●	VisionWave Technologies Inc.’s senior management comprises the senior management of VW Holdings Inc.; the directors nominated by VisionWave Technologies represent the majority of the board of directors of VW Holdings Inc.;

●	VisionWave Technologies Inc.’s operations comprise the ongoing operations of VW Holdings Inc.

Accordingly, for accounting purposes, the Reverse Acquisition was treated as the equivalent of a capital transaction in which VisionWave technologies Inc. is issuing stock for the net assets of Bannix. The net assets of Bannix were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Acquisition were those of VisionWave Technologies, Inc.

Transaction Proceeds

Upon closing of the Reverse Acquisition, the Company acquired cash of $1,169,746 as a result of the Reverse Acquisition, and paid total transaction costs of $1,145,900. The following table reconciles the elements of the Reverse Acquisition to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ deficit.

Cash-trust and cash, net of redemptions	$1,169,746
Less: transaction costs paid	(1,145,900)
Net payout in Reverse Acquisition	23,846

Less: Liabilities assumed	(7,370,764)
Less: Promissory note combined	(1,003,995)
Add: assets acquired	3,930
Reverse acquisition, net	$(8,346,983)

The number of shares of Common Stock issued immediately following the consummation of the Reverse Acquisition were:

Bannix Class A common stock, outstanding prior to the Reverse Acquisition	$2,623,666
Less: Redemption of Bannix Class A common stock	(83,342)
2,540,324
Bannix Class B common stock, outstanding prior to the Reverse Acquisition	—
Business Combination shares	2,540,324
Bannix public Rights converted to shares at closing	690,000
Bannix private Rights converted to shares at closing	40,600
VisionWave Technologies Inc. Shares	11,000,000
Common Stock immediately after the Reverse Acquisition	$14,270,924

The number of VisionWave Holdings’ shares was determined as follows:

	VisionWave Technologies Inc. Shares	VisionWave Holdings Inc. Shares after conversion ratio
Class A Common	2,722	2,540,324
Class B Common	—	—
Total	2,722	2,540,324

In exchange, each share of VisionWave Technologies was converted into 4,041 shares of the Company’s common stock.

Public and private placement warrants

The 6,900,000 public warrants issued at the time of Bannix’s initial public offering (the “Bannix IPO”), and 406,000 warrants issued in connection with private placement at the time of Bannix’s initial public offering remained outstanding and became warrants for the Company.

Note 5 — Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of March 31, 2026 and September 30, 2025:

	March 31, 2026	September 30, 2025
Insurance premium	$30,886	$83,833
Deposit on asset	—	10,000
Prepaid consulting fees	400,000	50,000
Other prepaid expenses	66,088	261
Legal retainer	85,000	35,000
Other current assets	28,568	6,525
Due from underwriters	3,930	3,930
Total	$614,472	$189,549

Note 6 — Equity Method Investment

On January 26, 2026, the Company entered into a definitive Exchange Agreement (the “Exchange Agreement”) with SaverOne 2014 Ltd., an Israeli company whose American Depositary Shares are listed on The Nasdaq Stock Market (“SaverOne”). The Exchange Agreement replaced and superseded the previously disclosed non-binding Letter of Intent dated December 31, 2025.

The Exchange Agreement provides for a three-stage equity exchange and strategic collaboration providing for the Company to acquire up to approximately 51% of SaverOne’s issued and outstanding ordinary shares on a fully diluted basis, subject to milestone achievement and applicable regulatory approvals. In exchange, the Exchange Agreement provides SaverOne with the ability to acquire VisionWave common stock with an aggregate economic value of up to $7 million, subject to staged issuance, price-based adjustments, and compliance with Nasdaq listing rules.

The transaction establishes SaverOne as the core operating platform for VisionWave’s radio-frequency (RF) defense and security technologies, supported by a non-exclusive, worldwide license to certain VisionWave RF intellectual property for defense and security applications.

Staged Exchange Structure

Stage 1:

SaverOne issues VisionWave ordinary shares representing 19.99% of SaverOne’s outstanding share capital (fully diluted), in exchange for VisionWave common stock valued at approximately $2.74 million.

Stage 2:

Upon achievement of the first operational integration milestone, SaverOne issues VisionWave ordinary shares representing 19.99% of SaverOne’s outstanding share capital (fully diluted), in exchange for VisionWave common stock valued at approximately $2.74 million.

Stage 3:

Upon achievement of a commercial or defense pilot milestone, SaverOne issues VisionWave ordinary shares representing 11.02% of SaverOne’s outstanding share capital (fully diluted) resulting in VisionWave owning approximately 51% of SaverOne in exchange for VisionWave common stock valued at approximately $1.51 million.

The number of VisionWave shares of common stock issued in each stage is determined based on a five-day VWAP immediately preceding the applicable closing.

Additional Provisions

The Exchange Agreement also includes, among other things:

 ● Board representation rights for VisionWave at SaverOne

 ● Registration rights for resale of VisionWave shares of common stock

 ● Use-of-proceeds covenants tied to RF platform development

 ● Value-protection mechanisms subject to Nasdaq compliance

 ● Mutual non-competition provisions within the defined field of use

The transaction remains subject to milestone certifications, regulatory approvals, and customary closing conditions.

At the close of stage 1 of the agreement, the Company issued 365,610 shares valued at $2,723,792 to SaverOne in exchange for 148,584 shares of SaverOne. During the three months ended March 31, 2026, the Company purchased an additional 17,569 shares of SaverOne costing $49,824 for a shareholding in SaverOne of 22.20% at March 31, 2026.

SaverOne is accounted for as an equity method investment at March 31, 2026, pursuant to ASC 323. The Company determined that the value protection mechanism liability has a value of $0 at March 31, 2026 as it is assessed on a stage-by-stage basis and stage 1 did not trigger a liability. The investment in SaverOne of $2,773,616 is included in Equity method investments on the March 31, 2026 unaudited condensed consolidated balance sheet.

In addition, the Company issued the corresponding 156,686 to management at the Stage 1 Closing pursuant to Schedule 1.7 of the January 26, 2026 Agreement, including the applicable portion of the $3 million pool (39.1877%).The total fair value of the shares of $1,167,311 at issuance date was included in stock based compensation on the accompanying unaudited condensed consolidated statements of operations.

Note 7 — Note Receivable

Advance to C.M. Composite Materials Ltd

On December 26, 2025, the Company advanced principal in the amount of $398,245 to C.M. Composite Materials Ltd., an Israeli corporation (“CM”).

In connection with the advance, CM delivered a Promissory Note to the Company (the “CM Note”). The CM Note has a 24-month maturity, with the outstanding principal due and payable on December 31, 2027, unless repaid earlier. The CM Note does not bear interest unless an event of default occurs, in which case interest accrues at a rate of 5% per annum, or the maximum rate permitted by applicable law, if lower. The CM Note may be prepaid at any time without premium or penalty. The CM Note is a stand-alone financial obligation and is not contingent upon the completion of any acquisition, merger, or other strategic transaction.

On January 22, 2026, the Company entered into an additional Promissory Note with CM for an amount of $200,000 to CM (the “Second Note”). The Second Note has a 24-month maturity, with the outstanding principal due and payable on January 30, 2028, unless repaid earlier. The Second Note does not bear interest unless an event of default occurs, in which case interest accrues at a rate of 5% per annum, or the maximum rate permitted by applicable law, if lower. The Second Note may be prepaid at any time without premium or penalty. The proceeds of the Note were funded on January 26, 2026. The Second Note constitutes a binding and enforceable obligation of CM. The Note is a stand-alone financial obligation and is not contingent upon the completion of any acquisition, merger, or other strategic transaction.

On February 4, 2026, the Company entered into an additional Promissory Note with CM for an amount of $500,000 (the “Third Note”). The Third Note has a 24-month maturity, with the outstanding principal due and payable on December 31, 2027, unless repaid earlier. The Third Note does not bear interest unless an event of default occurs, in which case interest accrues at a rate of 5% per annum, or the maximum rate permitted by applicable law, if lower. The Third Note may be prepaid at any time without premium or penalty. The proceeds of the Third Note were funded on February 4, 2026. The Third Note constitutes a binding and enforceable obligation of CM. The Third Note is a stand-alone financial obligation and is not contingent upon the completion of any acquisition, merger, or other strategic transaction. The note was satisfied from funding pursuant to the funding agreement with Stanley Hills, LLC (See Note 2).

In February 2026, CM entered into a settlement agreement with a vendor who alleged failure to meet contractual obligation in the sum of approximately 12 million Israeli Shekels following a failed motion to appoint a receiver by that said vendor. Pursuant to the agreement, CM is expected to make monthly payments to liquidate the obligation and regular court appearances. The Company evaluated the current financial position of CM and determined that there is not an increased credit risk nor is the collectability of the CM Note uncertain, due to past profitability of CM.

The CM Notes described herein remain fully enforceable regardless of whether any contemplated transaction is completed.

At March 31, 2026, total advances to C.M. Composite Materials Ltd. of $1,098,245 is included in notes receivable on the unaudited condensed consolidated balance sheets.

Side Letter Agreement

On March 11, 2026, the Company entered into a Side Letter with C.M., Giza Zinger Even Mezzanine, Limited Partnership (“Giza”), and Matania (Mati) Moskovitch. This Side Letter supplements and addresses obligations under the Company’s previously disclosed Investment and Share Purchase Agreement (SPA) and Loan Agreement, both dated February 20, 2026. Under the Side Letter, the Company acknowledges an existing settlement agreement between Giza, Mati, and CM, and agrees that CM’s performance and payments under that settlement do not constitute a breach or event of default under the SPA or Loan Agreement.

Pursuant to the Side Letter, the Company has irrevocably committed to providing aggregate funding of at least $5.0 million to CM. This funding commitment is specifically allocated as $1.5 million for working capital and $3.5 million for the establishment and operation of a new facility outside of Israel. Additionally, the agreement requires that CM’s activities outside Israel must be conducted directly by CM rather than through subsidiaries, unless those entities are pledged to Giza.

Until CM’s obligations to Giza are fully satisfied, the Company has agreed not to exercise its conversion rights under the Loan Agreement (the Note) to convert amounts into equity of CM without Giza’s prior written consent. Furthermore, the parties agreed not to take actions that would result in the dilution of CM’s shareholders, including the issuance of new equity, options, warrants, or convertible securities.

The Side Letter also stipulates that any shares of the Company to be issued to the shareholder (Mati) in connection with the SPA will be deposited with an approved Israeli trustee. These shares will be held in a dedicated securities account in Israel for the purpose of securing CM’s obligations to Giza.

As stated in Note 18, pursuant to the Investment and Share Purchase Agreement, the Company agreed to provide loans to the Target Company as additional consideration under the Share Purchase Agreement. The Loan Agreement provides for a secured loan facility in an aggregate principal amount of up to $5,000,000 (the “Commitment”). The Company is obligated to make an initial advance of up to $1,500,000 within ten (10) Business Days following the Effective Date (subject to satisfaction of conditions precedent), to be used for general working capital purposes consistent with the Target Company’s ordinary course of business. Subsequent advances of the remaining up to $3,500,000 may be made in one or more tranches upon mutual written agreement of the parties, solely for working capital or the establishment and operation of a new facility outside Israel, with each tranche subject to the Company’s reasonable approval and minimum amounts (generally not less than $250,000 unless otherwise agreed). Proceeds of subsequent advances are to be used exclusively to operate, develop, certify, market, and commercialize the Target Company’s technologies and products in global markets, including the United States.

The advances were made pursuant to a promissory note with a 24-month maturity, bearing no interest unless an event of default occurs (then at 5% per annum or the lower legal maximum), prepayable without penalty, and not contingent on any acquisition or strategic transaction.

Any loan pursuant to the Loan Agreement will bear simple interest at 12% per annum (or such lower rate as mutually agreed in writing, but not exceeding prevailing market rates for similar loans as determined in good faith by the Company), calculated on a 360-day year basis for actual days elapsed. The loan will mature three (3) years after the Effective Date. The obligations under the Loan Agreement are secured by a first-priority security interest in substantially all assets of the Target Company (including accounts, inventory, equipment, general intangibles, intellectual property, and proceeds thereof).

During the three months ended March 31, 2026, the Company advanced to the Target a total of $2,378,000 which is included in note receivable at March 31, 2026 on the unaudited condensed consolidated balance sheets. For the three and six months ended March 31, 2026, interest income of $13,851 and $0 is accrued and included in interest income on the unaudited condensed consolidated statements of operations.

Note 8 — Property and Equipment, Net

Property and equipment, net consisted of the following at March 31, 2026 and September 30, 2025:

	March 31, 2026	September 30, 2025
Computer Equipment	$60,341	$—
Drones	7,122	—
Total cost	67,463	—
Accumulated depreciation	(7,342)	—
Net book value	$60,121	$—

Depreciation expense was $5,360 and $0 for the three months ended March 31, 2026 and 2025, respectively, and $7,342 and $0 for the six months ended March 31, 2026 and 2025, respectively.

At March 31, 2026 and September 30, 2025, $360,000 and $0 deposit on boat purchase is included in other non-current assets on the accompanying unaudited condensed consolidated balance sheets.

Note 9 — Asset Acquisitions

Solar Drone

On December 3, 2025, the Company entered into a Share Purchase Agreement (the “Solar Drone Agreement”) with BladeRanger Ltd., a company organized under the laws of Israel and listed on the Tel Aviv Stock Exchange under the ticker “BLRN” (“BladeRanger”), and, solely for purposes of acknowledgment and certain covenants therein, Solar Drone Ltd., an Israeli corporation engaged in the development of solar-powered drone technology (the “Solar Drone”). On December 15, 2025, the Company entered into Amendment No. 1 to the Solar Drone Agreement to provide that, in consideration for all of the issued and outstanding shares of Solar Drone, the Company shall issue and deliver to BladeRanger (or its designee(s)) 1,500,000 shares of the Company’s common stock (the “Company Shares”) valuated at $11,700,000 and 300,000 Pre-Funded Common Stock Purchase Warrants (the “Initial PFWs”) valued at $2,340,000. Further, the Company has agreed that if the average daily volume-weighted average price (“VWAP”) of the Company’s common stock for the five Trading Day period immediately preceding the date of effectiveness of the registration statement registering the resale of the Company Shares is less than $12.00 per share, Pre-Funded Common Stock Purchase Warrants (the “Pre-Funded Warrants”) to purchase a number of additional shares of the Company’s common stock (the “Warrant Shares”) equivalent to the difference between $21,600,000 and the aggregate value of the Company Shares based on such VWAP, such that the aggregate consideration has a value of $21,600,000. The Company has determined that the value of these contingent Warrant Shares was $0 at acquisition date and March 31, 2026.

The Company evaluated this acquisition under ASC 805, Business Combinations. ASC 805 requires that an acquirer determine whether it has acquired a business. If the criteria of ASC 805 are met, a transaction would be accounted for as a business combination and the purchase price is allocated to the respective net assets and liabilities assumed based on their fair values and a determination is made whether any goodwill results from the transaction. The Company concluded that the acquired set of assets did not meet the US GAAP definition of a business as substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset or group of similar identifiable assets and consequently accounted for the purchase as an asset acquisition. The Company allocated the total consideration transferred on the date of the acquisition to the assets and liabilities acquired on a relative fair value basis.

The following table summarizes the acquisition date fair value of the assets acquired and the liabilities assumed:

Amounts Recognized as of Acquisition Date
Total Consideration	$14,040,000

Cash	119,135
Other Receivables	831
Fixed Assets (a)	8,387
Intangible assets (b)	14,029,591
Other Payables	(17,582)
Due to related party (c)	(100,362)
Net assets acquired	$14,040,000

(a) Fixed asset consists primarily of drones and computer equipment acquired by the Company. The fair value of fixed assets was estimated to equal the replacement cost.

(b) Intangible assets consist of intellectual property related drone technology and are recorded at estimated fair values based on the allocation of the total consideration transferred on the date of the acquisition to the assets and liabilities acquired on a relative fair value basis. (See Note 10).

(c) Intercompany balance with VisionWave Holdings Inc. eliminated in consolidation.

QuantumSpeed

On January 5, 2026, the Company entered into an Asset Purchase Agreement with Adrian Holdings S.R.L. to acquire all right, title, and interest in specific intellectual property assets related to QuantumSpeed technology. The acquired assets will be assigned to QuantumSpeed Inc., a wholly-owned subsidiary of the Company.

The aggregate consideration for the intellectual property consists of a $10 million promissory note (the “Adrian Note”) and up to 10,000,000 shares of the Company’s common stock. Upon closing, the Company issued 3,000,000 shares of common stock valued at $28,710,000 and executed the $10 million Adrian Note.

The issuance of the remaining 7,000,000 shares with a fair value of $66,900,000 is contingent upon receiving shareholder approval, as required by Nasdaq listing rules. The Company is obligated to use commercially reasonable efforts to obtain this approval no later than nine months following the closing date. The 7,000,000 shares were accounted for as equity and included in shares to be issued in asset acquisition on the accompanying unaudited condensed consolidated statements of changes in equity (deficit).

If shareholder approval is not obtained within the nine-month period, the Company is required to transfer 60% of its equity interest in QuantumSpeed Inc. back to the seller, free and clear of all encumbrances. In such an event, the seller’s security interest in the equity would be released, and the seller would retain full ownership of the initial 3,000,000 closing shares and the $10 million promissory note. No alternative consideration will be provided in lieu of the unissued contingent share.

The Company evaluated this acquisition under ASC 805, Business Combinations. ASC 805 requires that an acquirer determine whether it has acquired a business. If the criteria of ASC 805 are met, a transaction would be accounted for as a business combination and the purchase price is allocated to the respective net assets and liabilities assumed based on their fair values and a determination is made whether any goodwill results from the transaction. The Company concluded that the acquired asset did not meet the US GAAP definition of a business as substantially all of the fair value of the gross assets acquired are concentrated in a single identifiable asset and consequently accounted for the purchase as an asset acquisition. The Company allocated the total consideration transferred on the date of the acquisition to the single intellectual property acquired on a relative fair value basis.

The following table summarizes the acquisition date fair value of the asset acquired:

Amounts Recognized as of Acquisition Date
Total Consideration	$105,700,000

Intellectual Property (QuantumSpeed)	105,700,000

Asset acquired	$105,700,000

Note 10 — Intangible Assets

As noted in Notes 9, on December 15, 2025 and January 5, 2026, the Company acquired intellectual property from the acquisition of Solar Drone and QuantumSpeed, respectively. Solar Drone is a drone-based industrial technology platform providing automated cleaning and inspection solutions for utility-scale solar installations and high-voltage electrical infrastructure. The core asset is a proprietary, field-proven drone system that replaces manual, ground-based, and helicopter-based maintenance with autonomous drone operations, improving energy output, safety, and operational reliability while reducing costs and downtime.

QuantumSpeed is currently in a proof-of-concept and system architecture phase, where core mathematical, algorithmic, and architectural principles have been defined and validated at a prototype level.

At acquisition dates, the fair value of Solar Drone intellectual property was $14,029,591 and the fair value of QuantumSpeed intellectual property was $105,700,000.

	Estimated Useful Life (years)	March 31, 2026	September 30, 2025
Intellectual property	5	$119,729,591	$—
Accumulated amortization		(5,813,804)	—
Net book value		$113,915,787	$—

Amortization of the intangible asset during the three and six months ended March 31, 2026 was $5,696,891 and $5,813,804, respectively, and there were no amortization during the three and six months ended March 31, 2025.

The future amortization of the intangible asset is as follows:

Fiscal Year	Amount
Remainder of 2026	$11,972,959
2027	23,945,918
2028	23,945,918
2029	23,945,918
2030	23,945,918
Thereafter	6,159,156
Total unamortized intangible assets	$113,915,787

Note 11 — Accounts Payable and Accrued Expenses

Accounts payable and accrued liabilities consist of the following as of March 31, 2026 and September 30, 2025:

	March 31, 2026	September 30, 2025
Underwriter’s marketing fee (See Note 17)	$1,800,000	$1,800,000
Vendors payable	1,353,790	939,192
Accrued compensation expense	187,001	359,667
Franchise tax payable	367,323	267,323
Insurance premium financing	17,957	71,851
Accrued interest expense	545,713	49,914
Other payables and accrued expenses	13,133	429,887
Total	$4,284,917	$3,917,834

Note 12 — Excise Tax Payable

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a 1% federal excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

On December 27, 2022, the Treasury published Notice 2023-2, which provided clarification on some aspects of the application of the excise tax. The notice generally provides that if a publicly traded U.S. corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of aspects of the excise tax (including its application and operation with respect to SPACs) remain unclear and such interim operating rules are subject to change.

Because the application of this excise tax is not entirely clear, any redemption or other repurchase effected by the Company, in connection with a Business Combination, extension vote or otherwise, may be subject to this excise tax. Because any such excise tax would be payable by the Company and not by the redeeming holders, it could cause a reduction in the value of the Company’s Class A common stock, cash available with which to effectuate a Business Combination or cash available for distribution in a subsequent liquidation. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination will depend on a number of factors, including (i) the structure of the Business Combination, (ii) the fair market value of the redemptions and repurchases in connection with the Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the Business Combination (or any other equity issuances within the same taxable year of the Business Combination) and (iv) the content of any subsequent regulations, clarifications, and other guidance issued by the Treasury. Further, the application of the excise tax in respect of distributions pursuant to a liquidation of a publicly traded U.S. corporation is uncertain and has not been addressed by the Treasury in regulations, and it is possible that the proceeds held in the Trust Account could be used to pay any excise tax owed by the Company in the event the Company is unable to complete a Business Combination in the required time and redeem 100% of the remaining Class A common stock in accordance with the Company’s amended and restated certificate of incorporation, in which case the amount that would otherwise be received by the public stockholders in connection with the Company’s liquidation would be reduced.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any PIPE or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination, but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

During the second quarter of 2024, the Internal Revenue Service issued final regulations with respect to the timing and payment of the excise tax. These regulations provided that the filing and payment deadline for any liability incurred during the period from January 1, 2023 to December 31, 2023 would be October 31, 2024. Any amount of such excise tax not paid in full, will be subject to additional interest and penalties which are currently estimated at 8% interest per annum, a 0.5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full, and a failure to file penalty of 5% per month.

Prior to the consummation of the Reverse Acquisition, Bannix’s common stockholders exercised their right to redeem their shares for a pro rata portion of the funds in Bannix’s Trust Account. As a result of these redemptions, Bannix estimated the excise tax liability and applicable interest and penalties pursuant to the IR Act. At the consummation of the Reverse Acquisition, $888,332 of excise tax liability, inclusive of excise tax interest and penalties, is assumed. For the three months ended March 31, 2026 and 2025, $26,207 and $0, respectively of interest and penalties is estimated on the excise tax balance and included in general and administrative expenses on the unaudited condensed consolidated statements of operations. For the six months ended March 31, 2026 and 2025, $59,821 and $0, respectively, of interest and penalties is estimated on the excise tax balance and included in general and administrative expenses on the unaudited condensed consolidated statements of operations. As of March 31, 2026 and September 30, 2025, $1,002,860 and $943,039 of excise tax liabilities, respectively, inclusive of interest and penalties is recorded in the unaudited condensed consolidated balance sheets.

Note 13 — Promissory Notes

Evie Autonomous LTD

Prior to the consummation of the Reverse Acquisition, Bannix issued unsecured promissory notes to Evie Autonomous LTD (“Evie”) with a principal amount of $1,003,995 (the “Evie Autonomous Extension Notes”). The Evie Autonomous Extension Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of Bannix’s initial Business Combination, or (b) the date of Bannix’s liquidation. On December 26, 2024 and amended on May 27, 2025, Bannix entered into an agreement to defer payment of the Evie Autonomous Extension Notes. Under the deferment agreement, these amounts will not become payable until any Pre-Paid Advance issued in connection with the SEPA is repaid in full (See Note 19). The balance of $1,003,995 was assumed at the close of the Reverse Acquisition. As of March 31, 2026 and September 30, 2025, the balance of $1,003,995, owing to Evie is reported as promissory notes – Evie on the accompanying unaudited condensed consolidated balance sheets.

YA II PN

On February 26, 2026, VisionWave Holdings Inc. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Investor agreed to provide the Company with a $20,000,000 senior loan (the “Loan”) on the terms and conditions set forth therein. The Loan is evidenced by a Promissory Note (the “YA II PN Note”) in the original principal amount of $20,000,000, bearing 0% interest per annum (increasing to 18% upon an Event of Default as defined therein). The Note was issued at an original issue discount of 15%, resulting in gross proceeds to the Company of $17,000,000 (prior to deduction of a $25,000 structuring and due diligence fee), or $16,975,000 net cash received.

The YA II PN Note matures 12 months from issuance and requires monthly amortization payments of $2,500,000 of principal (plus a 2% Payment Premium on such principal amount) beginning on the 60th day following issuance and continuing on the same day of each successive month thereafter until maturity (each an “Installment Date”). The Company may satisfy any Installment Amount in cash or, at its election, by delivering an Advance Notice under the Company’s existing Standby Equity Purchase Agreement dated July 25, 2025, as amended (the “SEPA”), subject to a 30-day repayment waterfall in favor of the Investor.

The Company has the right to optionally redeem all or any portion of the outstanding principal at any time at 105% of the principal amount redeemed plus accrued and unpaid interest. Upon an uncured Event of Default, the Investor may convert all or any portion of the outstanding principal, accrued interest, and other amounts due into Common Stock at a conversion price equal to 90% of the lowest daily VWAP during the 10 consecutive Trading Days immediately prior to the conversion date, subject to a 4.99% beneficial ownership blocker, and a floor price.

Concurrently with the issuance of the YA II PN Note, the Company issued to the Investor a warrant (the “Warrant”) to purchase 1,333,333 shares of Common Stock at an exercise price of $9.00 per share, exercisable for a term of five years from issuance.

The obligations under the Note are guaranteed by each subsidiary of the Company pursuant to a Global Guaranty Agreement.

The Letter Agreement contains customary representations, warranties, covenants (including restrictions on variable rate transactions, additional indebtedness without consent, and use of proceeds), and events of default. The Company is not required to register the shares issuable upon conversion of the Note but has agreed to register the shares issuable upon exercise of the Warrant. The Investor has demand registration rights covering all shares of common stock underlying the Note. Upon written demand, the Company must file a resale registration statement within 45 calendar days, use commercially reasonable efforts to cause it to become effective promptly, and address any Rule 415 limitations through pro-rata reductions and successive filings as necessary. In addition, the Company shall, at its sole cost and expense, file with the SEC on or before the date that is 90 calendar days after the closing date file a registration statement on Form S-1 registering the resale of all of the shares of common stock issuable upon exercise of the Warrant (the “Warrant Registration Statement”). The Company shall use its commercially reasonable efforts to cause the Warrant Registration Statement to be declared effective as soon as practicable after the filing thereof. The registration statement was filed on April 16, 2026.

Total debt issuance cost of $10,411,665 includes the $3,000,000 OID, $25,000 legal fees and $6,986,665 warrants value at issuance date and $400,000 payment premium. Debt issuance cost is amortized over the term of the Note using the effective interest rate method. During the three months ended March 31, 2026, $780,461 was repaid on the  YA II PN Note. For the three months and six months ended March 31, 2026, total amortized debt issuance cost of $1,727,334 and $1,727,334 was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. At March 31, 2026 and September 30, 2025, the balance of the YA II PN Notes of $10,935,208 and $0, respectively, recorded in promissory notes - YA II PN on the accompanying unaudited condensed consolidated balance sheets, includes $8,684,331 and $0, respectively of unamortized debt issuance cost.

Adrian Note

As stated in Note 9, on January 5, 2026, the Company issued a $10 million promissory note pursuant to the Adrian Asset Purchase Agreement (the “Adrian Note”). The loan accrues interest at a rate of 12% per annum with a 1% reduction in the interest rate for every $1,000,000 of payment. The loan matures on January 5, 2027. For the three and six months ended March 31, 2026 and 2025, interest expense of $279,452 on the Adrian Note is included in interest expense on the accompanying unaudited condensed consolidated statements of operations. At March 31, 2026, the balance of the Adrian Note of $10,000,000 is included in loan payable on the accompanying unaudited condensed consolidated balance sheet.

Note 14 — Warrants

As stated in Note 13, concurrently with the issuance of the YA II PN Note, the Company issued to the Investor the Warrant to purchase 1,333,333 shares of Common Stock at an exercise price of $9.00 per share, exercisable for a term of five years from issuance. The Company accounted for the Warrant in accordance with the guidance contained in ASC 815 whereby under that provision these warrants met the criteria for equity treatment. As such, these warrants are recorded at fair value at issuance date.

The Company utilized a Monte Carlo Simulation model to estimate the fair values of the February 26, 2026 of the Warrants, which incorporated significant inputs that were not observable in the market, and thus represents a Level 3 measurement as defined in ASC 820. The unobservable inputs utilized for measuring the fair value of the contingent consideration reflect management’s own assumptions about the assumptions that market participants would use in valuing the contingent consideration. The Company determined the fair value by using the below key inputs to the Monte Carlo Simulation Model.

February 26, 2026
Stock Price	$7.96
Exercise Price	$9.00
Volatility	73.0%
Risk free rate of return	3.54%
Term to maturity (years)	5.00
Term to financing (years)	2.50

The fair value of the Warrants on February 26, 2026 of $6,986,665, was included as debt issuance cost related to the YA II PN Notes (See Note 13).

Note 15 — Related Party Transactions

Due to Related Parties

Prior to the consummation of the Reverse Acquisition, Bannix entered into various transactions with related parties to fund working capital needs. A total of $2,124,212 owing to these related parties was assumed at the close of the Reverse Acquisition. The following table summarizes the related party balances as of March 31, 2026, and September 30, 2025,

	March 31, 2026	September 30, 2025
Suresh Yezhuvath	$223,960	$223,960
Instant Fame and affiliated parties (1)	840,000	840,000
Stanley Hills (3)(4)	785,252	785,252
Accrued executive compensation (2)	—	250,000
Anat Attia	251,104	335,280
	$2,100,316	$2,434,492

(1) Instant Fame and affiliated parties

Represents unsecured promissory note issued by Bannix on December 13, 2022 in favor of Instant Fame, in the principal amount of $690,000. In March and April 2023, Bannix issued additional unsecured promissory notes to Instant Fame for $75,000 for each promissory note.

(2) Accrued executive compensation

Represents compensation expense owing to executives. At the close of the reverse acquisition $220,000 and $55,000 were owed to Doug Davis and Erik Klinger, respectively. At September 30, 2025, $180,000, $25,000 and $45,000 were owed to Doug Davis, Noam Kenig and Erik Klinger, respectively

(3) Transfer of balances

During the year ended September 30, 2025, upon agreement by and amount the related parties, $235,333 of balances owing to Bannix Management LLP and $4,737 of balances of Subash Menon was transferred to Stanley Hills and $200,000 of balances owed to Subash Menon was transferred to Suresh Yezhuvath.

(4) VisionWave Technologies related party transactions

Stanley Hills, LLC, a corporation wholly owned by Anat Attia, paid the entire company expenses for VisionWave Technologies Inc., as well as funded the Company’s bank and brokerage accounts, on behalf of the Company. On April 8, 2025, with an effective date of March 31, 2025 and as amended on May 20, 2026, the Company entered into a Funding Support Agreement with Stanley Hills, LLC (“Stanley Hills”), the principal shareholder of VisionWave Technologies. Pursuant to the agreement, Stanley Hills irrevocably and unconditionally committed to provide financial support to the Company, sufficient to fund the working capital needs through February 17, 2027. The funding may be provided by Stanley Hills in the form of direct payments to third parties, advances or intercompany loans, or capital contributions, as mutually determined by the parties. Unless otherwise agreed in writing, any such advances will be non-interest bearing and repayable only at such time as determined by the Board of Directors, and only to the extent such repayment would not impair the Company’s liquidity or ability to continue as a going concern. The agreement may not be terminated by Stanley Hills prior to the twelve-month period from the date of release of the financial statement.

On January 19, 2026, the Company and Yorkville Advisors amended the SEPA to provide that the prepaid advance would no longer constitute an advance under the SEPA but instead be evidenced by stand-alone promissory notes. During the three and six month ended March 31, 2026, Stanley Hills provided funding of $500,000 to the Company. During the three and six months ended March 31, 2026, the Company made a partial payment of $500,000 to Stanley Hills, LLC, respectively; the deferral agreement remains in effect and was not amended, and Yorkville Advisors has not delivered any notice of default under the SEPA or the related promissory notes.

During the three and six months ended March 31, 2026, a total of $500,000 and $270,000 was repaid on the Stanley Hill and Anat Attia balances, respectively. During the three and six months ended March 31, 2026, Anat Attia paid $81,824 of expenses on behalf of the Company and advanced the Company $100,000. As of March 31, 2026 and September 30, 2025, the balance of $785,252 owing to Stanley Hills, LLC is included in due to related parties on the unaudited condensed consolidated balance sheets. As of March 31, 2026 and September 30, 2025, the balance of $251,104 and $335,280, respectively, owing to Anat Attia is included in due to related parties on the unaudited condensed consolidated balance sheets.

Due from related party

During the year ended September 30, 2025, the Company advanced against compensation $120,000 to the Executive Chairman and acting CEO. For the three and six months ended March 31, 2026, the Company advanced to that executive an additional $0 and $27,500 against compensation, respectively. As of March 31, 2026 and September 30, 2025, $147,500 and $120,000 is advanced against compensation to the executive Chairman and acting CEO and reported in due from related party balance on the unaudited condensed consolidated balance sheets, respectively.

Note 16 — Convertible Notes Payable

Securities Purchase Agreements

On July 15, 2025, the Company entered into Securities Purchase Agreements (the “July 2025 SPAs”) with two unaffiliated accredited investors (“July 2025 Lenders”), pursuant to which the Company issued promissory notes (the “July 2025 Notes”) to the July 2025 Lenders in the aggregate principal amount of $354,200, which includes an aggregate original issue discount of $46,200, for a purchase price of $308,000. The Company incurred an additional $8,000 in fees related to this transaction which is capitalized as part of the debt issuance cost and amortized over the term of the July 2025 Notes. The July 2025 Notes bear interest at a one-time charge of 12% applied on the issuance date, mature on May 15, 2026, and is repayable in five monthly payments commencing January 15, 2026. The July 2025 Notes are convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), solely upon an event of default, at a conversion price equal to 75% of the lowest trading price during the ten trading days prior to conversion. The Company also entered into an irrevocable transfer agent instructions letter with its transfer agent in connection with the July 2025 Notes. The proceeds from the issuances of the July 2025 Notes were used for general working capital purposes. The July 2025 Lenders have piggyback registration rights and have agreed not to engage in short sales of the Company’s common stock during the term of the July 2025 Notes. The July 2025 Notes include customary representations, warranties, covenants, and default provisions. The Company may prepay the July 2025 Notes within the first 180 days. The loan pursuant to the July 2025 Notes closed and funded on July 17, 2025.

During the three and six months ended March 31, 2026, the Company repaid $147,644 and $297,528, respectively on the July 2025 Notes. For the three months ended March 31, 2026 and 2025, total amortized debt issuance cost of $16,293 and $0 was included in interest expense on the accompanying unaudited condensed consolidated statements of operations, respectively. For the six months ended March 31, 2026 and 2025 total amortized debt issuance cost of $32,586 and $0 was included in interest expense on the accompanying unaudited condensed consolidated statements of operations, respectively. For the three months ended March 31, 2026 and 2025, total interest expense $12,751 and $0 was included in interest expense on the accompanying unaudited condensed consolidated statements of operations, respectively. For the six months ended March 31, 2026 and 2025, total interest expense $25,502 and $0 was included in interest expense on the accompanying unaudited condensed consolidated statements of operations, respectively. At March 31, 2026 and September 30, 2025, the balance of the July Notes of $43,795 and $308,737, respectively, recorded in convertible notes payable on the accompanying unaudited condensed consolidated balance sheets, includes $12,877 and $45,463, respectively of unamortized debt issuance cost.

On October 6, 2025, the Company entered into a Securities Purchase Agreement (the “October 2025 SPA”) with an unaffiliated accredited investor, pursuant to which the Company issued a promissory note (the “October 2025 Note”) to the investor in the aggregate principal amount of $296,700, which includes an aggregate original issue discount of $38,700, for a purchase price of $258,000. The Company incurred an additional $8,000 in fees related to this transaction which is capitalized as part of the debt issuance cost and amortized over the term of the October 2025 Note. The October 2025 Note bear interest at a one-time charge of 12% applied on the issuance date, mature on July 30, 2026, and is repayable in five monthly payments commencing March 30, 2026. The October 2025 Note is convertible into shares of the Company’s common stock, par value $0.01 per share, solely upon an event of default, at a conversion price equal to 75% of the lowest trading price during the ten trading days prior to conversion. The Company also entered into an irrevocable transfer agent instructions letter with its transfer agent in connection with the October 2025 Note. The proceeds from the issuances of the October 2025 Note were used for general working capital purposes. The October 2025 investor have piggyback registration rights and have agreed not to engage in short sales of the Company’s common stock during the term of the October 2025 Note. The October 2025 Note include customary representations, warranties, covenants, and default provisions. The Company may prepay the October 2025 Notes within the first 180 days.

For the three ended March 31, 2026 and 2025, total amortized debt issuance cost of $14,012 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. For the six months ended March 31, 2026 and 2025, total amortized debt issuance cost of $28,024 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. For the three and six months ended March 31, 2026 and 2025, total interest expense $10,681 and $0, respectively, and $24,693 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. At March 31, 2026 and September 30, 2025, the balance of the October Notes of $111,871 and $0, respectively, recorded in convertible notes payable on the accompanying unaudited condensed balance sheets, includes $18,677 and $0, respectively of unamortized debt issuance cost.

On November 12, 2025, the Company entered into a Securities Purchase Agreement (the “November 2025 SPA”) with an unaffiliated accredited investor, pursuant to which the Company issued a promissory note (the “November 2025 Note”) to the November 2025 investor in the aggregate principal amount of $354,200, which includes an aggregate original issue discount of $46,200, for a purchase price of $308,000. The Company incurred an additional $8,000 in fees related to this transaction which is capitalized as part of the debt issuance cost and amortized over the term of the November 2025 Note. The November 2025 Note bear interest at a one-time charge of 12% applied on the issuance date, mature on September 15, 2026, and is repayable in five monthly payments commencing May 15, 2026. The November 2025 Note is convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), solely upon an event of default, at a conversion price equal to 75% of the lowest trading price during the ten trading days prior to conversion. The Company also entered into an irrevocable transfer agent instructions letter with its transfer agent in connection with the November 2025 Notes. The proceeds from the issuances of the November 2025 Notes were used for general working capital purposes. The investor has piggyback registration rights and have agreed not to engage in short sales of the Company’s common stock during the term of the November 2025 Note. The November 2025 Note include customary representations, warranties, covenants, and default provisions. The Company may prepay the November 2025 Note within the first 180 days.

For the three and six months ended March 31, 2026 and 2025, total amortized debt issuance cost of $17,533 and $0, respectively, and $24,174 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. For the three and six months ended March 31, 2026 and 2025, total interest expense $12,751 and $0, respectively, and $23,909 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. At March 31, 2026 and September 30, 2025, the balance of the November Notes of $324,174 and $0, respectively, recorded in convertible notes payable on the accompanying balance sheets, includes $30,026 and $0, respectively of unamortized debt issuance cost.

Standby Equity Purchase Agreement - Pre-Paid Advance

In connection with the SEPA (See Note 19), and subject to the condition set forth therein, the Investor advanced to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $5.0 million (the “Pre-Paid Advance”). The first Pre-Paid Advance was disbursed on July 25, 2025 with respect to $3.0 million and the balance of $2.0 million was disbursed on September 11, 2025 upon the registration statement registering the resale of the shares of common stock issuable under the SEPA being declared effective. The purchase price for the Pre-Paid Advance is 94% of the principal amount of the Pre-Paid Advance. Interest shall accrue on the outstanding balance of any Pre-Paid Advance at an annual rate equal to 6.0%, subject to an increase to 18% upon an event of default as described in the Convertible Notes. The maturity date is 12-months after the closing of each tranche of the Pre-Paid Advance. The Investor may convert the Convertible Notes into shares of the Company’s common stock at a conversion price equal to the lower of $10.00 or 93% of the lowest daily VWAP during the five consecutive trading days immediately preceding the conversion (the “Conversion Price”), which in no event may the Conversion Price be lower than $1.00 (the “Floor Price”) provided, however, that the Floor Price shall be adjusted (downwards only) to equal 20% of the average VWAP for the five (5) Trading Days immediately prior to the earlier of (i) date of effectiveness of the Registration Statement, (ii) the six-month anniversary of the date of the SEPA. Notwithstanding the foregoing, the Company may reduce the Floor Price to any amounts set forth in a written notice to the Holder; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter. In addition, upon the occurrence and during the continuation of an event of default, the Convertible Notes shall become immediately due and payable and the Company shall pay to the Investor the principal and interest due thereunder. In no event shall Investor be allowed to effect a conversion if such conversion, along with all other shares of common stock beneficially owned by Investor and its affiliates would exceed 4.99% of the outstanding shares of the common stock of the Company. If any time on or after the issuance of the Convertible Notes (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days (“Floor Price Trigger”), or (ii) the Company has issued in excess of 99% of the shares of common stock available under the Exchange Cap, where applicable ( “Exchange Cap Trigger” and collectively with the Floor Price Trigger, the “Trigger”), then the Company shall make monthly payments to Investor beginning on the seventh trading day after the Trigger and continuing monthly in the amount of $750,000 plus an 5.0% premium and accrued and unpaid interest. The Exchange Cap Trigger will not apply in the event the Company has obtained the approval from its stockholders in accordance with the rules of Nasdaq Stock Market for the issuance of shares of common stock pursuant to the transactions contemplated in the Convertible Note and the SEPA in excess of 19.99% of the aggregate number of shares of common stock issued and outstanding as of the effective date of the SEPA (the “Exchange Cap”).

The Convertible Notes is a legal debt obligation with a variable-share conversion feature and the Company elected to account for the Convertible Notes at fair value under ASC 825. The Note remains a liability after issuance and the instrument is remeasured after initial recognition, with changes in fair value recognized in earnings each reporting period until settlement, modification, or extinguishment, consistent with the liability-classified model. As of March 31, 2026 and September 30, 2025, the par value of the notes was $5,000,000 and the fair value of the notes was $4,831,699 and $4,552,653, respectively. For the three months ended March 31, 2026 and 2025, total interest expense $75,616 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. For the six months ended March 31, 2026 and 2025, total interest expense $150,411 and $0 respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations.

January 2026 Notes

On January 9, 2026, the Company issued promissory notes (the “January 2026 Notes”) to two investors in the aggregate principal amount of $354,200, which includes an aggregate original issue discount of $46,200, for a purchase price of $293,000. The Company incurred an additional $8,000 in fees related to this transaction which is capitalized as part of the debt issuance cost and amortized over the term of the January 2026 Notes. The January 2026 Notes bear interest at a one-time charge of 12% applied on the issuance date, mature on November 15, 2026, and is repayable in five monthly payments commencing July 15, 2026. The January 2026 Notes are convertible into shares of the Company’s common stock, par value $0.01 per share, solely upon an event of default, at a conversion price equal to 75% of the lowest trading price during the ten trading days prior to conversion. The Company also entered into an irrevocable transfer agent instructions letter with its transfer agent in connection with the January 2026 Notes. The proceeds from the issuances of the January 2026 Notes were used for general working capital purposes. The investors have piggyback registration rights and have agreed not to engage in short sales of the Company’s common stock during the term of the January 2026 Notes. The January 2026 Notes include customary representations, warranties, covenants, and default provisions. The Company may prepay the January 2026 Notes within the first 180 days.

The Company evaluated the embedded conversion features and other terms of the January 2026 Notes under applicable accounting guidance, including ASC 815, Derivatives and Hedging. The conversion feature is exercisable solely upon an event of default and, accordingly, the Company concluded that bifurcation of the embedded conversion feature was not required as of issuance. The January 2026 Notes were therefore initially recorded at their principal amount, net of unamortized original issue discount and debt issuance costs. As the notes were not elected under the fair value option of ASC 825, the Company accounts for the January 2026 Notes at amortized cost and no recurring fair value measurement is required.

For the three ended March 31, 2026 and 2025, total amortized debt issuance cost of $14,344 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. For the six months ended March 31, 2026 and 2025, total amortized debt issuance cost of $14,344 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. For the three and six months ended March 31, 2026 and 2025, total interest expense $10,626 and $0, respectively, and $10,626 and $0, respectively, was included in interest expense on the accompanying unaudited condensed consolidated statements of operations. At March 31, 2026 and September 30, 2025, the balance of the October Notes of $314,344 and $0, respectively, recorded in convertible notes payable on the accompanying balance sheets, includes $39,856 and $0, respectively of unamortized debt issuance cost.

The following table presents changes of the convertible notes with significant unobservable inputs (Level 3) for the three and six months ended March 31, 2026.

Convertible Notes
Convertible Notes balance at September 30, 2025	$4,552,653
Change in fair value	286,680
Convertible Notes balance at December 31, 2025	4,839,333
Change in fair value	(7,634)
Convertible Notes balance at March 31, 2026	$4,831,699

The Convertible notes were valued using unobservable inputs that are not corroborated by market data (Level 3). The valuation is based on Monte Carlo Simulation to simulate weekly stock prices through maturity. The enterprise value is then allocated to each class of outstanding shares and convertible notes based on an option pricing model where the value for each class is driven by the current value and expected volatility of the underlying equity value.

The key assumptions used to value the convertible notes as of March 31, 2026 and September 30, 2025:

	March 31, 2026	September 30, 2025
Stock Price	$4.74	$9.53
Equity Volatility	59%	52%
Discount Rate	45%	41%
Risk free rate of return	3.67-3.68%	3.70%
Term to maturity (years)	0.32-0.45	0.82

The following table presents balance of the convertible notes with significant unobservable inputs (Level 3) as of March 31, 2026 and September 30, 2025:

	March 31, 2026	September 30, 2025
Convertible notes (at fair value)	$4,831,699	$4,552,653
July Notes (at amortized cost)	43,795	308,737
October Note (at amortized cost)	111,871	—
November Note (at amortized cost)	324,174	—
January 2026 Note (at amortized cost))	314,344	—
Balance, Convertible notes payable	$5,625,883	$4,861,390

Note 17 — Underwriter’s Agreement

Upon completion of the initial public offering of Bannix IPO, the underwriters are entitled to a deferred underwriting discount of $225,000, solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. Additionally, the underwriters are entitled to a Business Combination marketing fee of 3.5% of the gross proceeds of the sale of Units in the IPO upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. At the close of the Reverse Acquisition, the Company assumed $225,000 of underwriting discount which is included in deferred underwriting discount on the accompanying unaudited condensed consolidated balance sheets at March 31, 2026 and September 30, 2025. The amount is due on demand but payable only after the repayment of the SEPA Pre-paid Advances (See Note 19).

On June 9, 2025, Bannix entered into an amendment to the underwriting agreement. Pursuant to the amendment, payments of the Business Combination marketing fee will be modified as follows:

●	$500,000 shall be paid in cash, deferred until the later of (i) twelve (12) months after closing or (ii) the date when a key financing facility of the post-combination company is fully equitized.

●	$1,300,000 shall be paid in shares of the post-combination company’s common stock, calculated based on the 30-day VWAP immediately following the closing date. These shares will be subject to piggyback registration rights and a lock-up that expires upon the termination or full amortization of the referenced financing facility.

At the close of the Reverse Acquisition, the Company assumed $1,800,000 of marketing fees costs which is included in accounts payable and accrued expenses on the accompanying unaudited condensed consolidated balance sheets at March 31, 2026 and September 30, 2025.

In addition, Bannix issued the underwriter (and/or its designees) (the “Representative”) 393,000 shares of Common Stock for $0.01 per share (the “Representative Shares”) upon the consummation of the Bannix IPO. A balance of $3,930 outstanding by the Representative for the Representative Shares were assumed at close at the Reverse Acquisition. As of March 31, 2026 and September 30, 2025, the Representative has not yet paid for these shares, and the amount owed of $3,930 is included in prepaid expenses on the unaudited condensed consolidated balance sheets.

Note 18 — Commitment and Contingencies

Standby Equity Purchase Agreement

On July 25, 2025, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (the “Investor”) pursuant to which the Company has the right to sell to the Investor up to $50 million of its shares of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA, from time to time during the term of the SEPA.

Upon the satisfaction of the conditions to the Investor’s purchase obligation set forth in the SEPA, including having a registration statement registering the resale of the shares of common stock issuable under the SEPA declared effective by the SEC, the Company will have the right, but not the obligation, from time to time at its discretion until the SEPA is terminated to direct Investor to purchase a specified number of shares of common stock (“Advance”) by delivering written notice to Investor (“Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to 97% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Investor. “VWAP” is defined as the daily volume weighted average price of the shares of common stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P.

In connection with the SEPA, and subject to the condition set forth therein, Investor advanced to the Company in the form of convertible promissory notes (the “Convertible Notes”) an aggregate principal amount of $5 million (the “Pre-Paid Advance”) (See Note 17).

The Investor, in its sole discretion and providing that there is a balance remaining outstanding under the Convertible Notes, may deliver a notice under the SEPA requiring the issuance and sale of shares of common stock to the Investor at the Conversion Price in consideration of an offset of the Convertible Notes (“Investor Advance”). The Investor, in its sole discretion, may select the amount of any Pre-Paid Advance, provided that the number of shares issued does not cause the Investor to exceed the 4.99% ownership limitation, does not exceed the Exchange Cap or the number of shares of common stock that are registered. As a result of a Pre-Paid Advance, the amounts payable under the Convertible Notes will be offset by such amount subject to each Investor Advance.

The Company will control the timing and amount of any sales of shares of common stock to the Investor, except with respect to the Pre-Paid Advances. Actual sales of shares of common stock to the Investor as a Pre-Paid Advance under the SEPA will depend on a variety of factors to be determined by the Company from time to time, which may include, among other things, market conditions, the trading price of the Company’s common stock and determinations by the Company as to the appropriate sources of funding for our business and operations.

The SEPA will automatically terminate on the earliest to occur of (i) the 24-month anniversary of the date of the SEPA or (ii) the date on which the Investor shall have made payment of Advances pursuant to the SEPA for shares of common stock equal to $50,000,000. The Company has the right to terminate the SEPA at no cost or penalty upon five (5) trading days’ prior written notice to the Investor, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to the Investor pursuant to the Convertible Notes. The Company and the Investor may also agree to terminate the SEPA by mutual written consent. Neither the Company nor the Investor may assign or transfer our respective rights and obligations under the SEPA, and no provision of the SEPA may be modified or waived by us or Investor other than by an instrument in writing signed by both parties.

As consideration for the Investor’s commitment to purchase the shares of common stock pursuant the SEPA, the Company paid the Investor, (i) a structuring fee in the amount of $30,000 and (ii) 200,000 shares of common stock as an equity fee. Further, the Company is required to pay Investor a commitment fee of $500,000 of which $250,000 shall be due and payable on the earlier of the effective date of the initial registration statement, or 60 days following the date hereof and the remaining $250,000 shall be due and payable on the date that is 90 days following the initial due date to be paid by the issuance of such number of common shares that is equal to the applicable portion of the commitment fee divided by the average of the daily VWAPs of the common shares during the three trading days immediately prior to the applicable due date. The total consideration of $1,350,000 is recorded as general and administrative expenses in the statement of operations for the year ended September 30, 2025 and is inclusive of fair value of $470,000 of the 200,000 shares issued and $350,000 consulting fees. At March 31, 2026 and September 30, 2025, $140,000 of the commitment fee is unpaid and included in accrued expenses on the accompanying unaudited condensed consolidated balance sheets.

The SEPA contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The net proceeds under the SEPA to the Company will depend on the frequency and prices at which the Company sells its shares of common stock to Investor. The Company expects that any proceeds received from such sales to Investor will be used for working capital and general corporate purposes.

The SEPA fails the fixed-for-fixed equity classification test due to the Exchange Cap requiring shareholder approval, which constitutes a variable settlement contingency outside the issuer’s control. Therefore, equity classification under ASC 815-40 is precluded, and the SEPA must be accounted for as a liability (or derivative liability, as applicable). While the SEPA has an underlying (the issuer’s stock price) and a notional amount (the $50 million commitment), it does not meet the third characteristic of a derivative because it requires more than a nominal initial net investment (e.g., the $5 million Pre-Paid Advance in two tranches and related fees). Therefore, the SEPA does not meet the definition of a derivative under ASC 815-10-15-83. Accordingly, the SEPA should be recorded as nonderivative liability requiring ongoing fair value remeasurement. As of March 31, 2026 and September 30, 2025, based on management assumptions the SEPA liability was zero.

Amendment to SEPA

On January 19, 2026, the Company entered into an amendment to the Standby Equity Purchase Agreement, dated as of July 25, 2025 (the “SEPA Amendment No. 1”), by and between the Company and YA II PN, Ltd. (the “Investor”).

The Amendment amends the SEPA to, among other things:

(i) remove the Investor’s ability to deliver Investor Notices, which previously allowed the Investor to require the Company to issue and sell shares of Common Stock to the Investor in offset of amounts outstanding under the Promissory Notes;

(ii) modify the conditions under which an amortization event may occur, providing that no amortization event shall be deemed to have occurred due to a Registration Event ( prior to July 15, 2026 (the “Rule 144 Date”), and after the Rule 144 date, no such amortization event shall occur so long as the Company remains current on its filings with the Securities and Exchange Commission (the “SEC”) and the Investor is able to rely on Rule 144 under the Securities Act of 1933, as amended, to resell shares of Common Stock issuable under the Promissory Notes;

(iii) cancel the Investor’s obligation to fund an additional $2,000,000 in principal amount to the Company as set forth in a letter agreement dated September 11, 2025, between the Company and the Investor (provided that subsequent fundings on the same or different terms may be mutually agreed by the parties in the future and documented in writing); and (iv) require the Company to use its best efforts to promptly respond to comments from the staff of the SEC regarding the Company’s initial Registration Statement on Form S-1 (File No. 333-289952) and seek effectiveness of such Registration Statement as soon as reasonably practicable.

During the three and six months ended March 31, 2026, the Company issued 233,678 shares under the SEPA for total proceeds of $1,760,672, of which $780,462 was applied to the YA II PN Notes (See Note 13).

Joint Venture

On August 25, 2025, the Company entered into a Strategic Joint Venture Agreement (the “AIPHEX Agreement”) with AIPHEX LTD (“AIPHEX”), GBT Tokenize Corp. (“TOKENIZE”), and GBT Technologies, Inc. (“GBT”). Pursuant to the AIPHEX Agreement, the parties agreed to form a joint venture limited liability company in the State of Nevada (the “JV LLC”) for the purpose of collaborating on certain designated defense and technology projects (the “Designated Projects and Background IP”). The Company does not intend to pursue this agreement but to date of this report has not formalized a cancellation.

Memorandum of Understanding

On September 2, 2025, the Company entered into a Memorandum of Understanding (the “MoU”) with VEDA Aeronautics Private Limited (“VEDA”), a company incorporated under the Companies Act, 2013, of India.

Pursuant to the MoU, the Company and VEDA intend to collaborate on several Indian Ministry of Defense (“MoD”) procurement programs (the “Programs”), including but not limited to: (a) Drone Kill System (Make-2) – interceptor drone development; (b) ALTV (New Generation Light Tank) – 357 tanks, with Company subsystems proposed as onboard modules; (c) FRCV (Main Battle Tank Program) – 1,770 main battle tanks; and (d) T72/T90 Retrofit Program for tanks. Under the MoU, VEDA has invited the Company to supply and develop core subsystems, including counter-UAS systems, tactical drones, radar technologies, advance protection systems (APS) systems, sensor fusion technologies, and unmanned platforms for defense and homeland security applications. The parties intend to collaborate in technical proposals, demonstrations, and joint pursuit of contracts for these Programs. The Company does not intend to pursue this MOU but to date of this report has not formalized a cancellation.

Contingent Commission Payable

On May 22, 2025, VisionWave Technologies executed an Addendum to an existing agreement, pursuant to which Raptor LLC was appointed as exclusive sales agent for 280,534 TFLM shares (See Note 20) and Raptor LLC will be entitled to a fixed fee of $50,000, payable from the gross proceeds of the share sale of the TFLM shares. As of March 31, 2026, no sale of the TFLM shares has occurred, and VisionWave Technologies has not granted the required power of attorney over its brokerage account to enable such sales. Accordingly, the commission obligation to Raptor LLC is considered contingent.

Consulting Agreement

On September 26, 2025, the Company entered into a Consulting Agreement (the “CTMG Agreement”) with Crypto Treasury Management Group, LLC (“CTMG”), pursuant to which CTMG will provide advisory and strategic services to assist the Company in establishing a digital asset treasury reserve. The services include, among other things, developing a crypto treasury strategy, recommending custodians, designing staking protocols (if applicable), assisting with capital formation in collaboration with a licensed securities underwriter, and supporting regulatory and tax compliance efforts.

The CTMG Agreement has an initial term of two years, subject to earlier termination under certain conditions, including for convenience with 60 days’ notice or for material breach. In consideration for the services, the Company has agreed to pay CTMG: (i) a retainer fee of $50,000 upon signing, which was pre-paid as an advance on September 24, 2025, with an additional $50,000 due upon execution of binding definitive agreements related to the crypto treasury transaction; (ii) a success fee of 17 Bitcoin (or cash equivalent) upon successful deployment of at least $20 million into crypto assets for the Company’s treasury; and (iii) 250,000 shares of the Company’s common stock upon closing of the crypto treasury transaction, subject to SEC Rule 144 restrictions and inclusion in future registration statements where applicable. The Company will also reimburse CTMG for pre-approved reasonable expenses. For the three and six months ended March 31, 2026, no additional costs were incurred under this agreement. The Company does not intend to pursue this agreement due to market changes, but to date of this report has not formalized a cancellation

Litigation

From time to time, the Company may be subject to routine litigation, claims or disputes in the ordinary course of business. The Company defends itself vigorously in all such matters but cannot predict the outcome or effect of any potential litigation, claims or disputes.

Better Works LLC

On September 5, 2025, Better Works LLC filed an action in the Supreme Court of the State of New York, New York County, captioned Better Works LLC v. VisionWave Holdings, Inc. and Douglas E. Davis, Index No. 655268/2025. The Summons with Notice asserts claims for breach of contract and seeks (i) a declaratory judgment regarding affiliate status and the applicability or expiration of certain lock-up provisions relating to private-placement units exchanged in connection with the Company’s business combination, (ii) injunctive relief permitting the plaintiff to sell such units, and (iii) monetary damages in an amount to be determined. Service of process addressed to VisionWave’s Delaware registered agent was recorded as received on September 9, 2025. On September 30, 2025, counsel for the Company and Mr. Davis served a demand for the complaint pursuant to CPLR 3012(b), expressly reserving all defenses, including objections to service and personal jurisdiction. As of the date of this Report, no complaint has been served on the defendants. The Company believes the asserted claims are without merit and intends to defend the matter vigorously.

 Maxim Group LLC

On April 17, 2026, Maxim Group LLC filed a complaint against VisionWave Holdings, Inc. in the Supreme Court of the State of New York, County of New York, alleging breach of contract and seeking damages related to certain financing transactions completed by the Company in July 2025 and February 2026 pursuant to an engagement agreement dated April 9, 2025. Maxim alleges entitlement to placement fees and declaratory relief in connection with financings involving YA II PN, Ltd., a fund managed by Yorkville Advisors Global, LP. The action includes claims for alleged unpaid fees of approximately $1.33 million, declaratory relief concerning alleged tail rights and rights of first refusal, attorneys’ fees, interest, and other relief. The action was filed under an unassigned New York County index number as of the filing date. The Company believes the asserted claims are without merit and intends to defend the matter vigorously.

Also on April 17, 2026, the Company filed a separate action against Maxim Group LLC in the Supreme Court of the State of New York, County of New York, asserting claims for breach of contract, declaratory judgment, and unjust enrichment. The Company alleges, among other things, that Maxim did not identify or place the relevant financing transactions, was not entitled to compensation under the parties’ agreement, and wrongfully invoiced the Company for fees related to the July 2025 and February 2026 financings. The Company seeks, among other relief, repayment of approximately $210,000 previously paid to Maxim, rescission of an additional invoice of approximately $1.4 million, declaratory relief regarding the parties’ rights under the agreement, damages, restitution, interest, and costs. The Company believes Maxim’s claims are without merit and intends to vigorously defend against them while aggressively pursuing its own claims. This action was also filed under an unassigned New York County index number as of the filing date. At this early stage of the proceedings, the Company is unable to reasonably estimate the ultimate outcome or potential loss, if any, associated with these matters.

Pre-litigation disputes with former employees

The Company is involved in certain pre-litigation disputes with former employees, former executives, and other individuals associated with the Company arising primarily from organizational changes implemented following the departure of the Company’s former Chief Executive Officer in late December 2025. Such matters include allegations relating to severance, unpaid compensation, notice-period pay, equity awards, and related contractual and employment matters. Certain individuals have asserted claims through counsel, and the parties have engaged in correspondence and preliminary settlement discussions.

The Company disputes the allegations and claims asserted in these matters and intends to vigorously defend its positions. As of the date of this Quarterly Report, no formal lawsuits, arbitrations, or other legal proceedings have been filed with respect to these matters. Due to the early stage of these disputes, the absence of formal proceedings, and the inherent uncertainty surrounding such matters, the Company is unable to reasonably estimate the possible loss or range of loss, if any, that may result from these matters. Accordingly, no liability has been accrued in the accompanying condensed consolidated financial statements.

Except as described above, the Company is not a party to any other pending legal proceedings that management believes, individually or in the aggregate, would have a material adverse effect on the Company’s business, financial condition, or results of operations.

AI Infrastructure Agreement

On October 5, 2025, the Company entered into an Order Form (the “ PVML Agreement”) with PVML Ltd., a Tel Aviv–based provider of secure data-AI infrastructure. The Agreement establishes a strategic collaboration to integrate PVML’s secure, real-time data-AI infrastructure with the Company’s radar and AI-driven computer-vision technologies to enable secure, autonomous mission-data systems for defense and homeland-security applications.

The terms of the PVML Agreement include:

●	The initial term is twelve (12) months, automatically renewable for successive one-year periods unless either party gives 60-days’ prior notice of non-renewal.

●	The Company will pay total consideration of $600,000, consisting of (i) a cash component of $250,000 payable upon execution and (ii) an equity component valued at $350,000, to be settled through the issuance of 35,000 shares of the Company’s common stock valued at $10.00 per share.

●	The PVML Agreement provides for a yearly platform fee covering 2.4 million PVML Units (“PUs”) of data-processing capacity, with usage fees for consumption beyond that level.

●	Each party retains ownership of its respective intellectual property, and the Company will own all outputs and derivatives generated through its use of the PVML platform.

The Company paid $250,000 under this agreement. As of March 31, 2026, the Company has not issued shares for the equity component and the total value of $350,000 is included in stock-based compensation liability on the unaudited condensed consolidated balance sheets. Subsequent to quarter-end, the parties continue to discuss the timing and scope of the pilot phase of the arrangement. The Company will issue the shares or otherwise resolve the equity consideration in accordance with the agreement or any future written amendment between the parties.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken

Our operations are located, in part, in Israel, a region that has experienced ongoing political instability, armed conflicts, terrorist activities, and military tensions. The current and potential escalation of hostilities involving Israel, Iran, the United States, and various regional actors could materially and adversely affect our business, operations, financial condition, and results of operations. Since October 2023, military activity in the region has intensified, including direct and indirect hostilities involving Israel and Iran. Any further escalation into a broader regional conflict or war, including direct military confrontation between the United States and Iran or expanded attacks against Israel, could disrupt our operations, infrastructure, personnel, suppliers, service providers, and customers. Such events may result in temporary closures of facilities, workforce disruptions due to military reserve duty call-ups, delays in product development or delivery, cybersecurity incidents, interruptions to communication and transportation networks, and reduced productivity.

In addition, regional instability may negatively impact global and local economic conditions, including causing volatility in financial markets, inflationary pressures, increased energy and shipping costs, disruptions in international trade and supply chains, and reduced access to capital markets. The continuation or expansion of geopolitical tensions could also adversely affect investor sentiment and the market price of our securities.

Our operations in Israel are also subject to risks associated with missile attacks, terrorist activities, civil unrest, and other security incidents, which may require us to suspend or limit operations and could adversely affect.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s operations in the future or with future capital raising activities. The Company has not been affected so far by these conflicts or US tariffs.

Letter of Engagement with the National Oil Company of Liberia

On March 18, 2026, the Company entered into a Letter of Engagement (the “LOE”) with the National Oil Company of Liberia (“NOCAL”). The LOE relates to offshore petroleum Blocks LB-4 and LB-5 located in the Liberia Basin and establishes a framework for the Company to advance toward the execution of a Production Sharing Contract (“PSC”) with the Government of Liberia. The execution of a PSC is subject to prequalification by the Liberia Petroleum Regulatory Authority, regulatory approvals, and legislative ratification.

Under the LOE, the Company has been granted exclusive, non-transferable rights to pursue the Blocks for an eight-month period from the date of execution, during which NOCAL is prohibited from negotiating or granting rights in the Blocks to third parties. While the LOE does not constitute a final award of petroleum rights, it contains binding provisions including confidentiality, exclusivity, and specified financial obligations.

In connection with the LOE, the Company is subject to the following near-term and contingent financial obligations:

●	Initial Signing Bonus: The Company is required to pay a binding initial signing bonus of $300,000 per block (totaling $600,000) within 60 days of the execution of the LOE. This amount is fully refundable without interest if the Blocks are not awarded to the Company for reasons not attributable to its own actions

●	Data Licensing (Contingent): Following the execution of a PSC, the Company would be required to license seismic data for a minimum of $1,000,000 per block within 120 days

●	PSC Signature Bonus (Contingent): Upon execution and legislative ratification of a PSC, the Company would be obligated to pay a signature bonus of $1,000,000 per block within 90 days

The contemplated PSC would include a multi-phase exploration program spanning approximately seven years. It also contemplates certain carried and participating interests, including a 10% carried interest to NOCAL, a 10% carried interest to the Government of Liberia, a 5% carried interest to citizens, and up to 5% participation by a local Liberian company.

The Company notes that there is no assurance a PSC will be executed or that the Company will ultimately be awarded the Blocks. The initiative is exploratory in nature and involves significant geopolitical, regulatory, and operational risks.

Strategic Joint Venture Agreement

On January 9, 2026, the Company entered into a Strategic Joint Venture Agreement (the “JV Agreement”) with BOCA JOM, LLC (“BOCA”), GBT Tokenize Corp. (“TOKENIZE”), and GBT Technologies, Inc. (“GBT”). The parties agreed to form a Nevada limited liability company (the “JV LLC”) to develop, commercialize, and manage designated electronic design automation (EDA), defense, and high-security technology projects.

Capital Contributions and Valuation To fund and resource the JV LLC, the parties agreed to specific capital and asset contributions. TOKENIZE will contribute its intellectual property portfolio along with 897,102 shares of the Company’s common stock, and GBT will contribute 2,020,500 shares of the Company’s common stock. BOCA will contribute the designated projects. Additionally, both the Company and BOCA will provide non-exclusive licenses granting the JV LLC rights to use certain background intellectual property solely for the designated projects.

All contributions of the Company’s securities are subject to compliance with applicable securities laws and Nasdaq Listing Rules, including any requisite shareholder approval. To facilitate the negotiation of equity ownership percentages, the parties utilized an internal reference value of $1.0 billion. The Company explicitly notes that this internal value is not a statement of the JV LLC’s actual fair market value, was reached without an independent third-party valuation, and should not be relied upon as an indication of value for the JV LLC, its assets, or the Company’s interest therein.

Governance: The JV LLC will be governed by a three-member board, with specific governance and deadlock resolution mechanisms to be established in a separate operating agreement. TOKENIZE and GBT will not participate in the management or governance of the JV LLC. Additionally, the JV Agreement permits the Company to appoint a director to BOCA’s board; any reciprocal appointment of a BOCA designee to the Company’s board remains subject to approval by the Company’s independent directors, compliance with Nasdaq rules, and, if applicable, shareholder approval.

Intellectual Property, Term, and Termination: Any intellectual property developed by the JV LLC (“Foreground IP”) will be wholly owned by the JV LLC, while each party retains ownership of its independently developed background IP. The JV Agreement has an initial term of seven years and contains customary termination rights, including if required regulatory approvals (e.g., CFIUS or export controls) are denied. Furthermore, if no designated project generates revenue within twelve months following the formation of the JV LLC, the JV Agreement may be terminated, and contributed consideration may be returned, subject to board-level fiduciary determinations.

During the three months ended March 31, 2026, JV LLC was formed and funded by all parties except the Company. Since an operating agreement is not yet adopted for JV LLC, the transaction is not deemed to be closed.

Acquisition of Junko Solar Ltd

On March 11, 2026, SolarDrone Ltd., an Israeli subsidiary of the Company, entered into a Consulting and Share Purchase Agreement to acquire a 51% controlling interest in Junko Solar Ltd., an Israeli company engaged in solar panel maintenance and cleaning services. As part of the transaction, Junko Solar Ltd. is transferring its related operational activities, customer relationships, business opportunities, and operational assets to SolarDrone, which will manage and operate the business going forward.

The transaction was based on a pre-money valuation of $400,000 for Junko Solar Ltd. The aggregate purchase price for the 51% interest is $204,000, payable in cash in three equal installments of $68,000: (i) upon execution of the agreement, (ii) within 35 days of execution, and (iii) within 35 days thereafter. The transfer of the shares representing the 51% ownership to SolarDrone (or its designated affiliate) was triggered upon the payment of the first installment.

In connection with the acquisition, Mr. Amos Cohen, the seller and former controlling shareholder of Junko Solar Ltd., was appointed as Chief Executive Officer and a director of SolarDrone Ltd. Under a concurrent consulting arrangement, Mr. Cohen will provide management and strategic services to SolarDrone for a monthly fee of 50,000 N.I.S. (New Israeli Shekels), plus applicable value-added tax (VAT).

On March 31, 2026, the Company has transferred the first installment of $68,000 but no transfer of ownership had taken place. As of March 31, 2026, the transaction is not deemed to be closed.

Bitcoin mining acceleration and orchestration platform

On February 17, 2026, the Company entered into a Statement of Work (the “SOW”) with a third-party vendor for the development, validation, and deployment of a custom qSpeed-Mine™ Bitcoin mining acceleration and orchestration platform. The SOW has a total contract value of $10 million and represents a commitment for custom software and systems development to enhance the Company’s Bitcoin mining operations. At March 31, 2026, the $350,000 payment upon execution was recorded as deferred revenue on the accompanying unaudited condensed consolidated balance sheets.

Scope and Structure

The SOW provides for the design, validation, and deployment of a production-grade software acceleration layer, fleet orchestration/control plane, observability tools, security hardening, and deployment engineering optimized for Bitcoin (SHA-256d) mining across up to approximately 1,000 nodes/machines. The engagement is structured with objective technical milestones and acceptance criteria, and payments are contingent upon successful delivery and acceptance of each milestone. The expected program duration is approximately 32 weeks.

Payment Milestones

The SOW provides for the following milestone-based payment structure:

●	$350,000 was paid upon execution of the SOW;

●	Approximately $1 million is payable through completion and acceptance of the proof-of-concept (“POC”) milestone;

●	Approximately $6 million is payable upon completion and acceptance of successive intermediate milestones, including scaled deployment and operational validation; and

●	Approximately $3 million is payable upon final delivery and full program acceptance.

If milestone execution proceeds as planned, the SOW is structured to generate not less than the full $10.0 million in revenue during calendar year 2026, subject to milestone completion and acceptance of which there is no guarantee. Revenue is expected to be recognized in accordance with applicable accounting standards based on milestone achievement and acceptance.

Additional Terms

All deliverables under the SOW are owned by the Company, reinforcing the Company’s proprietary rights in the QuantumSpeed™ platform. The SOW does not obligate the counterparty to continue beyond accepted milestones and does not include minimum purchase or volume commitments beyond the defined milestone structure.

C.M. Composite Materials Ltd Investment and Share Purchase Agreement

On February 20, 2026 (the “Effective Date”), the Company entered into two related definitive agreements in connection with a strategic investment and acquisition transaction involving C.M. Composite Materials Ltd., an Israeli corporation with registration number 513931980 (the “Target Company”): (i) an Investment and Share Purchase Agreement (the “Share Purchase Agreement”), dated as of February 20, 2026, by and among the Company (as Buyer), Matania (Mati) Moskovich (as Seller), and the Target Company (solely for purposes of acknowledgment and certain covenants); and (ii) a Loan Agreement (the “Loan Agreement”), dated as of February 20, 2026, by and between the Company (as Lender) and the Target Company (as Borrower).

Pursuant to the Share Purchase Agreement, the Company agreed to acquire from the Seller 10.2 ordinary shares of the Target Company (the “Purchased Shares”), representing 51% of the issued and outstanding ordinary shares of the Target Company (which has 20 outstanding ordinary shares out of 30,000 authorized ordinary shares, par value 0.1 NIS per share). In consideration therefore, the Company agreed to issue to the Seller 250,000 shares of the Company’s common stock, $0.01 par value per share (the “Buyer Shares”), valued at $2,500,000 based on the parties’ agreement.

The transaction is structured as a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated thereunder. The Seller was granted certain registration rights with respect to the Buyer Shares. The Company has also agreed to provide loans to the Target Company as additional consideration under the Share Purchase Agreement. The Loan Agreement provides for a secured loan facility in an aggregate principal amount of up to $5,000,000 (the “Commitment”). The Company is obligated to make an initial advance of up to $1,500,000 within ten (10) Business Days following the Effective Date (subject to satisfaction of conditions precedent), to be used for general working capital purposes consistent with the Target Company’s ordinary course of business. Subsequent advances of the remaining up to $3,500,000 may be made in one or more tranches upon mutual written agreement of the parties, solely for working capital or the establishment and operation of a new facility outside Israel, with each tranche subject to the Company’s reasonable approval and minimum amounts (generally not less than $250,000 unless otherwise agreed). Proceeds of subsequent advances are to be used exclusively to operate, develop, certify, market, and commercialize the Target Company’s technologies and products in global markets, including the United States. This Loan Agreement expands upon the Company’s prior financial support to the Target Company including previous advances.

The advances were made pursuant to a promissory note with a 24-month maturity, bearing no interest unless an event of default occurs (then at 5% per annum or the lower legal maximum), prepayable without penalty, and not contingent on any acquisition or strategic transaction.

Any loan pursuant to the Loan Agreement will bear simple interest at 12% per annum (or such lower rate as mutually agreed in writing, but not exceeding prevailing market rates for similar loans as determined in good faith by the Company), calculated on a 360-day year basis for actual days elapsed. The loan will mature three (3) years after the Effective Date. The obligations under the Loan Agreement are secured by a first-priority security interest in substantially all assets of the Target Company (including accounts, inventory, equipment, general intangibles, intellectual property, and proceeds thereof). The Loan Agreement is evidenced by a promissory note.

On February 26, 2026, the Company entered into the First Amendment (the “Amendment”) to the Investment and Share Purchase Agreement, dated as of February 20, 2026 (the “SPA”), by and among the Company (“Buyer”), Matania (Mati) Moskovich (the “Seller”), and, solely for purposes of acknowledgment and certain covenants therein, C.M. Composite Materials Ltd., an Israeli limited liability company (the “CM Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA. The Amendment adds a new recital to the SPA emphasizing that the sole purpose of the Company entering into the SPA is to facilitate and enable the establishment of a joint venture in India between the CM Company (and/or FBM) and Belrise Industries Limited (or its affiliate) as contemplated by that certain Memorandum of Understanding dated February 16, 2026 (the “Belrise MOU”), and that the execution and performance of definitive agreements with Belrise Industries Limited (the “Belrise JV Agreements”) is a critical and indispensable component of the overall transaction.

The Amendment provides that the Company’s obligation to consummate the purchase of the Purchased Shares and the other transactions contemplated by the SPA is expressly conditioned upon the satisfaction (or waiver by the Company in its sole and absolute discretion) of the following condition precedent (the “Belrise Condition”): (a) the CM Company and FBM Composite Materials Ltd. shall have duly executed and delivered the Belrise JV Agreements substantially in the form and on the terms contemplated by the Belrise MOU; and (b) the Belrise JV Agreements shall be in full force and effect and shall not have been terminated, amended, or modified in any respect materially adverse to the CM Company or the Company without the prior written consent of the Company.

The Seller acknowledges that the Belrise Condition is material, and failure to satisfy it entitles the Company to terminate the SPA without liability. The Amendment amends and restates Section 2.3 of the SPA to provide that the Closing shall take place remotely no later than June 30, 2026 (or such later date as mutually agreed), provided that in no event shall the Closing occur unless and until the Belrise Condition has been satisfied (or waived by the Company). The Amendment also permits termination by the Company if the Belrise Condition has not been satisfied (or waived by the Company) on or before March 31, 2026 (the “Belrise Long-Stop Date”), provided that the Company may not terminate if it is then in material breach of its obligations under the SPA. Except as expressly amended by the Amendment, the SPA remains in full force and effect.

At March 31, 2026, the transaction was not consummated.

Acquisition of VisionWave IL, Ltd.

On March 18, 2026, the Company acquired 100% of the issued and outstanding shares of VisionWave IL Ltd., an Israeli private shell limited company (“VisionWave Israel”), for nominal consideration.

Further, on March 18, 2026, VisionWave Israel appointed Khdoura Sabbagh as Chief Executive Officer and its sole director and entered into an Employment Agreement with Mr. Sabbagh, pursuant to which Mr. Sabbagh was appointed Chief Executive Officer of VisionWave Israel. Under the Employment Agreement, Mr. Sabbagh will receive an annual base salary of $150,000 and is eligible to receive options to purchase 2,000,000 shares of the Company’s common stock, subject to vesting and the terms of the Company’s equity incentive plan. The agreement contains customary terms regarding duties, confidentiality, intellectual property, and termination.

On March 18, 2026, VisionWave Israel also entered into a Consulting Agreement with CO-Finance Financial and Accounting Consulting Ltd., a company controlled by Oren Attiya, pursuant to which Mr. Attiya will provide financial and accounting services to VisionWave Israel. Under the Consulting Agreement, the consultant will receive monthly compensation of NIS 12,000 plus VAT. The agreement is structured as an independent contractor arrangement and includes customary terms and conditions.

At March 31, 2026, the transaction was not closed and the options were not granted under the employment agreement.

Advance to supplier and customer deposit

In January 2025, the Company entered into a product purchase agreement and paid $98,250 advance payment to the vendor. The product was delivered and tested by the vendor on March 13, 2025 was shipped to the client. The client, pursuant to the December 2024 product purchase agreement made a 50% deposit totaling $108,006 in 2025. The client received the product and live fire tests were performed on September 15, 2025.

During the three months ended March 31, 2026, the client and the Company mutually agreed to terminate the contract. The Company will repay the deposit to the client and the company is expected to receive a refund from the vendor. At March 31, 2026, the termination was not formalized and final negotiations were pending. At March 31, 2026 and September 30, 2025, the advance to the vendor is recorded as advances to suppliers on the accompanying unaudited condensed consolidated balance sheets. At March 31, 2026 and September 30, 2025, the deposit of $108,006 is recorded as customer deposit on the accompanying unaudited condensed consolidated balance sheets.

Ian Share Purchase Agreement

On May 12, 2026, VisionWave Israel Ltd. (“VW Israel”), a wholly owned subsidiary of the Company, entered into a definitive Share Purchase and Shareholders Agreement (the “Agreement”) with Mr. Ian Paklida (the “Seller”), pursuant to which VW Israel agreed to acquire 60% of the issued and outstanding equity interests of VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd., both Israeli corporations (collectively, the “Target Companies”).

The Agreement is definitive; however, the transaction has not yet closed.

Under the terms of the Agreement, the consideration for the acquisition of the Target Companies will be the issuance of shares of common stock of the Company, subject to the satisfaction of various conditions precedent and regulatory approvals.

The Agreement contemplates an aggregate transaction value of up to approximately 15 million NIS, payable in the Company shares valued at approximately USD $3 million. The number of shares to be issued will be 513,752 shares of common stock of the Company representing $6.02 cost per share.

The Agreement includes customary representations, warranties, covenants, indemnification provisions, confidentiality obligations, lock-up restrictions, and closing conditions. Closing remains subject to, among other things:

· completion of legal, financial, and operational due diligence;

· receipt of all required corporate and regulatory approvals;

· applicable tax rulings and/or approvals in Israel;

· execution and delivery of final ancillary closing documents; and

·satisfaction or waiver of other customary closing conditions.

Until the closing occurs, there can be no assurance that the acquisition will be consummated on the terms currently contemplated, or at all.

The Company intends to evaluate strategic opportunities relating to the Target Companies’ operations and potential integration into VisionWave’s broader international business activities

Note 19 — Stockholder’s Equity (Deficit)

Preferred Stock— The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2026 and September 30, 2025, there were no shares of preferred stock issued or outstanding.

Common Stock— The Company is authorized to issue 150,000,000 shares of common stock with par value of $0.01 each. As of March 31, 2026 and September 30, 2025, there were 20,347,137 and 14,521,094 shares of Common Stock issued and outstanding, respectively.

Warrants

As part of the Bannix IPO, Bannix issued 6,900,000 warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, Bannix completed the private sale of 406,000 Private Placement warrants where each warrant allows the holder to purchase one share of the Company’s Class A common stock at $11.50 per share.

Bannix accounted for the 6,900,000 warrants issued in connection with the IPO and private placement in accordance with the guidance contained in ASC Topic 815 “Derivatives and Hedging” whereby under that provision, the Private Warrants did not meet the criteria for equity treatment and were recorded as a liability. Accordingly, Bannix classified the Private Warrants as a liability at fair value and adjusts them to fair value at each reporting period. The Public Warrants met the classification for equity treatment.

The warrants became exercisable on the later of 12 months from the closing of this offering or upon completion of its initial Business Combination and will expire five years after the completion of Reverse Acquisition, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and

●	if, and only if, the reported last sale price of the Public Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day until the date of redemption.

At the time of the Reverse Acquisition, The Private Placement Warrants became identical to the Public Warrants underlying the Units sold in the Bannix IPO. The Private Placement Warrants were classified as Equity upon close of the Reverse Acquisition. During the three and six months ended March 31, 2026, 46,747 and 542,256 warrants were exercised for $537,591 and $6,235,945, respectively. At March 31, 2026 and September 30, 2025, there were 8,396,069 and 7,304,992 warrants outstanding inclusive of 300,000 pre-funded warrants (See Note 9).

Conversion of public and private rights

On July 14, 2025, at the close of the Reverse Acquisition, 6,900,000 public rights and 406,000 private rights under Bannix were converted for Common shares on a ten-to-one basis.

The following is an analysis of the warrants grant activity:

Schedule of stock option grant activity	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at September 30, 2025	7,304,992	$11.50	4.79
Granted	300,000	0.01	—
Expired	—	—	—
Exercised	(495,509)	(11.50)	(4.79)
Outstanding at December 31, 2025	7,109,483	11.02	4.56
Granted	1,333,333	9.00	5.00
Expired	—	—	—
Exercised	(46,747)	(11.50)	(4.56)
Outstanding at March 31, 2026	8,396,069	$10.69	4.41

At March 31, 2026 and September 30, 2025, the intrinsic value of the warrants was $1,419,000 and $0, respectively.

The assumptions used in Monte Carlo Simulation model related to the February 26, 2026 1,333,333 warrants issuance are set forth in the table immediately below:

February 26, 2026
Stock Price	$7.96
Exercise Price	$9.00
Volatility	73.0%
Risk free rate of return	3.54%
Term to maturity (years)	5.00
Term to financing (years)	2.50

Stock based compensation

Omnibus Equity Incentive Plan

On August 5, 2025, the Board of Directors (the “Board”) of Bannix adopted Bannix’s 2025 Omnibus Equity Incentive Plan (the “Plan”), which authorizes the issuance of up to 7,000,000 shares of Bannix’s common stock, par value $0.01 per share (the “Common Stock”). The Plan is subject to approval by Bannix’s shareholders within twelve (12) months of the Board’s adoption date. If shareholder approval is obtained, the Plan will become effective as of August 5, 2025. The Plan provides for the grant of various equity-based awards, including non-qualified stock options, incentive stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance unit awards, unrestricted stock awards, distribution equivalent rights, or any combination thereof. The Plan is intended to assist Bannix in attracting, retaining, and incentivizing key management employees, directors, and consultants, and to align their interests with those of Bannix’s shareholders.

Stock Options

On August 6, 2025 and September 2, 2025, the Company entered into several employment agreements, pursuant to which the Company granted 6,350,000 options to employees with vesting periods of 4 years and exercise price of $7.2 and $9.09, respectively. On January 2, 2026 and March 12, 2026, the Company granted 500,000 options each to two employees with vesting period of 3 years and 4 years and exercise price of $9.26 and $7.47, respectively. For the three and six months ended March 31, 2026 and 2025, total stock-based compensation related to the employments agreements was $1,119,097 and $0, respectively, and $3,128,944 and $0, respectively, and included in general and administrative expense on the accompanying unaudited condensed consolidated statements of operations.

During the three months ended March 31, 2026, 3,600,000 unvested options were forfeited which resulted in stock based compensation reversal of $1,733,920.

On July 16, 2025, the Company entered into a consultant non statutory stock option agreement with a vendor, pursuant to which the vendor was granted 500,000 stock options that vested immediately at an exercise price of $3.27 and total compensation expense of $1,452,240 was recognized during the year ended September 30, 2025.

The assumptions used in the Black-Scholes model are set forth in the table immediately below:

	January 2, 2026 - March 12, 2026	August 6, 2025 - September 2, 2025
Exercise price	$ 9.26 - 7.47	$ 3.27 - 9.09
Risk-free interest rate	3.74 - 3.84%	3.58 -3.91%
Volatility	73.0 - 86.3%	101.4 - 114.4%
Expected life (years)	4 - 4.5	3.19 - 5.00
Dividend yield	0%	0%

The following is an analysis of the stock option grant activity:

	Number	Weighted Average Exercise Price	Weighted Average Remaining Life
Outstanding at September 30, 2025	—	$—	—
Granted	6,850,000	7.42	5.23
Expired	—	—	—
Exercised	—	—	—
Outstanding at December 31, 2025	6,850,000	7.42	5.23
Granted	1,000,000	8.37	5.00
Expired	—	—	—
Forfeited	(3,600,000)	(8.04)	(4.38)
Outstanding at March 31, 2026	4,250,000	7.75	5.85

At March 31, 2026 and September 30, 2025, the intrinsic value of outstanding options is $735,000 and $14,429,000, respectively. At March 31, 2026 and September 30, 2025, 500,000 options were vested and exercisable, respectively.

The Company will recognize the remaining total stock-based compensation of $16,219,448 in future periods as follows:

Year	Amount
2026	$2,450,154
2027	4,900,308
2028	4,900,308
2029	3,703,652
2030	265,026
Total	$16,219,448

Restricted stock units (“RSUs”)

On August 1, 2025, the Company entered into agreements with three independent directors, pursuant to which each independent directors will be granted $60,000 of restricted stock units annually. On January 30, 2026, the Company issued an additional 14,961 RSUs to independent directors. The restricted stock units will vest after 1 year of service. For the three and six months ended March 31, 2026 and 2025, the Company recorded stock-based compensation expense related to the RSUs of $143,221 and $0, respectively, and $188,221 and $0 in the six months ended March 31, 2026 and 2025, respectively. At March 31, 2026 and September 30, 2025, unearned compensation is $146,840 and $150,000, respectively and will be recognized in the future.

The following table summarizes RSU issuance and related stock-based expense,

Quarter ended	RSU issued	Value of RSUs issued	Stock based compensation
September 30, 2025	15,735	$180,000	$30,000
December 31, 2025	—	—	45,000
March 31, 2026	14,961	295,000	143,221
	30,696	$475,000	$218,221

Issuance of shares to former directors

On August 9, 2025, the Company entered into compensation agreements with three former directors, pursuant to which each director will receive $120,000 payable in cash or shares. Two directors elected to receive a total of $125,000 in shares and on September 10, 2025, total shares of 10,927 were issued and stock-based compensation of $125,000 related the compensation agreements with two former directors was included in general and administrative expense on the consolidated statements of operations during the year ended September 30, 2025. There was no issuance of shares for the three and six months ended March 31, 2026.

Other share issuances

As outlined in Note 14, the Company issued 200,000 shares of Common stock at a fair value of $470,000 pursuant to the SEPA during the year ended September 30, 2025. There were no issuance of shares under this agreement for the three and six months ended March 31, 2026.

At the close of the Reverse Acquisition, Bannix owed a vendor 22,500 shares pursuant to an agreement for the provision of services. On July 25, 2025, the Company issued the Common Shares to the vendor to satisfy the outstanding obligation.

As stated in Note 8, the Company issued 1,500,000 Common Shares pursuant to the asset acquisition.

On January 28, 2026, the Company issued 8,532 shares to the vendor in satisfaction of the terms under the $75,000 RSUs issuable under the consulting arrangement (See Note 19).

Stock-based compensation liability

In November 2025, the Company entered into an advisory services agreement with an independent member of the board of directors. As compensation for the services of the board member, a compensation of $30,000 monthly payable in cash and $5,000 monthly payable in shares. At March 31, 2026 and September 30, 2025, the $25,000 and $0 payable in shares was not issued to the director and is included in stock-based compensation liability on the accompanying unaudited condensed consolidated balance sheets.

On October 9, 2025, the Company entered into a consulting arrangement with a vendor, pursuant to which $75,000 of RSUs will be issued within 5 days of the execution date and the contract then 6 months later. The Company issued 8,352 shares to the vendor during the three months ended March 31, 2025. There were no shares payable and unissued at March 31, 2026 and September 30, 2025.

As stated in Note 16, pursuant to the PVML Agreement, the payment contains an equity component valued at $350,000, to be settled through the issuance of 35,000 shares of the Company’s common stock valued at $10.00 per share. At March 31, 2026, did not issue these shares and the $350,000 payable in shares is included in stock-based compensation liability on the accompanying unaudited condensed consolidated balance sheets. There were no shares payable and unissued at September 30, 2025.

Note 20 — Gain on Sale of Marketable Securities

On June 4, 2024, VW Tech invested in 10 million shares Avant Technologies, Inc. (“AVAI”). On February 28, 2025 and March 5, 2025, VW Tech sold 264,112 of AVAI shares for net proceeds of $114,111 for a total gain of $104,656 on sale of marketable securities. On April 28, 2025, the Company sold its remaining holding of 9,735,888 shares of AVAI, which were recorded at par value of $0.001 per share to a third party in exchange for 280,534 shares of Tofla Megaline Inc. (“TFML”). The Company determined that the quoted price of the TFLM shares was not a reliable indicator of fair value at the measurement date as the historical price data indicates that TFLM shares consistently reflected zero daily trading volume over an extended period. Therefore, the Company measured the TFLM shares received at par value of $0.001 per share, which was deemed the most reliable and supportable estimate of fair value at the transaction date under ASC 820.

As a result of this non-cash exchange, the Company recognized a loss on sale of the 9,735,888 shares of AVAI of approximately $9,455 during the year ended September 30, 2025. The total gain on sale of AVAI shares of $104,656 is recorded in the recorded as gain on sale of marketable securities on the unaudited condensed consolidated statements of operations during the year ended September 30, 2025. At March 31, 2026 and September 30, 2025, the total par value of TFML shares of $281 is recorded as investment in marketable securities available for share on the unaudited condensed consolidated balance sheets.

Note 21 — Income Tax

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception. At the close of the Reverse Acquisition, the Company assumed $959,639 of income tax expenses inclusive of interest and penalties. For the three and six months ended March 31, 2026, the Company incurred an additional $24,461 and $49,228, respectively, in interest and penalties for its failure to file and pay its taxes. At March 31, 2026 and September 30, 2025, the total liability of $1,043,932 and $994,704, respectively, is included on the unaudited condensed consolidated balance sheets.

Note 22 — Segment Information

ASC Topic 280 establishes standards for companies to report financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on operating loss that also is reported on the consolidated statements of operations. The measure of segment assets is reported on the unaudited condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
General and administrative	$2,922,318	$131,463	$7,602,857	$275,231
Research and development	271,534	—	586,609	—
Sales and marketing	2,159,439	11,490	3,612,611	71,445
Depreciation and amortization	5,702,250	—	5,821,145	—
Operating loss	$(11,055,541)	$(142,953)	$(17,623,222)	$(346,676)

The key metrics included in segment profit or loss reviewed by the CODM are operating costs. The CODM reviews operating costs to manage and forecast cash to ensure enough capital is available to meet operational needs and fund research and development efforts. The CODM also reviews operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Note 23—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date of the filing of this report. The Company did not identify any subsequent events, other than disclosed in the Notes and discussed below, that would have required adjustment or disclosure in these unaudited condensed consolidated financial statements.

Latin American Government Purchase Order

On April 2, 2026, the Company announced the receipt of a signed purchase order from a Latin American governmental public safety organization. The order provides for the supply of drone-based operational systems and integrated payload technologies, including long-range observation quadrotor platforms, day/night EO/IR imaging payloads, and network-based connectivity modules. The systems are intended to support defense, public safety, and law enforcement missions.

The purchase order contemplates a multi-phase deployment structure, with initial deliveries expected to commence in 2026. The completion of the order and subsequent deployment phases are subject to standard commercial terms and customary conditions, including delivery milestones, quantity confirmations, performance, and acceptance. The Company has noted that there can be no assurance that the full scope of the purchase order will be completed or that all anticipated revenues from the order will be realized.

Asset Purchase Agreement (xClibre Technology)

On April 10, 2026, the Company entered into an Asset Purchase Agreement with Dream America Marketing Services, Ltda. to acquire all right, title, and interest in certain intellectual property assets related to xClibre technology. The acquired assets consist solely of intellectual property and do not constitute a “business” for purposes of Regulation S-X

In consideration for the assigned intellectual property, the Company agreed to provide aggregate consideration consisting of up to 7,000,000 shares of the Company’s common stock and a $6,000,000 promissory note. At the closing of the transaction, the Company issued 3,500,000 shares of common stock and executed the $6,000,000 promissory note.

The issuance of the remaining 3,500,000 contingent shares is subject to obtaining satisfactory proof-of-concept results and Nasdaq Shareholder Approval. The Company has agreed to use commercially reasonable efforts to obtain this proof-of-concept approval no later than nine months following the closing date.

If the proof-of-concept approval is not obtained within this nine-month period, the Company is required to promptly transfer 60% of the equity interests in xClibre Inc. (a wholly-owned subsidiary holding the acquired intellectual property) back to the seller, free and clear of all encumbrances. In such an event, the seller’s security interest in the equity would be released, and the seller would retain full ownership of the initial 3,500,000 closing shares and the promissory note without any obligation to forfeit them. No alternative consideration will be provided in lieu of the unissued contingent shares.

The Agreement contains customary representations, warranties, covenants and indemnification provisions for a transaction of this nature.

On April 10, 2026, the transactions contemplated by the Agreement were completed. The Assigned IP consists of intellectual property rights owned by the Seller relating to the xClibre technology, including patents, patent applications, trademarks, copyrights, trade secrets, know-how, software and other proprietary rights. on April 10, 2026, the Company issued 3,500,000 shares of its common stock to the Seller as partial consideration for the Assigned IP.

Prospectus (S1 Registration Statement)

On April 16, 2026 the Company filed a prospectus (Form S1 registration statement) for 2,715,610 Shares of Common Stock, 2,100,000 Warrant Shares issuable upon exercise of Pre-Funded Warrant and 1,333,333 Warrant Shares issuable upon exercise of a Warrant

This prospectus relates to the disposition from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of the Company of 6,148,943 shares of our common stock, par value $0.01 per share (our “Common Stock”) including 1,500,000 issued or to be issued pursuant to the Exchange Agreement and the Blade Ranger Agreement as described below, (i) 1,215,610 issued or to be issued pursuant to the Exchange Agreement as described below, (ii) 2,100,000 shares of Common Stock issuable upon exercise of Pre-Funded Warrants issued or to be issued pursuant to the Blade Ranger Agreement and (iii) 1,333,333 shares of Common Stock issuable pursuant to a Warrant held by YA II PN Ltd.

Appointment of Independent Director and Compensatory Arrangements

Board Appointment and changes

On April 16, 2026, the Company’s Board of Directors appointed Shayna Quinn to serve as a member of the Board. The Board determined that Ms. Quinn qualifies as an independent director under applicable Nasdaq and SEC rules.

In connection with her appointment, the Company entered into an Independent Director Engagement Agreement with Ms. Quinn. Under the terms of this agreement, she will receive the following compensation:

● Cash Retainer: An annual cash retainer of $36,000, payable quarterly in arrears

● Equity Awards: An annual grant of $60,000 in shares of restricted stock issued under the Company’s 2024 Omnibus

Equity Incentive Plan. These awards are to be granted on or about August 1 of each year and will vest in full following twelve months of continuous service, subject to accelerated vesting in the event of a change in control, death, or disability

● Expenses: Reimbursement for expenses in accordance with standard Company policy.

On May 1, 2026, the Board of Directors (the “Board”) of the Company approved the appointment of Atara Dzikowski as Vice President of Mergers and Acquisitions. In connection therewith, the Company entered into an Employment Agreement dated May 1, 2026 with Ms. Dzikowski (the “Employment Agreement”). In addition, the Company and Ms. Dzikowski, a current member of the Board, entered into a Proprietary & Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement (the “Restrictive Covenant Agreement”) and the Mutual Agreement to Arbitrate (the “Arbitration Agreement”).

Material terms of the Employment Agreement include an initial term of three years commencing on April 1, 2026, with automatic one-year renewals absent thirty days’ prior written notice of non-renewal by either party and an annual base salary of $240,000. On the effective date, subject to prior approval by the Board or the Compensation Committee and the terms of the Company’s 2025 Omnibus Equity Incentive Plan (or any successor plan), an award of 500,000 shares of common stock or restricted stock units, of which 150,000 shares vest immediately upon the grant date. The remaining 350,000 shares shall vest upon the earlier of: (i) time-based vesting of 100,000 shares on each of the first three (3) anniversaries of the effective date and the final 50,000 shares on the three and one-half (3.5) year anniversary of the effective Date, or (ii) performance-based vesting tied to consolidated revenue milestones of the Company and its subsidiaries (as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and reported in the Company’s periodic reports filed with the Securities and Exchange Commission): 100,000 shares upon achievement of $5,000,000 in cumulative Revenue; an additional 100,000 shares upon achievement of $10,000,000 cumulative Revenue; an additional 100,000 shares upon achievement of $15,000,000 cumulative Revenue; and the final 50,000 shares upon achievement of $17,500,000 cumulative Revenue. “Revenue” means the Company’s consolidated total revenue. Achievement of milestones shall be certified by the Board of Directors or Compensation Committee in its reasonable discretion.

Further, Ms. Dzikowski will be eligible to participate in the Company’s standard employee benefit plans made available to similarly situated executives, including medical, dental and vision insurance, short- and long-term disability benefits, life insurance and retirement plan participation, subject to the terms of such plans as they may be amended from time to time. Upon termination for death, disability, for cause, resignation without good reason, or expiration of the term, Ms. Dzikowski will be entitled to only accrued but unpaid base salary and, to the extent required by law, accrued unused paid time off. Upon termination without cause or for good reason, the accrued benefits plus a severance payment equal to the then-current base salary, payable within six months of termination, conditioned upon execution of a general release of claims in a form provided by the Company and continued compliance with post-termination obligations. Customary provisions requiring full-time devotion of efforts, exclusive employment, and compliance with Company rules and policies.

Jez Williman executive terms change

On May 8, 2026, the Company entered into Amendment No. 1 (the “Amendment”) to the Employment Agreement dated September 2, 2025 (the “Original Agreement”) with Jez Williman (“Executive”), who serves as the Company’s Managing Director, UK and European Operations.

Pursuant to the Amendment: (i) Executive’s title was updated to Managing Director, UK and European Operations, effective as of the date of the Amendment; (ii) Executive’s annual base salary was increased to $200,000, effective as of May 1, 2026 and shall be increased to an annual rate of the lesser of $300,000 or fair market rate once the Company has achieved $10,000,000 in revenue during any ninety (90) day period; and (iii) in addition to the 250,000 options previously granted under the Original Agreement, the Company agreed to grant Executive additional performance-based stock options under the Company’s 2025 Omnibus Equity Incentive Plan (subject to the terms of the Plan, an option agreement, and Executive’s continued service), consisting of (a) 50,000 options upon issuance of the valid payable commercial invoice(s) for the second UGV sold, and (b) 100,000 options upon issuance of valid payable commercial invoices cumulatively totaling $1 million. Such additional options will be granted at an exercise price equal to the fair market value of the Company’s common stock on the applicable grant date (determined in accordance with the Plan) and will vest upon achievement of the respective milestone or as otherwise determined by the Board of Directors.

Changes to Board Committee Memberships

On April 22, 2026, the Board accepted the resignation of Atara Dzikowski from the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, effective upon the commencement of her employment as Vice President of Mergers and Acquisitions. Ms. Dzikowski will continue to serve as a non-independent member of the Board of Directors. Concurrently, the Board appointed Daniel Ollech as a member of the Audit Committee, Mansour Khatib as a member of the Compensation Committee, and Judit Nagypal as a member and Chair of the Nominating and Governance Committee, with such appointments effective immediately upon Ms. Dzikowski’s resignation from the respective committees. The Board confirmed that the committees, as reconstituted, continue to satisfy all applicable Nasdaq independence and composition requirements.

There are no family relationships among the individuals referenced above that require disclosure under Item 404(a) of Regulation S-K. There were no disagreements between the Company and Ms. Dzikowski regarding her transition or resignation from the committee positions.

Patent Filling

On April 23, 2026, the Company issued a Corporate Update press release which included announcing the filing of a non-provisional U.S. patent application titled “AI-Assisted Multi-Modal RF Fire Control System for All-Domain Target Engagement” (Serial No. 19/652,090, filed April 20, 2026), claiming priority to provisional application Serial No. 63/892,721 (prior provisional was filed October 3, 2025).

Potential Listing In Germany

During May 2026, the Company commenced the process of seeking registration of its common stock for trading on the Frankfurt Stock Exchange in Germany and, in connection therewith, obtained a Legal Entity Identifier (“LEI”) from WM Datenservice for international securities settlement and regulatory purposes.

In connection with the contemplated Frankfurt listing and expansion of investor awareness activities in Europe, particularly within Germany, Switzerland, and Austria, the Company entered into (i) an Investor Awareness Advisory Agreement and (ii) an Investor Awareness Services Agreement with CapitaLink Ltd, an Israeli-based investor awareness and communications advisory firm.

Under the advisory agreement, the Company agreed to issue 55,000 restricted shares of common stock pursuant to the Company’s 2024 Omnibus Equity Incentive Plan in consideration for advisory and investor awareness services related to the European market and Frankfurt listing process. The shares are subject to a 180-day lock-up and Rule 144 resale restrictions.

Under the services agreement, CapitaLink agreed to assist the Company with investor awareness outreach, European media distribution, informational campaign management, and administrative support relating to the Frankfurt Stock Exchange listing process, including support associated with exchange-related requirements and fees.

The Company’s Board of Directors approved the engagements and determined that the agreements were intended solely for investor awareness, educational outreach, and public communications purposes and did not constitute broker-dealer, placement agent, or investment advisory activities.

Ian Share Purchase Agreement

On May 12, 2026, VisionWave Israel Ltd. (“VW Israel”), a wholly owned subsidiary of the Company, entered into a definitive Share Purchase and Shareholders Agreement (the “Agreement”) with Mr. Ian Paklida (the “Seller”), pursuant to which VW Israel agreed to acquire 60% of the issued and outstanding equity interests of VIP Lux Travel Ltd. and PKLST Tourism and Leisure Ltd., both Israeli corporations (collectively, the “Target Companies”).

The Agreement is definitive; however, the transaction has not yet closed.

Under the terms of the Agreement, the consideration for the acquisition of the Target Companies will be the issuance of shares of common stock of the Company, subject to the satisfaction of various conditions precedent and regulatory approvals.

The Agreement contemplates an aggregate transaction value of up to approximately 15 million NIS, payable in the Company shares valued at approximately USD $3 million. The number of shares to be issued will be 513,752 shares of common stock of the Company representing $6.02 cost per share.

The Agreement includes customary representations, warranties, covenants, indemnification provisions, confidentiality obligations, lock-up restrictions, and closing conditions. Closing remains subject to, among other things:

· completion of legal, financial, and operational due diligence;

· receipt of all required corporate and regulatory approvals;

· applicable tax rulings and/or approvals in Israel;

· execution and delivery of final ancillary closing documents; and

·satisfaction or waiver of other customary closing conditions.

Until the closing occurs, there can be no assurance that the acquisition will be consummated on the terms currently contemplated, or at all.

The Company intends to evaluate strategic opportunities relating to the Target Companies’ operations and potential integration into VisionWave’s broader international business activities.

Other share issuances

Subsequent to March 31, 2026 and to the date of this report on Form 10-Q, total of 1,010,000 shares were issued to YA II PN pursuant to the SEPA.

On May 18, 2026, the Company issued 475,590 shares to T3 defense Inc. pursuant to a share exchange and swap agreement dated May 17, 2026.